UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Under Rule 14a-12

DARWIN PROFESSIONAL UNDERWRITERS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐  No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

☑  Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)  Date Filed:

DARWIN PROFESSIONAL UNDERWRITERS, INC.
9 Farm Springs Road
Farmington, CT 06032

September 16, 2008

Dear Stockholder:

On behalf of the board of directors of Darwin Professional Underwriters, Inc. (“Darwin”), I cordially invite you to a special meeting of stockholders of Darwin, to be held on October 15, 2008, at 10:00 a.m. local time, located at Darwin’s principal corporate offices at 9 Farm Springs Road in Farmington, Connecticut.

At the special meeting, you will be asked to consider and vote on (i) a proposal to adopt the Agreement and Plan of Merger, dated as of June 27, 2008, by and among Darwin, Allied World Assurance Company Holdings, Ltd (“Allied World”), and Allied World Merger Company, an indirect wholly owned subsidiary of Allied World, and (ii) a proposal to approve the adjournment of the special meeting, if Darwin deems such adjournment to be necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. If the merger is consummated, Darwin, as the surviving corporation, will become an indirect wholly owned subsidiary of Allied World and you will be entitled to receive the merger consideration of $32.00 per share in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own at the consummation of the merger, as more fully described in the enclosed proxy statement. The consideration you will receive is subject to a potential downward price adjustment in the event that certain representations by Darwin in the merger agreement with respect to its capitalization prove to be inaccurate and, as a result of such inaccuracy, the aggregate consideration payable by Allied World in the merger would otherwise be increased by more than $1,000,000.

After careful consideration, our board of directors, acting upon the unanimous recommendation of a special committee of the board of directors consisting of four independent directors, approved the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of Darwin and its stockholders. Our board of directors recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if Darwin deems such adjournment to be necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

The accompanying proxy statement provides you with information about the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and the merger agreement carefully. You may also obtain more information about Darwin from documents we have filed with the Securities and Exchange Commission.

Your vote is very important.  We cannot complete the merger unless the majority of the outstanding shares of common stock entitled to be cast at the special meeting are voted “FOR” the adoption of the merger agreement. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the adoption of the merger agreement. As more fully described in “Voting Agreement” beginning on page 56, Alleghany Insurance Holdings LLC, a wholly owned subsidiary of Alleghany Corporation, which owns approximately 55% of Darwin’s outstanding common stock, has agreed to, among other things, vote a number of shares equal to 40% of Darwin’s outstanding voting stock in favor of adoption of the merger agreement, subject to certain limitations and the occurrence of certain events, pursuant to the terms of a voting agreement entered into with Allied World.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope, or submit your proxy by telephone or the Internet, using the telephone number or Internet voting instructions printed on your proxy card prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend. If you have Internet access, we encourage you to record your vote via the Internet. If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, all of your shares of

i

common stock will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if Darwin deems such adjournment to be necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Thank you in advance for your cooperation and continued support.

Sincerely,

Mark I. Rosen
Executive Vice President, General Counsel
and Secretary

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated September 16, 2008, and is first being mailed to stockholders on or about September 16, 2008.

DARWIN PROFESSIONAL UNDERWRITERS, INC.
9 Farm Springs Road
Farmington, CT 06032

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On October 15, 2008

Dear Stockholder:

A special meeting of stockholders of Darwin Professional Underwriters, Inc., a Delaware corporation (“Darwin”), will be held on October 15, 2008, at 10:00 a.m. local time, located at Darwin’s principal corporate offices at 9 Farm Springs Road in Farmington, Connecticut, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 27, 2008 (the “Merger Agreement”), by and among Darwin, Allied World Assurance Company Holdings, Ltd, a Bermuda company (“Allied World”), and Allied World Merger Company, a Delaware corporation and an indirect wholly owned subsidiary of Allied World (“MergerCo”). A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement. Pursuant to the terms of the Merger Agreement, MergerCo will merge with and into Darwin (the “Merger”), with Darwin as the surviving corporation. If the Merger is consummated, Darwin will become an indirect wholly owned subsidiary of Allied World and you will be entitled to receive the merger consideration of $32.00 per share in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own at the consummation of the Merger (unless you properly exercise appraisal rights under Delaware law), as more fully described in the enclosed proxy statement. The consideration you will receive is subject to a potential downward price adjustment in the event that certain representations by Darwin in the Merger Agreement with respect to its capitalization prove to be inaccurate and, as a result of such inaccuracy, the aggregate consideration payable by Allied World in the Merger would otherwise be increased by more than $1,000,000.

2. To consider and vote on the adjournment of the special meeting, if Darwin deems such adjournment to be necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement.

3. To consider and vote on any other business that may properly come before the special meeting.

Our board of directors has specified September 15, 2008, as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at (in person or by proxy), the special meeting and at any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of our common stock held on the record date.

The adoption of the Merger Agreement requires that a majority of the outstanding shares of our common stock entitled to be cast at the special meeting be voted “FOR” the adoption of the Merger Agreement. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy in the accompanying reply envelope or submit your proxy by telephone or the Internet, using the telephone number or Internet voting instructions printed on your proxy card, prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend. If you have Internet access, we encourage you to record your vote via the Internet. If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, all of your shares of common stock will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if Darwin deems such adjournment to be necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the Merger Agreement. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will have the same effect as a vote against the adoption of the Merger Agreement, but will not affect the outcome of the vote regarding the adjournment proposal. If you are a stockholder of record, voting in person at the meeting will revoke any proxy previously submitted. If you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the meeting.

After careful consideration, our board of directors, acting upon the unanimous recommendation of a special committee of the board of directors consisting of four independent directors, approved the Merger Agreement and determined that the Merger and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, Darwin and its stockholders. Our board of directors recommends that you vote “FOR” the adoption of the Merger Agreement and “FOR” the adjournment of the special meeting, if Darwin deems such adjournment to be necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

Please note that space limitations make it necessary to limit attendance at the special meeting to stockholders as of the record date (or their authorized representatives) holding admission tickets or other evidence of ownership. The admission ticket is detachable from your proxy card. If your shares are held by a bank or broker, please bring to the special meeting a statement evidencing your beneficial ownership of our common stock and photo identification.

Stockholders of Darwin who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares of common stock if they deliver a demand for appraisal before the vote is taken on the Merger Agreement and comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement.

For more information about the Merger and the other transactions contemplated by the Merger Agreement, please review the accompanying proxy statement and the Merger Agreement attached to it as Annex A. The proposal to adjourn the special meeting, if Darwin deems such adjournment to be necessary or appropriate, to solicit additional proxies in the event that there are insufficient votes at the time of the special meeting to adopt the Merger Agreement is also described in the accompanying proxy statement.

Please do not send your stock certificates at this time. If the Merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

By Order of the Board of Directors,

Mark I. Rosen
Executive Vice President, General Counsel and Secretary

Farmington, Connecticut
September 16, 2008

v

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 61. References to “Darwin,” the “Company,” “Surviving Corporation,” “we,” “our” or “us” in this proxy statement refer to Darwin Professional Underwriters, Inc. and its subsidiaries unless otherwise indicated by the context. We refer to Allied World Assurance Company Holdings, Ltd as “Allied World” or “Parent,” and Allied World Merger Company as “MergerCo.”

The Parties to the Merger (Page 15)

Darwin Professional Underwriters, Inc.

Darwin was initially formed in March 2003 and became a publicly traded company on May 19, 2006. We are a holding company, the subsidiaries of which are engaged in insurance underwriting and distribution across a spectrum of the specialty commercial property-casualty insurance market. Darwin is focused on the professional liability insurance market and underwrites directors and officers liability for public and private companies, errors and omissions liability insurance, medical malpractice liability insurance, and other specialty coverages. Darwin member companies include Darwin Professional Underwriters, Inc., Darwin National Assurance Company and Darwin Select Insurance Company. Darwin’s majority stockholder, Alleghany Corporation (“Alleghany”), through its wholly owned subsidiary, Alleghany Insurance Holdings LLC (“AIHL”), owns approximately 55% of Darwin’s issued and outstanding common stock.

Allied World Assurance Company Holdings, Ltd

Allied World Assurance Company Holdings, Ltd is a Bermuda-based specialty insurance and reinsurance holding company and its subsidiaries underwrite a global, diversified portfolio of property and casualty insurance and reinsurance lines of business. Allied World was initially formed in November 2001 and became a publicly traded company on the New York Stock Exchange on July 11, 2006 under the symbol “AWH.” Allied World writes direct property and casualty insurance as well as reinsurance through its operations in Bermuda, the United States, Ireland and the United Kingdom. Allied World has three business segments: property insurance, casualty insurance and reinsurance. The property segment provides direct coverage of physical property and business interruption coverage for commercial property and energy-related risks. The casualty segment specializes in insurance products providing coverage for general and product liability, professional liability and healthcare liability risks. The reinsurance segment includes the reinsurance of property, general casualty, professional liability, specialty lines and property catastrophe coverages written by other insurance companies. For more information about Allied World, please visit its website at www.awac.com. Allied World’s website address is provided as an inactive textual reference only. The information provided on this website is not part of this proxy statement, and therefore is not incorporated by reference.

Allied World Merger Company

Allied World Merger Company, which we refer to as MergerCo, is a Delaware corporation that was formed solely for the purpose of completing the proposed Merger (as defined below). MergerCo is an indirect wholly owned subsidiary of Allied World and has not engaged in any business except for activities incidental to its formation and as contemplated by the Agreement and Plan of Merger (the “Merger Agreement”). Upon consummation of the proposed Merger, MergerCo will cease to exist and Darwin will continue as the surviving corporation, as an indirect wholly owned subsidiary of Allied World.

The Merger (Page 19)

The Merger Agreement provides as follows:

•	MergerCo will merge with and into Darwin (the “Merger”); and

•	Darwin will be the surviving corporation in the Merger (the “Surviving Corporation”) and will continue to do business as “Darwin Professional Underwriters, Inc.” following the Merger.

Each outstanding share of Darwin capital stock consisting of common stock, par value $0.01 per share (the “Common Stock”) (other than shares of Common Stock owned by Darwin, its subsidiaries, Allied World, MergerCo or any of their wholly owned subsidiaries or any stockholders who properly exercise appraisal rights under Delaware law, as described in this proxy statement), will be converted into the right to receive $32.00 in cash, without interest and less any applicable withholding tax, and subject to the potential downward price adjustment described below, which we refer to in this proxy statement as the merger consideration.

Effects of the Merger (Page 42)

If the Merger is completed, you will be entitled to receive the merger consideration of $32.00 per share in cash, without interest and less any applicable withholding taxes, for each share of Common Stock owned by you, unless you have exercised your statutory appraisal rights with respect to the Merger. Such cash payment is subject to a potential downward price adjustment in the event that certain representations by Darwin in the Merger Agreement with respect to its capitalization prove to be inaccurate and, as a result of such inaccuracy, the aggregate consideration payable by Allied World in the Merger would otherwise be increased by more than $1,000,000 (see “The Merger Agreement — Potential Downward Purchase Price Adjustment” beginning on page 43). As a result of the Merger, Darwin will cease to be an independent, publicly traded company and our Common Stock will cease to be listed on any stock exchange or quotation system. You will not own any shares of or other interest in the Surviving Corporation.

The Special Meeting (Page 16)

Time, Place and Date (Page 16)

The special meeting will be held on October 15, 2008, starting at 10:00 a.m. local time, and located at the Company’s principal corporate offices at 9 Farm Springs Road in Farmington, Connecticut.

Purpose (Page 16)

You will be asked to consider and vote on (i) the adoption of the Merger Agreement, pursuant to which MergerCo will merge with and into Darwin, (ii) the adjournment of the special meeting, if Darwin deems such adjournment to be necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement and (iii) any other business that may properly come before the special meeting.

Record Date and Quorum (Page 16)

You are entitled to vote at the special meeting if you owned shares of Common Stock at the close of business on September 15, 2008, the record date for the special meeting. You will have one vote for each share of Common Stock that you owned on the record date. As of the record date, there were 17,017,866 shares of Common Stock outstanding and entitled to vote. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the special meeting constitutes a quorum for the purpose of considering the proposals.

Vote Required (Page 16)

The adoption of the Merger Agreement requires that a majority of the outstanding shares of Common Stock entitled to be cast at the special meeting be voted “FOR” the adoption of the Merger Agreement. Approval of the proposal to adjourn the special meeting, if Darwin deems such adjournment to be necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement, requires the affirmative vote of a majority of the votes present and entitled to be cast at the special meeting, whether or not a quorum is present.

As more fully described in “Voting Agreement” beginning on page 56, AIHL, which owns approximately 55% of Darwin’s outstanding Common Stock, has agreed to, among other things, vote a number of shares of Common Stock equal to 40% of Darwin’s outstanding voting stock in favor of the adoption of the Merger Agreement, subject to certain limitations and the occurrence of certain events, pursuant to the terms of a voting agreement entered into with Allied World and MergerCo (the “Voting Agreement”). The Voting Agreement is attached hereto as Annex D.

As of the record date, the directors and executive officers of Darwin held in the aggregate approximately 8% of the shares of Common Stock entitled to vote at the special meeting. In the aggregate, these shares of Common Stock represent approximately 16% of the votes necessary to adopt the Merger Agreement at the special meeting. All of our directors and executive officers have advised us that they plan to vote all of their shares of Common Stock in favor of the adoption of the Merger Agreement.

Voting and Proxies (Page 16)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, the Internet, by returning the enclosed proxy card by mail, or may vote in person at the special meeting. If you intend to submit your proxy by telephone or the Internet you must do so no later than 12:00 a.m., on October 15, 2008. If you do not return your proxy card, submit your proxy by phone or the Internet or attend the special meeting, your shares of Common Stock will not be voted, which will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement. Even if you plan to attend the special meeting, if you hold your shares of Common Stock in your own name as the stockholder of record, please vote your shares of Common Stock by completing, signing, dating and returning the enclosed proxy card or by using the telephone number printed on your proxy card or by using the Internet voting instructions printed on your proxy card.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, all of your shares of Common Stock will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if Darwin deems such adjournment to be necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

If your shares of Common Stock are held in “street name” by your broker, bank or nominee, you should instruct your broker, bank or nominee on how to vote your shares of Common Stock using the instructions provided by your broker, bank or nominee. In the absence of specific instructions by you on how to vote, your broker, bank or nominee will not be entitled to vote your shares of Common Stock. Because the adoption of the Merger Agreement requires that a majority of the outstanding shares of Common Stock entitled to be cast at the special meeting be voted “FOR” the adoption of the Merger Agreement, the failure to provide your broker, bank or nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. Because the proposal to adjourn the special meeting, if Darwin deems such adjournment to be necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement requires the affirmative vote of a majority of the votes present and entitled to be cast at the special meeting, whether or not a quorum is present, and because your broker, bank or nominee does not have discretionary authority to vote on that proposal, the failure to provide your broker, bank or nominee with voting instructions on how to vote your shares of Common Stock will have no effect on the approval of that proposal.

Revocability of Proxy (Page 17)

Any stockholder of record who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before the polls close at the special meeting in any one of the following ways:

•	by notifying us in a signed written revocation, bearing a date later than the date of the proxy, addressed and delivered to our Executive Vice President, General Counsel and Secretary, Mark I. Rosen, 9 Farm Springs Road, Farmington, CT 06032;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting); or

•	by submitting a later-dated proxy (including by telephone or the Internet) relating to the same shares of Common Stock.

If you have instructed a broker, bank or other nominee to vote your shares of Common Stock, you must follow the directions received from your broker, bank or other nominee to change those instructions.

Treatment of Options and Other Awards (Page 43)

Stock Options.  Immediately prior to the effective time of the Merger, all outstanding options to acquire shares of Common Stock under Darwin’s equity incentive plans (“Stock Options”) will become fully vested. All such Stock Options not exercised prior to the Merger will be cancelled upon the consummation of the Merger and converted into the right to receive a cash payment equal to the number of shares of Common Stock underlying the Stock Options multiplied by the amount (if any) by which the merger consideration of $32.00 per share in cash exceeds the exercise price, without interest and less any applicable withholding taxes. Such cash payment is subject to a potential downward price adjustment in the event that certain representations by Darwin in the Merger Agreement with respect to its capitalization prove to be inaccurate and, as a result of such inaccuracy, the aggregate consideration payable by Allied World in the Merger would otherwise be increased by more than $1,000,000.

Restricted Shares.  Immediately prior to the effective time of the Merger, all outstanding restricted shares of Common Stock shall vest and become free of all restrictions and, upon the consummation of the Merger, shall be cancelled, retired and shall cease to exist and shall be converted into the right to receive a cash payment equal to the number of restricted shares of Common Stock multiplied by the merger consideration of $32.00 per share in cash, without interest and less any applicable withholding taxes. Such cash payment is subject to a potential downward price adjustment in the event that certain representations by Darwin in the Merger Agreement with respect to its capitalization prove to be inaccurate and, as a result of such inaccuracy, the aggregate consideration payable by Allied World in the Merger would otherwise be increased by more than $1,000,000.

Director Share Units.  Upon the consummation of the Merger, each director share unit that is outstanding immediately prior to the Merger will be converted into the right to receive an amount in cash equal to the merger consideration of $32.00 per share unit in cash. Such cash payment is subject to a potential downward price adjustment in the event that certain representations by Darwin in the Merger Agreement with respect to its capitalization prove to be inaccurate and, as a result of such inaccuracy, the aggregate consideration payable by Allied World in the Merger would otherwise be increased by more than $1,000,000.

Recommendation of the Special Committee and Our Board of Directors (Page 25)

Special Committee.  Our board of directors (the “Board”) formed a committee of four independent directors on February 28, 2008 (the “Special Committee”) for the purpose of, among other things, evaluating potential strategic alternatives for Darwin. The Special Committee unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, Darwin and its stockholders and (ii) resolved to recommend to the Board that it approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger.

Board of Directors.  The Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, Darwin and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) resolved to recommend that Darwin’s stockholders adopt the Merger Agreement and (iv) directed that the Merger Agreement be submitted to Darwin’s stockholders for their adoption.

The Voting Agreement (Page 56)

Concurrently with the execution of the Merger Agreement, AIHL, which owns shares of Common Stock representing approximately 55% of Darwin’s outstanding Common Stock, entered into the Voting Agreement.

Under the terms of the Voting Agreement, AIHL agreed to, among other things, and subject to certain limitations and the occurrence of certain events, (i) vote a number of shares of Common Stock equal to 40% of Darwin’s outstanding voting stock in favor of the adoption of the Merger Agreement and (ii) vote all of the shares of Common Stock it holds against any other proposal or action that may hinder the consummation of the Merger. In addition, AIHL agreed not to transfer or encumber any of its shares of Common Stock.

AIHL’s obligations under the Voting Agreement will terminate upon the first to occur of (i) the effective time of the Merger, (ii) the date upon which the Merger Agreement is terminated in accordance with its terms, (iii) the date upon which the Board withdraws (or amends or modifies in a manner adverse to Allied World) or publicly proposes to withdraw (or amend or modify in a manner adverse to Allied World) its approval, recommendation or declaration of advisability of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement, or recommends, adopts or approves, or proposes publicly to recommend, adopt or approve, any “company acquisition proposal” (as defined under “The Merger Agreement — Restrictions on Solicitations of Other Offers” beginning on page 49) and (iv) unless consented to by AIHL, the date of any amendment to the Merger Agreement that is materially adverse to Darwin, its stockholders or AIHL (including, without limitation, any decrease in or change in the form of the consideration to be paid to Darwin’s stockholders or the addition of any material obligation or liability on the part of Darwin or its stockholders).

Interests of Darwin’s Directors and Executive Officers in the Merger (Page 33)

In considering the recommendation of the Board that you vote to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder, and that may present actual or potential conflicts of interest. For example:

•	certain of our executive officers hold Stock Options which, whether vested or unvested, will be cancelled and entitle such holders (and all other holders of Stock Options) to receive in cash the excess, if any, of the merger consideration of $32.00 per share over the option exercise price for each share of Common Stock subject to the Stock Option, less any applicable withholding taxes, without interest and subject to the potential downward price adjustment;

•	certain of our executive officers hold restricted shares of Common Stock which will vest and become free of all restrictions and which will be cancelled and converted into the right to receive a cash payment equal to the number of restricted shares of Common Stock multiplied by the merger consideration of $32.00 per share in cash, plus any declared and unpaid dividends, less any applicable withholding taxes, without interest and subject to the potential downward price adjustment;

•	the non-employee members of our Board hold director share units (issued under Darwin’s Stock and Unit Plan for Non-Employee Directors, approved by Darwin’s stockholders, pursuant to which a minimum of 50% of the fees for such directors’ board and committee service are payable in director share units) which will be converted into the right to receive an amount in cash equal to the merger consideration of $32.00 per unit in cash, and subject to the potential downward price adjustment;

•	certain of our executive officers have interests in Darwin’s Long Term Incentive Plan (the “LTIP”) and each such participant’s vested percentage in his respective portion of the LTIP profit pools for fiscal years 2003 through 2008 shall be 100% upon the consummation of the Merger, subject to forfeiture for termination for Cause (as defined in the LTIP);

•	our current and former directors and officers will continue to be indemnified after the completion of the Merger and will have the benefit of liability insurance for six years after completion of the Merger;

•	certain of our executive officers may be entitled to severance benefits if, following the Merger, Darwin terminates such executive’s employment for any reason other than for cause or such executive terminates his employment for good reason;

•	certain members of our management team entered into employment agreements with Darwin in connection with the Merger, which provide for their continued employment effective as of the closing of the Merger, subject to the terms and conditions set forth in each employment agreement; and

•	our chief executive officer entered into an amendment to his employment agreement, pursuant to which he will retire upon the closing of the Merger, be entitled to certain payments and benefits, and be subject to certain restrictive covenants for two years following the closing of the Merger.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions to approve the Merger Agreement and the Merger and the recommendations that our stockholders vote in favor of adopting the Merger Agreement.

Opinion of UBS Securities LLC (Page 27)

In connection with the Merger, UBS Securities LLC (“UBS”) delivered to each of the Special Committee and the Board a written opinion dated June 27, 2008, addressed to each of the Special Committee and the Board, to the effect that, as of that date and based upon and subject to various assumptions, matters considered and limitations described in its opinion, the merger consideration of $32.00 per share in cash to be received in the Merger by the holders of shares of Common Stock (other than Alleghany, AIHL or any of their respective affiliates) was fair, from a financial point of view, to such holders.

The full text of UBS’ written opinion, dated June 27, 2008, is attached to this proxy statement as Annex B. UBS’ opinion was provided for the benefit of the Special Committee and the Board in connection with, and for the purpose of, their evaluation of the merger consideration of $32.00 per share in cash from a financial point of view and does not address any other aspect of the Merger. The opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to Darwin or Darwin’s underlying business decision to effect the Merger. The opinion does not constitute a recommendation to any stockholder as to how to vote or act with respect to the Merger. Holders of shares of Common Stock are encouraged to read UBS’ opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS.

Financing (Page 33)

The Merger is not conditioned upon Allied World or MergerCo obtaining financing. Allied World and MergerCo estimate that the total amount of cash funds necessary to consummate the Merger and related transactions will be approximately $550 million. Allied World has informed us that it expects that its cash on hand will be sufficient to complete the acquisition.

Regulatory Approvals (Page 40)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), the Merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (“DOJ”), and the applicable waiting period has expired or been terminated. Darwin and Allied World filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on July 14, 2008. Darwin and Allied World received notice that the waiting period under the HSR Act was terminated as of July 21, 2008. The Merger is also subject to review by the governmental authorities of various states under the antitrust laws of those states.

State insurance laws generally require that, prior to the acquisition of control of an insurance company, the acquiring party must obtain approval from the insurance commissioner of the insurance company’s state of domicile and any state in which the insurance company is commercially domiciled. Accordingly, Allied World has made the necessary applications with the insurance commissioners of Delaware and Arkansas, which are the states of domicile of Darwin’s insurance company subsidiaries. As of the date of this proxy statement, Allied World has not yet obtained the approvals under the applicable state insurance laws that may be required to complete the Merger. There can be no assurance that the insurance commissioners will provide the approvals under the applicable state insurance laws. Subject to the terms and conditions provided in the Merger Agreement, as promptly as practicable, each of Allied World and Darwin has agreed to use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or appropriate to consummate the Merger as soon as practicable, including obtaining the termination of any waiting period under the HSR Act and seeking the receipt of governmental consents (including the consents of insurance regulators).

In addition, the insurance laws and regulations of certain states in the United States require that, prior to an acquisition of control of an insurance company doing business in that state or licensed by that state (or the acquisition of its holding company), a notice filing disclosing certain market share data in the applicable jurisdiction must be made and an applicable waiting period must expire or be terminated. These notice filings have been made in the applicable jurisdictions.

Material U.S. Federal Income Tax Consequences (Page 39)

Generally, the exchange of shares of Common Stock for cash merger consideration will be a taxable transaction for U.S. federal income tax purposes, and it may also be a taxable transaction under applicable state, local, foreign or other tax laws.

Tax matters can be complicated, and the tax consequences of the Merger to you will depend on the facts of your own situation. You should consult your tax advisor about the particular tax consequences of the Merger to you.

Conditions to the Merger (Page 48)

Completion of the Merger depends on a number of conditions being satisfied or waived, including the following:

Conditions to Each Party’s Obligations.  Each party’s obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

•	the majority of the outstanding shares of Common Stock entitled to be cast at the special meeting shall have been voted “FOR” the adoption of the Merger Agreement;

•	any applicable waiting period under the HSR Act shall have expired or been terminated;

•	no order, injunction, decree or ruling (whether temporary, preliminary or permanent) by any governmental authority of competent jurisdiction that renders illegal or prohibits consummation of the Merger shall be in effect; and

•	certain specified approvals or filings under all applicable state laws regulating the business of insurance shall have been obtained or filed.

Conditions to Allied World’s and MergerCo’s Obligations.  The obligation of Allied World and MergerCo to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	our representations and warranties that (i) are not made as of a specific date must be true and correct as of the date of the Merger Agreement and as of the closing of the Merger and (ii) are made as of a specific date must be true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any qualification as to materiality or material adverse effect set forth in such representations and warranties) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined under “The Merger Agreement — Representations and Warranties” beginning on page 44); provided, however, that our representations and warranties with respect to corporate status, corporate authority and the absence of certain events since March 31, 2008 that have had or would reasonably be expected to have a Material Adverse Effect must be true and correct in all respects, in each case, as of the date of the Merger Agreement and as of the closing of the Merger;

•	we must have performed, in all material respects, our obligations and complied with, in all material respects, our agreements and covenants under the Merger Agreement; and

•	we must have delivered to Allied World and MergerCo a certificate signed by an executive officer of Darwin with respect to the satisfaction of the conditions relating to our representations, warranties, obligations, covenants and agreements.

Conditions to Darwin’s Obligations.  Our obligation to complete the Merger is subject to the satisfaction or waiver of the following further conditions:

•	Allied World’s and MergerCo’s representations and warranties that (i) are not made as of a specific date must be true and correct as of the date of the Merger Agreement and as of the closing of the Merger and (ii) are made as of a specific date must be true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any qualification as to materiality or parent material adverse effect set forth in such representations and warranties) has not had and would not reasonably be expected to have, individually or in the aggregate, an effect, event, development or change that would reasonably be expected to prevent or materially hinder or delay Allied World or MergerCo from consummating the Merger;

•	Allied World and MergerCo must have, in all material respects, performed all of their obligations and complied with, in all material respects, their agreements and covenants under the Merger Agreement; and

•	Allied World must deliver to Darwin an officer’s certificate with respect to the satisfaction of the conditions relating to its representations, warranties, obligations, covenants and agreements.

Termination of the Merger Agreement and Termination Fees and Expenses (Pages 51 and 52)

The Merger Agreement may be terminated by mutual written consent of Darwin and Allied World or by either Darwin or Allied World under certain specified circumstances as more fully described in “The Merger Agreement — Termination of the Merger Agreement” beginning on page 51. Upon termination of the Merger Agreement under certain circumstances, Darwin may be required to pay to Allied World a termination fee of $16.5 million as more fully described in “The Merger Agreement — Termination Fees and Expenses” beginning on page 52.

Restrictions on Solicitations and Other Offers (Page 49)

During the term of the Merger Agreement, we have agreed not to:

•	initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any company acquisition proposal;

•	enter into discussions or negotiate with any person in furtherance of such inquiries or to obtain a company acquisition proposal; or

•	enter into an agreement with respect to a company acquisition proposal.

Notwithstanding the foregoing restrictions, at any time prior to obtaining the approval of the Merger Agreement by our stockholders, if we receive a company acquisition proposal that was not received in breach of the foregoing restrictions, we may contact the potential acquiror to determine whether the company acquisition proposal is, or is reasonably likely to lead to, a company superior proposal. If our Board or the Special Committee determines in good faith after consultation with its legal and financial advisors that such company acquisition proposal is, or is reasonably likely to lead to, a company superior proposal, then we are permitted to furnish information to or engage in discussions or negotiations with the potential acquiror if we provide Allied World with notice within 36 hours of any such furnishing of information and the same information has been previously or is currently provided to Allied World.

We must promptly advise Allied World in writing of any company acquisition proposal (and in no event less than 36 hours following our initial receipt of any company acquisition proposal), the material terms and conditions of any such company acquisition proposal (including any changes thereto) and the identity of the party making any such company acquisition proposal. We must also keep Allied World reasonably informed of the status (including any change to the material terms and conditions thereof) of any such company acquisition proposal.

Appraisal Rights (Page 58)

Under Delaware law, holders of shares of Common Stock who do not vote in favor of adopting the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Common Stock as determined by the Delaware Court of Chancery if the Merger is completed, but only if they comply with all requirements of Section 262 of the Delaware General Corporation Law, which are summarized in this proxy statement. The text of Section 262 of the Delaware General Corporation Law is attached as Annex C to this proxy statement. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and you should be aware that the fair value of your shares of Common Stock as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement. Any holder of shares of Common Stock intending to exercise such holder’s appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the Merger Agreement and must not vote in favor of adoption of the Merger Agreement in person or by proxy. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. We encourage you to read these provisions carefully in their entirety.

Market Price of Common Stock (Page 55)

The merger consideration of $32.00 per share in cash to be paid for each share of Common Stock in the Merger (which is subject to a potential downward price adjustment in the event that certain representations by Darwin in the Merger Agreement with respect to its capitalization prove to be inaccurate and, as a result of such inaccuracy, the aggregate consideration payable by Allied World in the Merger would otherwise be increased by more than $1,000,000) represents a premium of approximately 30.4% over the 90-day average trading price of Darwin’s Common Stock on the New York Stock Exchange (the “NYSE”) prior the announcement of the Merger on June 30, 2008.

Certain Litigation Related to the Merger (Page 41)

As of the date of this proxy statement, a purported class action complaint has been served on Darwin, in connection with the Merger, naming as defendants Darwin, the members of its board of directors, and Allied World. Although Darwin, the members of its board of directors and Allied World believe that the claims asserted are without merit, on September 16, 2008, the parties reached an agreement in principle to settle this litigation, while specifically denying any wrongdoing by any of the defendants. Pursuant to the proposed settlement, we have agreed to make certain additional disclosures in Darwin’s proxy statement, which are contained herein. The proposed settlement is subject to the satisfaction of a number of conditions, including the execution of a definitive settlement agreement, final court approval of the settlement and notice to our stockholders (see “The Merger — Certain Litigation Related to the Merger” beginning on page 41).

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Darwin stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where You Can Find More Information” beginning on page 61.

Q. What matters will be voted on at the special meeting?

A. You will vote on the following proposals: (1) to adopt the Merger Agreement and (2) to approve the adjournment of the special meeting to a later date, if we deem such adjournment to be necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

On June 27, 2008, we entered into a Merger Agreement with Allied World and MergerCo. Under the Merger Agreement, Darwin, as the surviving corporation, will become an indirect wholly owned subsidiary of Allied World and holders of shares of Common Stock will be entitled to receive the merger consideration of $32.00 per share in cash (subject to a potential downward price adjustment in the event that certain representations by Darwin in the Merger Agreement with respect to its capitalization prove to be inaccurate and, as a result of such inaccuracy, the aggregate consideration payable by Allied World in the Merger would otherwise be increased by more than $1,000,000), without interest and less any applicable withholding tax. This proxy statement contains important information about the Merger and the special meeting, and you should read it carefully. The enclosed voting materials allow you to vote your shares of Common Stock without attending the special meeting.

Q. What will I receive in the Merger?

A. Upon completion of the Merger, you will be entitled to receive the merger consideration of $32.00 per share in cash (subject to a potential downward price adjustment in the event that certain representations by Darwin in the Merger Agreement with respect to its capitalization prove to be inaccurate and, as a result of such inaccuracy, the aggregate consideration payable by Allied World in the Merger would otherwise be increased by more than $1,000,000), without interest and less any applicable withholding tax, for each share of Common Stock that you own, unless you have exercised your appraisal rights with respect to the Merger. For example, if you own 100 shares of Common Stock, you will receive $3,200.00 in cash in exchange for your 100 shares of Common Stock, less any applicable withholding tax and subject to the potential downward price adjustment. You will not own any shares or other interest in the Surviving Corporation.

Q. When and where is the special meeting?

A. The special meeting of stockholders of Darwin will be held on October 15, 2008, at 10:00 a.m. local time, and located at the Company’s principal corporate offices at 9 Farm Springs Road in Farmington, Connecticut.

Q. What vote is required for Darwin’s stockholders to adopt the Merger Agreement?

A. The adoption of the Merger Agreement requires that a majority of the outstanding shares of Common Stock entitled to be cast at the special meeting be voted “FOR” the adoption of the Merger Agreement. As more fully described in “Voting Agreement” beginning on page 56, AIHL, which owns approximately 55% of Darwin’s outstanding Common Stock, has entered into a voting agreement under which it has agreed, among other things, to vote a number of shares of Common Stock equal to 40% of Darwin’s outstanding voting stock in favor of the adoption of the Merger Agreement, subject to certain limitations and the occurrence of certain events.

Q: What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if Darwin deems such adjournment to be necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement?

A. The proposal to adjourn the special meeting, if Darwin deems such adjournment to be necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger

Agreement requires the affirmative vote of a majority of the votes present and entitled to be cast at the special meeting, whether or not a quorum is present.

Q. How does the Board recommend that I vote?

A. The Board, acting upon the unanimous recommendation of the Special Committee, recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if Darwin deems such adjournment to be necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement. You should read “The Merger — Reasons for the Merger; Recommendation of the Special Committee and Our Board” beginning on page 25 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the adoption of the Merger Agreement.

Q. What effects will the proposed Merger have on Darwin?

A. As a result of the proposed Merger, Darwin will cease to be a stand-alone publicly-traded company and will be indirectly wholly owned by Allied World. You will no longer have any interest in Darwin’s future earnings or growth. Following the consummation of the Merger, the registration of our Common Stock and our reporting obligations with respect to our Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the Securities and Exchange Commission (the “SEC”). In addition, upon completion of the proposed Merger, our Common Stock will no longer be listed on any stock exchange or quotation system, including the NYSE.

Q. What happens if the Merger is not consummated?

A. If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, you will not receive any payment for your shares of Common Stock in connection with the Merger. Instead, Darwin will remain an independent public company and our Common Stock will continue to be listed and traded on the NYSE. If the Merger Agreement is terminated under specified circumstances, Darwin may be required to pay to Allied World a termination fee of $16.5 million as described under the caption “The Merger Agreement — Termination Fees and Expenses” beginning on page 52.

Q. What do I need to do now?

A. Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares of Common Stock in your own name as the stockholder of record, please vote your shares of Common Stock by (i) completing, signing, dating and returning the enclosed proxy card, (ii) using the telephone number printed on your proxy card or (iii) using the Internet voting instructions printed on your proxy card. If you have Internet access, we encourage you to record your vote via the Internet. You can also attend the special meeting and vote. Please DO NOT return your stock certificate(s) with your proxy.

If your shares of Common Stock are held in “street name” by your broker, after carefully reading and considering the information contained in this proxy statement, you should instruct your broker on how to vote your shares of Common Stock using the instructions provided by your broker.

Q. How do I vote?

A: You may vote by:

•	attending the special meeting and voting in person;

•	completing, signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

•	using the telephone number printed on your proxy card;

•	using the Internet voting instructions printed on your proxy card; or

•	if you hold your shares of Common Stock in “street name,” following the procedures provided by your broker, bank or other nominee.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, all of your shares of Common Stock will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if Darwin deems such adjournment to be necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement.

Q. How can I change or revoke my vote?

A. Any Darwin stockholder of record who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before the polls close at the special meeting in any one of the following ways:

•	by notifying us in a signed written revocation, bearing a date later than the date of the proxy, addressed and delivered to our Executive Vice President, General Counsel and Secretary, Mark I. Rosen, 9 Farm Springs Road, Farmington, CT 06032;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting); or

•	by submitting a later-dated proxy (including by telephone or the Internet) relating to the same shares of Common Stock.

If you have instructed a broker, bank or other nominee to vote your shares of Common Stock, you must follow the directions received from your broker, bank or other nominee to change those instructions.

Q. If my shares of Common Stock are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A. Your broker, bank or other nominee will only be permitted to vote your shares of Common Stock if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares of Common Stock. If you do not instruct your broker, bank or other nominee to vote your shares of Common Stock, your shares of Common Stock will not be voted and the effect will be the same as a vote “AGAINST” the adoption of the Merger Agreement, but will not have an effect on the proposal to adjourn the special meeting.

Q. What do I do if I receive more than one proxy or set of voting instructions?

A. You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares of Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Common Stock. If you are a holder of record and your shares of Common Stock are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all of your shares of Common Stock are voted.

Q. What happens if I sell my shares of Common Stock before the special meeting?

A. The record date of the special meeting is earlier than the date of the special meeting and the date that the Merger is expected to be completed. If you transfer your shares of Common Stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the merger consideration of $32.00 per share in cash to be received by our stockholders in the Merger. In order to receive the merger consideration of $32.00 per share in cash, you must hold your shares through completion of the Merger.

Q. Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of Common Stock?

A. Yes. As a holder of shares of Common Stock, you are entitled to appraisal rights under Delaware law in connection with the Merger if you meet certain conditions. See “Dissenters’ Rights of Appraisal” beginning on page 58.

Q. When is the Merger expected to be completed?

A. We are working toward completing the Merger as quickly as possible, and we anticipate that it will be completed in the fourth calendar quarter of 2008. However, the exact timing of the completion of the Merger cannot be predicted. In order to complete the Merger, we must obtain stockholder approval and the other closing conditions under the Merger Agreement must be satisfied or waived.

Q. Is the Merger contingent upon Allied World obtaining financing?

A. No. The Merger is not conditioned upon Allied World or MergerCo obtaining financing. Allied World and MergerCo estimate that the total amount of cash funds necessary to consummate the Merger and related transactions will be approximately $550 million. Allied World has informed us that it expects that its cash on hand will be sufficient to complete the acquisition.

Q. Will a proxy solicitor be used?

A. Yes. Darwin has engaged Georgeson Inc. to assist in the solicitation of proxies for the special meeting and Darwin estimates it will pay Georgeson Inc. a fee of approximately $8,500. Darwin has also agreed to reimburse Georgeson Inc. for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify Georgeson Inc., absent Georgeson Inc.’s gross negligence or willful misconduct, against certain losses, costs and expenses.

Q. Should I send in my stock certificates now?

A. No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your Common Stock certificates for the merger consideration. If your shares of Common Stock are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do NOT send your stock certificates in now.

Q. Who can help answer my other questions?

A. If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of Common Stock, or need additional copies of the proxy statement or the enclosed proxy card, please call Georgeson Inc. toll free at 1-888-679-2903.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements, including information relating to the Merger, based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary,” “Questions and Answers about the Special Meeting and the Merger,” “The Merger,” and “Opinion of Financial Advisor,” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should,” or “would” or other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statements, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that have been or may be instituted against Darwin and others relating to the Merger Agreement;

•	the inability to complete the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the Merger;

•	the failure of the Merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

•	the accuracy of assumptions underlying Darwin’s outlook;

•	the effect of the announcement of the Merger on our customer relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of certain financings that will be obtained for the Merger; and

•	other risks described in our current filings with the SEC, including our most recent filings on our Annual Report on Form 10-K for the year ended December 31, 2007 and our Form 10-Qs for the first and second quarters of 2008, which should be read in conjunction with this proxy statement. See “Where You Can Find More Information” beginning on page 61.

Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER

Darwin
Darwin Professional Underwriters, Inc.
9 Farm Springs Road
Farmington, CT 06032
860-284-1300

Darwin was initially formed in March 2003 and became a publicly traded company on May 19, 2006. We are a holding company, the subsidiaries of which are engaged in insurance underwriting and distribution across a spectrum of the specialty commercial property-casualty insurance market. Darwin is focused on the professional liability insurance market and underwrites directors and officers liability for public and private companies, errors and omissions liability insurance, medical malpractice liability insurance, and other specialty coverages. Darwin member companies include Darwin Professional Underwriters, Inc., Darwin National Assurance Company and Darwin Select Insurance Company.

Our majority stockholder, Alleghany, through its wholly owned subsidiary AIHL, indirectly owns approximately 55% of Darwin’s outstanding Common Stock. Our Common Stock is publicly traded on the NYSE under the symbol “DR.” For more information about Darwin, please visit our website at www.darwinpro.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also “Where You Can Find More Information” beginning on page 61.

Allied World
Allied World Assurance Company Holdings, Ltd
27 Richmond Road
Pembroke HM 08, Bermuda
441-278-5400

Allied World Assurance Company Holdings, Ltd is a Bermuda-based specialty insurance and reinsurance holding company and its subsidiaries underwrite a global, diversified portfolio of property and casualty insurance and reinsurance lines of business. Allied World was initially formed in November 2001 and became a publicly traded company on the NYSE on July 11, 2006 under the symbol “AWH.” Allied World writes direct property and casualty insurance as well as reinsurance through its operations in Bermuda, the United States, Ireland and the United Kingdom. Allied World has three business segments: property insurance, casualty insurance and reinsurance. The property segment provides direct coverage of physical property and business interruption coverage for commercial property and energy-related risks. The casualty segment specializes in insurance products providing coverage for general and product liability, professional liability and healthcare liability risks. The reinsurance segment includes the reinsurance of property, general casualty, professional liability, specialty lines and property catastrophe coverages written by other insurance companies. For more information about Allied World, please visit its website at www.awac.com. Allied World’s website address is provided as an inactive textual reference only. The information provided on this website is not part of this proxy statement, and therefore is not incorporated by reference.

MergerCo
Allied World Merger Company
c/o Allied World Assurance Company Holdings, Ltd
27 Richmond Road
Pembroke HM 08, Bermuda
441-278-5400

MergerCo is a Delaware corporation that was formed solely for the purpose of completing the proposed Merger. MergerCo is an indirect wholly owned subsidiary of Allied World and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon consummation of the proposed Merger, MergerCo will cease to exist and Darwin will continue as the Surviving Corporation.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our Board for use at the special meeting to be held on October 15, 2008, starting at 10:00 a.m. local time, located at the Company’s principal corporate offices at 9 Farm Springs Road in Farmington, Connecticut, or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote on (i) a proposal to adopt the Merger Agreement, and (ii) a proposal to approve the adjournment of the special meeting, if Darwin deems such adjournment to be necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement. Our stockholders must adopt the Merger Agreement in order for the Merger to occur. If our stockholders fail to adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement in its entirety. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on September 16, 2008.

Record Date and Quorum

We have fixed the close of business on September 15, 2008 as the record date for the special meeting, and only holders of record of shares of Common Stock on the record date are entitled to vote at the special meeting. On the record date, there were 17,017,866 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles its holder to one vote on all matters properly coming before the special meeting.

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the special meeting constitutes a quorum for the purpose of considering the proposals. Shares of Common Stock represented at the special meeting but not voted, including shares of Common Stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

The adoption of the Merger Agreement requires that a majority of the outstanding shares of Common Stock entitled to be cast at the special meeting be voted “FOR” the adoption of the Merger Agreement. For the proposal to adopt the Merger Agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN.” Abstentions will count for the purpose of determining whether a quorum is present. If you abstain or fail to vote, it will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement. If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, all of your shares of Common Stock will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if Darwin deems such adjournment to be necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement.

The adoption of the proposal to adjourn the special meeting, if Darwin deems such adjournment to be necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement requires the affirmative vote of a majority of the votes present and entitled to be cast at the special meeting, whether or not a quorum is present. Therefore, if your shares of Common Stock are present and entitled to be cast but you abstain, it will have the same effect as a vote “AGAINST” the adoption of the proposal to adjourn the special meeting. If your shares of Common Stock are not present or are present but not entitled to be cast, it will have no effect on the outcome of the proposal.

If your shares of Common Stock are held in “street name” by your broker, bank or nominee, you should instruct your broker, bank or nominee on how to vote your shares of Common Stock using the instructions provided by your broker, bank or nominee. In the absence of specific instructions, your broker, bank or nominee will not be entitled to vote your shares of Common Stock. Because the adoption of the Merger Agreement requires that a majority of the outstanding shares of Common Stock entitled to be cast at the special meeting be voted “FOR” the adoption of the

Merger Agreement, the failure to provide your broker, bank or nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. Because the proposal to adjourn the special meeting, if Darwin deems such adjournment to be necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement requires the affirmative vote of a majority of the votes present and entitled to be cast at the special meeting, whether or not a quorum is present, and because your broker, bank or nominee does not have discretionary authority to vote on that proposal, the failure to provide your broker, bank or nominee with voting instructions on how to vote your shares of Common Stock will have no effect on the approval of that proposal.

As more fully described in “Voting Agreement” beginning on page 56, pursuant to the terms of the Voting Agreement, AIHL, which owns approximately 55% of Darwin’s outstanding Common Stock, has agreed to, among other things, vote a number of shares of Common Stock equal to 40% of Darwin’s outstanding voting stock in favor of adoption of the Merger Agreement, subject to certain limitations and the occurrence of certain events.

As of September 15, 2008, the record date, the directors and executive officers of Darwin held and are entitled to vote, in the aggregate, 1,365,125 shares of Common Stock representing approximately 8% of the outstanding shares of Common Stock. The directors and executive officers have informed Darwin that they currently intend to vote all of their shares of Common Stock “FOR” the adoption of the Merger Agreement.

Proxies and Revocation

If you submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares of Common Stock will be voted at the special meeting as you indicate on your proxy card or by such other method. If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, all of your shares of Common Stock will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if Darwin deems such adjournment to be necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement, and in accordance with the recommendations of our Board on any other matters properly brought before the special meeting for a vote.

If your shares of Common Stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of Common Stock voted.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting.

Any stockholder of record who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before the polls close at the special meeting in any one of the following ways:

•	by notifying us in a signed written revocation, bearing a date later than the date of the proxy, addressed and delivered to our Executive Vice President, General Counsel and Secretary, Mark I. Rosen, 9 Farm Springs Road, Farmington, CT 06032;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting); or

•	by submitting a later-dated proxy (including by telephone or the Internet) relating to the same shares of Common Stock.

If you have instructed a broker, bank or other nominee to vote your shares of Common Stock, you must follow the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card. When the Merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration in exchange for your stock certificates.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned, if Darwin deems such adjournment to be necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement. Any adjournment may be made without notice (if the adjournment is not for more than 30 days and a new record date is not set for the adjourned meeting) by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Approval of the proposal to adjourn the special meeting requires the affirmative vote of a majority of the votes present and entitled to be cast at the special meeting, whether or not a quorum is present. Any signed proxies received by Darwin in which no voting instructions are provided on such matter will be voted “FOR” an adjournment of the special meeting, if Darwin deems such adjournment to be necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement. Any adjournment or postponement of the special meeting to solicit additional proxies will allow Darwin’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Rights of Stockholders Who Object to the Merger

Under Delaware law, holders of shares of Common Stock who do not vote in favor of adopting the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Common Stock as determined by the Delaware Court of Chancery if the Merger is completed, but only if they comply with all requirements of Section 262 of the Delaware General Corporation Law, which are summarized in this proxy statement. The text of Section 262 of the Delaware General Corporation Law is attached as Annex C to this proxy statement. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and you should be aware that the fair value of your shares of Common Stock as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement. Any holder of shares of Common Stock intending to exercise such holder’s appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the Merger Agreement and must not vote in favor of adoption of the Merger Agreement in person or by proxy. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. We encourage you to read these provisions carefully in their entirety. See “Dissenters’ Rights of Appraisal” beginning on page 58 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Darwin on behalf of its Board. In addition, we have retained Georgeson Inc. to assist in the solicitation. We will pay Georgeson Inc. approximately $8,500 plus reasonable out-of-pocket expenses for their assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These directors, officers and employees will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Common Stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse the brokers and other fiduciaries for their reasonable out-of-pocket expenses. In addition, we will indemnify Georgeson Inc., absent Georgeson Inc.’s gross negligence or willful misconduct, against any losses arising out of that firm’s proxy soliciting services on our behalf.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Georgeson Inc. at 1-888-679-2903.

Availability of Documents

The reports, opinions or appraisals referenced in this proxy statement will be made available for inspection and copying at the principal executive offices of Darwin during its regular business hours by any interested holder of shares of Common Stock.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Background of the Merger

Darwin was originally formed in March 2003 by Stephen J. Sills, the president and chief executive officer of Darwin, and Alleghany and became a publicly traded company in May 2006. In August 2007, at the request of Alleghany, Darwin registered all of the shares of Common Stock owned by Alleghany (which currently represent approximately 55% of Darwin’s total outstanding shares) to allow Alleghany to sell all or a part of its equity interest in Darwin, if and when Alleghany decided to sell such interest.

As they had done in the ordinary course of business in the past, senior management of Alleghany and Darwin, in December 2007 and January 2008, held discussions with respect to possible strategic alternatives for Darwin. During that same time period, in connection with Darwin’s periodic review of potential business opportunities, Mr. Sills met separately with senior management of three insurance companies to discuss the trends and outlook for the insurance industry generally as well as possible business opportunities for the companies.

Mr. Sills reported these discussions to the independent members of the Board and to Mr. Weston M. Hicks, the president and chief executive officer of Alleghany. Mr. Sills, representatives of Alleghany, and the members of the Board discussed whether, and how, a sales process should be conducted, including the process of selecting an investment banking firm to assist in the evaluation of potential strategic alternatives. Following these discussions, it was agreed that Darwin’s senior management would interview investment banking firms to assist Darwin in evaluating potential strategic alternatives to maximize value for Darwin’s stockholders, including the continued pursuit of Darwin’s business plan. Mr. Sills expressed his views that, at that time, targeted discussions with one or more potential identified partners would yield more benefit to Darwin and its stockholders than a broad, open-ended auction process. Mr. Sills’ views were based upon his concern that a broad, open-ended auction process would result in rumors that would be detrimental to the business operations of Darwin.

On February 28, 2008, in light of the foregoing discussions, the Board held a meeting to discuss, among other things, the potential strategic alternatives for Darwin. A representative of Dewey & LeBoeuf LLP (“Dewey & LeBoeuf”), legal counsel to Darwin, participated in the meeting and reviewed with the members of the Board their fiduciary duties associated with their evaluation of Darwin’s strategic alternatives. Following such presentation and discussion among the members of the Board, the Board formed the Special Committee of independent directors consisting of R. Bruce Albro, William C. Popik, George M. Reider, Jr. and Irving B. Yoskowitz. The Board authorized the Special Committee to, among other things, examine, negotiate and evaluate potential strategic alternatives for Darwin and any related matters.

On March 4, 2008, the Special Committee held a meeting to elect a chair of the Special Committee and to identify and retain legal counsel and a financial advisor to the Special Committee. The Special Committee members elected Mr. Yoskowitz to act as chair (the “Chair”) and retained Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”) to act as legal counsel to the Special Committee. After meeting with three potential financial advisors, the Special Committee decided to retain UBS as financial advisor to the Special Committee.

From March 7, 2008 through March 18, 2008, representatives of UBS met with members of Darwin’s senior management, reviewed the market environment and reviewed certain financial information and other data relating to the business and financial prospects of the Company that were provided to UBS by Darwin’s management.

On March 19, 2008, at a telephone meeting of the Special Committee with representatives of Cleary Gottlieb and UBS, representatives of UBS presented their preliminary analysis to the Special Committee. A representative of Cleary Gottlieb reviewed the fiduciary duties of the directors associated with their evaluation of Darwin’s strategic alternatives. The UBS representatives discussed the state of the mergers and acquisitions market for insurance companies and various considerations regarding Darwin and the property and casualty sector generally, including the cyclical nature of Darwin’s business. The UBS representatives also reviewed with the Special Committee preliminary financial analyses of Darwin based on, in part, information provided by Darwin’s management and an indicative timeline for a potential sale process as well as a preliminary list of parties, including domestic and international insurance companies and financial buyers, that might be interested in a business combination transaction with Darwin. The Special Committee members discussed the analysis, the timeline and the list of potential acquirors with the representatives of UBS. After further deliberation, the Special Committee members unanimously agreed that it was in the best interests of Darwin and its stockholders to explore a potential business combination transaction, including a possible sale of Darwin. The Special Committee requested that, prior to contacting potential strategic acquirors, UBS review the list of such potential acquirors with Darwin’s management to consider the likelihood that each such potential acquiror would find a strategic fit with Darwin’s business.

On March 27, 2008, the Special Committee held a telephone meeting with representatives of Cleary Gottlieb and UBS to discuss the parties to be contacted in connection with a potential business combination with Darwin. A representative of Cleary Gottlieb reviewed the fiduciary duties of the directors associated with their evaluation of Darwin’s strategic alternatives. Representatives of UBS presented a list of potential financial and strategic acquirors to the Special Committee. A representative of UBS indicated that, as requested by the Special Committee, the list of potential strategic acquirors had been prepared after consultation with Darwin’s senior management. In identifying the potential acquirors, UBS considered their known or potential interest in a transaction, their ability to complete a transaction of this size in a timely manner and, in the case of strategic acquirors, strategic interests that would be consistent with making a bid for Darwin. Of the initial 21 potential acquirors presented to the Special Committee, four were financial buyers, and the others were insurance companies.

The Special Committee reviewed and discussed the list of potential acquirors, the process for contacting such parties and UBS’ further preliminary financial analyses of Darwin, which had been prepared in consultation with Darwin’s senior management and were based, in part, on information provided by Darwin’s management. After such discussions, the Special Committee instructed UBS to contact each of the potential acquirors identified by UBS.

Beginning on March 31, 2008 and through the month of April, UBS contacted representatives of each of the potential bidders. During this process, two additional parties contacted UBS to express interest in a potential transaction involving Darwin. Eleven potential bidders executed confidentiality agreements with Darwin containing customary confidentiality and standstill provisions.

During the month of April 2008, each of the parties who executed a confidentiality agreement received a process letter along with confidential information regarding Darwin’s operations, financial performance and growth strategy. Interested bidders were asked to submit non-binding indications of interest by May 7, 2008.

On May 7, 2008, UBS received initial non-binding indications of interest from three potential acquirors. One of the indications of interest was from Allied World. The other bids were from two other insurance companies (referred to in this Proxy Statement as Bidder A and Bidder B). Allied World’s indication of interest valued Darwin’s capital stock between $27.00 and $30.00 per share and proposed a mixture of cash and stock as consideration for 100% of the shares of capital stock of Darwin. Bidder A’s indication of interest valued the outstanding stock of Darwin in the range of $433.70 million to $484.70 million, or between $25.50 and $28.50 per share, for 100% of Darwin’s outstanding capital stock. Bidder B’s indication of interest valued Darwin’s capital stock at $32.00 per share for 100% of the outstanding stock (including shares underlying options or other convertible securities) of Darwin. Bidder A and Bidder B both proposed to pay 100% cash consideration. None of the indications of interest contained a financing contingency.

On May 8, 2008, the Special Committee held a telephone meeting to discuss the initial indications of interest. Representatives of Cleary Gottlieb and UBS participated in the meeting. The members of the Special Committee discussed the three proposals including the price and key non-financial terms and conditions. The Special Committee unanimously agreed to request final offers and comments to a draft merger agreement from Allied World and Bidder B. The Special Committee instructed UBS to inform Bidder A that it would need to raise its offer substantially in order to be permitted to continue in the process.

UBS also communicated with Bidder A that it would need to increase its offer substantially in order to be permitted to continue in the process. Bidder A did not increase its offer or otherwise continue in the process.

Management presentations to Allied World and Bidder B were given on May 15, 2008 and May 23, 2008, respectively. At the presentations, management provided information regarding Darwin’s operations and business plan, recent financial performance and prospects.

On May 28, 2008, UBS provided Allied World and Bidder B with copies of a draft merger agreement and requested that each submit its definitive bid, including a mark-up of the merger agreement, by no later than June 9, 2008.

Prior to June 2, 2008, Darwin’s management drafted a proposal concerning compensation payable to Darwin’s management and other employees, in the event of a change of control of Darwin, under the incentive compensation plans of Darwin in which such persons participate. On June 2, 2008, prior to entering into negotiations with potential buyers, the Compensation Committee of the Board and the Special Committee held a joint telephone meeting to consider the proposal by Darwin’s management. Representatives of Darwin’s management attended the meeting in order to present their proposal. Cleary Gottlieb, Dewey & LeBoeuf and Alleghany’s internal counsel participated in the meeting. The proposal provided for, among other things, immediate vesting of Darwin’s LTIP in the event of a change of control (as provided for pursuant to the existing terms of the LTIP), continued payouts under the plan for profit pool years 2003 through 2008, continuation of Darwin’s performance incentive plan for 2008 with certain changes to the administration of the plan and cash payments in lieu of restricted stock and option awards that would be paid in February 2009 pursuant to Darwin’s Stock Incentive Plan in the absence of a change in control. After discussion, the Compensation Committee and the Special Committee recommended eliminating the cash payments in lieu of the restricted stock and option awards and requiring that for an employee to receive payments under the performance incentive plan, certain other conditions would need to be satisfied. The joint meeting adjourned. The Special Committee further discussed the proposal and then approved a term sheet, as amended, to reflect the changes discussed in the joint meeting.

On June 9, 2008, UBS received proposals from Allied World and Bidder B. Allied World proposed to acquire 100% of Darwin’s equity interests on a fully diluted basis for $32.00 per share in cash or approximately $550 million in the aggregate. The proposal, which included a revised draft of the merger agreement, indicated it was subject to completion of due diligence, agreement with certain key employees of Darwin regarding their continued employment by Darwin following the transaction and execution of a voting agreement by Alleghany that would commit Alleghany to vote at least 40% of Darwin’s shares of Common Stock in favor of the acquisition. Allied World indicated that its offer would be subject to revision if certain assumptions related to Darwin’s retention bonus payments, LTIP accruals, deferred underwriting fees and certain transaction fees were incorrect. In addition, Allied World proposed in its revised draft of the merger agreement that if Darwin’s representations and warranties relating to its capitalization were not true and correct in all respects as of the date of the merger agreement and as of the closing of the merger, Allied World would have the option not to close the merger (the “Capitalization Closing Condition”). Bidder B proposed to acquire 100% of Darwin’s outstanding stock (including shares underlying options or other convertible securities) for $31.00 per share in cash or approximately $532.2 million in the aggregate. The proposal, which included a revised draft of the merger agreement, indicated it was subject to completion of due diligence, agreement with all key members of senior management of Darwin regarding their continued employment by Darwin following the transaction, including that they would invest their after-tax proceeds from the transaction in the common stock of Bidder B, and execution of a voting agreement with Alleghany. Bidder B’s revised draft of the merger agreement provided that the unavailability of any of specified key members of management at the closing of the merger to provide services to Darwin would be deemed an event that would permit Bidder B to elect not to complete the transaction.

Following receipt of the proposals on June 9, 2008, the Special Committee held a telephone meeting to review the proposals. Representatives of Cleary Gottlieb and UBS participated in the meeting. After discussion of the proposals, the Special Committee determined that it needed more information from the potential acquirors, including as to their respective conditions related to the ongoing employment of Darwin’s management. The Special Committee asked UBS to seek such information from the potential acquirors and determine whether either bidder was prepared to improve its proposal.

On June 11, 2008, representatives from Darwin, Allied World and Willkie Farr & Gallagher LLP, legal counsel to Allied World (“Willkie”), participated in a telephone conference call to discuss certain due diligence items regarding Darwin.

On June 12, 2008, UBS arranged (and attended) a meeting between senior members of management from Allied World and Darwin to discuss a potential strategic transaction between the companies and the role of Darwin’s senior management following such a transaction. At the meeting, Darwin’s chief executive officer informed the Allied World representatives that he did not expect to continue his employment with Darwin following a merger with Allied World.

On June 13, 2008, representatives of Bidder B advised UBS that Bidder B was prepared to increase its proposed merger price to $32.00 per share in cash. UBS also offered Bidder B an opportunity to meet with Darwin’s senior management so as to permit Bidder B to clarify the condition to its proposal related to the ongoing employment of senior management and an opportunity to complete its due diligence. Bidder B declined these opportunities, noting that it would require a period of exclusivity before proceeding further.

On June 13, 2008, the Special Committee held a telephone meeting to discuss the final offers. Representatives of Cleary Gottlieb and UBS participated in the meeting. Representatives of UBS presented the financial terms of the two proposals, which were now equivalent at $32.00 per share in cash. Allied World proposed a termination fee of 4% of the aggregate offer price and Bidder B proposed a termination fee of 3% of the aggregate offer price. UBS noted that Allied World had completed substantially all of its due diligence, while Bidder B required additional diligence to confirm its proposal. UBS also noted that each of Allied World and Bidder B had requested a period of exclusivity as a condition to proceeding with further discussions. UBS and the Special Committee discussed the likelihood of obtaining an increase in the proposed purchase price from either bidder. UBS noted that Allied World had on several occasions in the preceding days, in response to inquiries from UBS, declined to increase its price.

Representatives of Cleary Gottlieb then reviewed with the Special Committee the non-financial terms of the two proposals, including the material adverse effect definitions, voting agreements, closing conditions, representations and warranties and termination fees. Cleary Gottlieb concluded that Allied World’s draft was more favorable to Darwin in substantially all non-financial respects (including the representations and warranties, covenants and conditions) than Bidder B’s draft. In addition, Bidder B requested agreements and other terms from Alleghany (including a request that Alleghany make representations and warranties regarding Darwin directly to Bidder B and indemnify Bidder B for certain matters) that the Special Committee was advised would be unacceptable to Alleghany and that Alleghany had no legal obligation to provide.

After discussion of the two proposals, including discussion of the number of terms proposed in Bidder B’s draft of the merger agreement that were unfavorable to Darwin and Bidder B’s statement that it was not prepared to proceed further with the transaction unless Darwin agreed to deal exclusively with Bidder B and a discussion of whether Darwin could deliver greater value to its shareholders as a standalone company, the Special Committee unanimously determined to instruct UBS to request that Allied World improve its proposal in three respects: (i) increase the price, (ii) reduce the termination fee and (iii) eliminate the material adverse effect trigger related to a reduction in Darwin’s A.M. Best or credit ratings. If Allied World improved its proposal in response to items (ii) and (iii) above, the Special Committee also instructed UBS to advise Allied World that Darwin would like to work with Allied World with the goal of negotiating and signing a definitive merger agreement and agreeing on the related arrangements with management (which Allied World required as a condition to entering into a merger agreement). Shortly after completion of the meeting, UBS advised the Chair that Allied World had declined to raise its price, but had agreed to reduce the proposed termination fee from 4% to 3% and to eliminate the ratings trigger in the material adverse effect definition.

In the afternoon of June 13, 2008, representatives of Morris, Nichols, Arsht & Tunnell LLP (“Morris Nichols”), legal counsel to Alleghany, distributed a voting agreement that committed Alleghany to voting 40% of the shares of Common Stock of Darwin in favor of the Allied World transaction and against any competing transaction. Representatives of Goldman, Sachs & Co. (“Goldman Sachs”), financial advisors to Allied World, requested that Darwin enter into exclusive negotiations with Allied World. Cleary Gottlieb advised Willkie that the Special Committee had not authorized execution of an exclusivity agreement with Allied World, but that the Special Committee had not authorized proceeding with any other bidder at that time.

From June 14, 2008 through the execution of the definitive merger agreement, Allied World and its advisors completed their due diligence review of Darwin, including reviewing drafts of Darwin’s disclosure schedules to the draft merger agreement.

On June 14, 2008, the Chair and representatives of Cleary Gottlieb and UBS had a telephone meeting to discuss the status of Allied World’s proposed separation arrangements with Darwin’s chief executive officer and employment arrangements with the other members of Darwin’s senior management. The Chair directed UBS to facilitate discussions among Allied World, Darwin’s management and their respective legal representatives.

In the evening of June 14, 2008, Dewey & LeBoeuf distributed a revised draft of the merger agreement which, among other things, modified Allied World’s proposed Capitalization Closing Condition so that Allied World would be required to close the merger unless the inaccuracy of the Capitalization Closing Condition was material.

On June 16, 2008, representatives of Cleary Gottlieb, Dewey & LeBoeuf and Willkie discussed the draft merger agreement by telephone.

On June 17, 2008, Willkie circulated a revised draft of the merger agreement. Later that day, representatives of Cleary Gottlieb, Dewey & LeBoeuf and Willkie held a telephone meeting to discuss the outstanding issues in the merger agreement, including the dollar amount above which the Capitalization Closing Condition needed to be inaccurate in order for Allied World not to close the merger.

From June 17, 2008 through June 27, 2008, members of Darwin’s senior management and representatives of Allied World and UBS engaged in discussions regarding the post-merger employment and/or separation arrangements for such members of Darwin’s senior management.

On June 18, 2008, representatives of Cleary Gottlieb, Goldman Sachs, UBS and Willkie held a telephone meeting to discuss the status of discussions among Allied World and members of Darwin’s senior management with respect to proposed post-merger employment and separation arrangements.

Later on June 18, 2008, the Special Committee held a telephone meeting to discuss the status of the possible transaction with Allied World. Representatives of Cleary Gottlieb and UBS participated in the meeting. The Special Committee authorized the Chair to seek to facilitate the discussions among Darwin’s management and Allied World. On June 19, 2008, the Chair discussed with the chief executive officer of Allied World the status of the transaction, including the negotiations with members of Darwin’s senior management.

On June 21, 2008, representatives of Goldman Sachs and Willkie advised representatives of UBS and Cleary Gottlieb that Allied World wanted to resolve two issues before proceeding with the transaction: (i) reaching satisfactory post-merger employment arrangements with nine senior managers of Darwin (not including Darwin’s chief executive officer) and (ii) reaching a satisfactory separation arrangement with Darwin’s chief executive officer, including an extension of his existing post-employment restrictive covenants, contained in his current employment agreement, from one year to two years and an expansion of the scope of the restrictive covenants contained in that agreement. The Allied World representatives also communicated Allied World’s position that any incremental amounts that would need to be paid to the chief executive officer to induce him to agree to such proposed separation arrangements, including the expansion and extension of his post-employment covenants from one year to two years, would result in a reduction by Allied World of the proposed merger consideration unless such amounts were borne by a third party such as Alleghany.

Later on June 21, 2008, representatives of Morris Nichols circulated a revised draft of the voting agreement to Allied World and its advisors.

On June 22, 2008, the Special Committee held a telephone meeting to discuss the status of the possible transaction with Allied World, including the status of discussions between Allied World and Darwin’s senior management. Following a discussion of the employment and separation issues, representatives of Cleary Gottlieb reviewed the fiduciary duties of the directors in connection with their consideration of a possible transaction with Allied World as well as the basic terms and principal outstanding issues related to the merger agreement and the voting agreement. After discussion, the Special Committee unanimously concluded to continue the discussions with Allied World.

Later that same day, at the direction of the Chair, a representative of UBS spoke with Alleghany’s chief executive officer to ask that Alleghany consider bearing the cost of any additional payment to Darwin’s chief executive officer in consideration of his agreement to expand and extend his post-employment restrictive covenants from one year to two years.

On June 23, 2008, representatives of Cleary Gottlieb, Dewey & LeBoeuf and Willkie held a conference call to continue negotiation of the merger agreement. Also, on June 23, 2008, the Chair held separate discussions with Darwin’s chief executive officer and Alleghany’s chief executive officer concerning separation arrangements for Darwin’s chief executive officer and Allied World’s position that any additional payment to be made to Darwin’s chief executive officer in consideration of his agreement to expand and extend his post-employment restrictive covenants from one year to two years be paid by a third party such as Alleghany or else Allied World would reduce the proposed merger consideration amount.

On June 24, 2008, the Special Committee held a telephone meeting to discuss the status of the possible transaction with Allied World. Representatives of Cleary Gottlieb and UBS attended the meeting. The Special Committee discussed the status of negotiations regarding the merger agreement and voting agreement and the status of negotiations with Darwin’s senior management. Representatives of Cleary Gottlieb informed the Special Committee that progress had been made with respect to employment agreements with certain of Darwin’s senior managers but the separation arrangements with Darwin’s chief executive officer were still under discussion.

Following additional separate discussions among Alleghany’s chief executive officer, the Chair and Darwin’s chief executive officer, on June 24 and 25, Alleghany agreed to pay $973,413 of the incremental amounts to be paid to Darwin’s chief executive officer to induce him to accept Allied World’s proposal for expansion and extension of his post-employment restrictive covenants from one year to two years (such amount being the estimated amount of his projected base salary and cash bonus compensation for the additional year).

On June 25, 2008, the Special Committee held a telephone meeting to review the terms for the proposed transaction as negotiated to that date. Representatives of Cleary Gottlieb reviewed the principal terms of the proposed merger agreement with Allied World and responded to questions from the Special Committee regarding various terms. Representatives of UBS then reviewed with the Special Committee UBS’ financial analysis of the consideration to be received by Darwin’s shareholders in the proposed merger.

Later in the afternoon of June 25, 2008 and during the course of the day on June 26, 2008, Cleary Gottlieb, Dewey & LeBoeuf, Morris Nichols and Willkie continued negotiating the terms of the merger agreement and the voting agreement. Because the parties were unable to agree on a threshold amount regarding the Capitalization Closing Condition, the parties instead agreed that the per share purchase price would be subject to a potential downward adjustment in the event that certain of Darwin’s capitalization representations and warranties prove to be inaccurate and, as a result of such inaccuracy, the aggregate consideration payable by Allied World in the merger would be increased by more than $1,000,000.

On June 27, 2008, Cleary Gottlieb, Dewey & LeBoeuf, Morris Nichols and Willkie concluded negotiations on the merger agreement and the voting agreement. Also, the employment arrangements with Darwin’s senior management and the separation arrangements with Darwin’s chief executive officer were concluded.

On that same date, the Special Committee held a meeting to receive a final update on the merger agreement, the voting agreement and the employment and separation arrangements between Allied World and Darwin’s senior management. Representatives of Cleary Gottlieb reviewed with the Special Committee the fiduciary duties of the directors in connection with their consideration of the proposed transaction with Allied World, reviewed the status of discussions with respect to the merger and voting agreements and the employment and separation arrangements and noted that such discussions were very close to completion. Representatives of UBS confirmed that their financial analysis had not changed materially since the analysis presented to the Special Committee on June 25, 2008. UBS then delivered to the Special Committee an oral opinion, subsequently confirmed in writing, to the effect that, as of such date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the $32.00 per share cash consideration to be received by the holders of shares of Common Stock (other than Alleghany, AIHL and their respective affiliates) in the proposed merger was fair, from a financial point of view, to such holders.

After deliberation and based upon the totality of the information considered during its evaluation of the merger and the merger agreement, the Special Committee unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, Darwin and its stockholders. In addition, the Special Committee resolved to recommend that the full board of directors approve and declare advisable the merger agreement and the transactions contemplated thereby, including the merger.

In the afternoon of June 27, 2008, the full Board (other than Mr. Phillip Ben-Zvi) held a meeting to consider the potential transaction with Allied World. Representatives of Cleary Gottlieb, Dewey & LeBoeuf, UBS and Morris Nichols participated in the meeting. Representatives of Dewey & LeBoeuf reviewed with the members of the Board their fiduciary duties in connection with their consideration of the potential transaction with Allied World. Representatives of Cleary Gottlieb and Dewey & LeBoeuf reviewed the principal terms of the proposed merger agreement with Allied World. Representatives of UBS presented UBS’ analysis of the consideration to be received by Darwin’s stockholders in the proposed merger from a financial point of view and delivered to the Board an oral opinion, subsequently confirmed in writing, to the effect that, as of such date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the $32.00 per share cash consideration to be received by the holders of shares of Common Stock (other than Alleghany, AIHL, and their respective affiliates) in the proposed merger was fair, from a financial point of view, to such holders. Darwin’s chief executive officer described his arrangement to separate from Darwin and the expansion of his non-compete covenant. Following a discussion regarding the recommendation of the Special Committee and the proposed resolutions, the Board approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and resolved to recommend that the stockholders of Darwin vote to adopt the merger agreement and approve the merger.

The merger agreement and voting agreement were entered into on June 27, 2008 and the transaction was publicly announced on June 30, 2008.

Reasons for the Merger; Recommendation of the Special Committee and Our Board

Special Committee

The Special Committee unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, Darwin and its stockholders and (ii) resolved to recommend to the Board that it approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger.

In the course of reaching its determination, the Special Committee considered the following substantive factors and potential benefits of the Merger, each of which the Special Committee believed supported its decisions:

•	its belief that the Merger was more favorable to the stockholders than the potential value that might result from other alternatives available to Darwin, including remaining an independent company and pursuing the current business plan, given the potential rewards, risks and uncertainties associated with those alternatives. Such risks and uncertainties included those relating to Darwin’s ability to achieve its business plan and projected future financial performance, the increasingly competitive nature of the specialty property-casualty insurance industry and Darwin’s relatively small size in comparison with a number of its competitors;

•	the fact that the cash merger consideration of $32.00 per share of Common Stock allows Darwin’s stockholders to realize in the near term a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares;

•	the current and historical market prices of the Common Stock relative to those of other industry participants and general market indices, and the fact that the cash merger consideration of $32.00 per share of Common Stock represents a premium of approximately 30.4% over the 90-day average trading price of the Common Stock on the NYSE prior the announcement of the Merger;

•	its analysis and understanding of the business, operations, financial performance, financial condition, earnings and future prospects for Darwin on a stand-alone basis;

•	the fact that the Special Committee consists solely of directors who are not officers, employees or controlling stockholders of Darwin, are not otherwise affiliated with Alleghany or Allied World and are all independent of Darwin management;

•	the fact that the Special Committee and its independent financial and legal advisors negotiated on an arm’s-length basis with Allied World and its representatives;

•	the financial and other terms and conditions of the Merger Agreement, including the absence of a financing condition;

•	the fact that the terms of the Merger Agreement allow Darwin, prior to the adoption of the Merger Agreement by our stockholders, to respond to unsolicited acquisition proposals under certain circumstances;

•	the fact that, subject to compliance with the terms and conditions of the Merger Agreement, Darwin is permitted to terminate the Merger Agreement in order to approve an alternative transaction proposal by a third party that is a “company superior proposal” as defined in the Merger Agreement, upon the payment to Allied World of a $16.5 million termination fee;

•	the availability of appraisal rights to holders of shares of Common Stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares of Common Stock as determined by the Delaware Court of Chancery;

•	the terms of the voting agreement between Alleghany and Allied World, including the fact that the voting agreement would terminate if the Merger Agreement terminates or if the Board withdraws its approval of the Merger Agreement or the Merger; and

•	the financial presentations of UBS and its opinion as described above.

The Special Committee also considered a variety of risks and other potentially negative factors concerning the Merger and the Merger Agreement including the following:

•	the risks and costs to Darwin if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the effect on business and customer relationships;

•	the potential downward price adjustment of the per share purchase price to be paid by Allied World in the event that certain representations by Darwin in the Merger Agreement with respect to its capitalization prove to be inaccurate and, as a result of such inaccuracy, the aggregate consideration payable by Allied World in the Merger would be increased by more than $1,000,000;

•	the fact that Darwin’s stockholders whose shares of Common Stock are acquired for cash in the Merger will not participate in any future earnings or growth of Darwin and will not benefit from any appreciation in the value of Darwin;

•	the fact that certain of Darwin’s officers and directors have interests in the Merger, described in the section “Merger— Interests of Darwin’s Directors and Executive Officers in the Merger” beginning on page 33, that may be different from the interests of Darwin’s stockholders;

•	the amount of time it could take to complete the Merger, including the fact that consummation of the Merger is subject to governmental and regulatory approvals and that there can be no assurance that such approvals will be received prior to the outside date, or at all;

•	the fact that an all-cash transaction would be taxable to Darwin’s stockholders that are U.S. persons for U.S. federal income tax purposes; and

•	the fact that a termination fee is payable to Allied World under specified circumstances, including in the event the Board decides to terminate the Merger Agreement to accept a company superior proposal.

This discussion summarizes the material factors considered by the Special Committee in its consideration of the Merger. After considering these factors, the Special Committee concluded that the positive factors relating to the Merger Agreement and the Merger outweighed the potential negative factors. In view of the wide variety of factors considered by the Special Committee, and the complexity of these matters, the Special Committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Special Committee may have assigned different weights to various factors. The Special Committee unanimously resolved that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable and fair to, and in the best interests of the Company and its stockholders based upon the totality of the information presented to and considered by it.

Our Board

The Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, Darwin and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) resolved to recommend that Darwin’s stockholders adopt the Merger Agreement and (iv) directed that the Merger Agreement be submitted to Darwin’s stockholders for their adoption.

In reaching these determinations, the Board considered (i) a variety of business, financial and market factors, (ii) each of the factors considered by the Special Committee in its unanimous recommendation, as described above, (iii) the financial presentation of UBS, including the opinion of UBS as to the fairness, from a financial point of view, to the holders of shares of Common Stock (other than Alleghany, AIHL or any of their respective affiliates) of the cash merger consideration and (iv) the unanimous recommendation of the Special Committee.

The foregoing discussion summarizes the material factors considered by the Board in its consideration of the Merger. In view of the wide variety of factors considered by the Board, and the complexity of these matters, the Board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Board may have assigned different weights to various factors. The Board approved and recommends the Merger Agreement and the Merger based upon the totality of the information presented to and considered by it.

Our Board recommends that you vote “FOR” the adoption of the Merger Agreement and “FOR” the adjournment of the special meeting, if Darwin deems such adjournment to be necessary or appropriate, to solicit additional proxies.

Opinion of Financial Advisor

On June 27, 2008, at meetings of the Special Committee and the Board held to evaluate the proposed merger, UBS delivered to each of the Special Committee and the Board an oral opinion, which opinion was confirmed by delivery of a written opinion dated June 27, 2008, addressed to each of the Special Committee and the Board, to the effect that, as of that date and based upon and subject to various assumptions, matters considered and limitations described in its opinion, the merger consideration of $32.00 per share in cash to be received in the Merger by the holders of Common Stock (other than Alleghany, its subsidiary AIHL or any of their respective affiliates) was fair, from a financial point of view, to such holders.

The full text of UBS’ opinion describes assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Annex B and is incorporated into this proxy statement by reference. UBS’ opinion was provided for the benefit of the Special Committee and the Board in connection with, and for the purpose of, their evaluation of the merger consideration of $32.00 per share in cash from a financial point of view and does not address any other aspect of the Merger. The opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to Darwin or Darwin’s underlying business decision to effect the Merger. The opinion does not constitute a recommendation to any stockholder as to how to vote or act with respect to the Merger. Holders of shares of Common Stock are encouraged to read UBS’ opinion carefully in its entirety. The following summary of UBS’ opinion is qualified in its entirety by reference to the full text of UBS’ opinion.

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and financial information relating to Darwin;

•	reviewed certain internal financial information and other data relating to the business and financial prospects of Darwin that were provided to UBS by Darwin’s management and not publicly available, including financial forecasts and estimates prepared by Darwin’s management that the Special Committee and the Board directed UBS to utilize for purposes of its analysis;

•	conducted discussions with members of Darwin’s senior management concerning the business and financial prospects of Darwin;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	compared the financial terms of the Merger with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of the Common Stock;

•	reviewed a draft dated June 26, 2008 of the merger agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with the consent of the Special Committee and the Board, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of its opinion. In addition, with the consent of the Special Committee and the Board, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Darwin, and was not furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, UBS assumed, at the direction of the Special Committee and the Board, that such forecasts and estimates had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Darwin’s management as to the future financial performance of Darwin. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

At the request of the Special Committee and the Board, UBS contacted third parties to solicit indications of interest in a possible transaction with Darwin and held discussions with certain of these parties prior to the date of UBS’ opinion. At the direction of the Special Committee and the Board, UBS was not asked to, nor did it, offer any opinion as to the terms, other than the merger consideration of $32.00 per share in cash to the extent expressly specified in UBS’ opinion, of the Merger Agreement or any related documents or the form of the Merger. In addition, UBS expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the merger consideration of $32.00 per share in cash. In rendering its opinion, UBS assumed, with the consent of the Special Committee and the Board, that (i) the final executed form of the merger agreement would not differ in any material respect from the draft that UBS reviewed, (ii) Allied World and Darwin would comply with all material terms of the Merger Agreement and (iii) the Merger would be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. Except as described above, the Special Committee and the Board imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion. The issuance of UBS’ opinion was approved by an authorized committee of UBS.

In connection with rendering its opinion to the Special Committee and the Board, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public company analysis and selected precedent transactions analysis summarized below, no company or transaction used as a comparison was identical to Darwin or the Merger. These analyses necessarily involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes that its analysis and the summary below must be considered as a whole and that selecting portions of its analysis and factors or focusing on information presented in tabular format, without considering all analyses and factors or the full narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of Darwin provided by Darwin’s management in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of Darwin. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold.

The merger consideration was determined through negotiation between Darwin and Allied World, and the decisions by the Special Committee to recommend the Merger and the Merger Agreement, and by the Board to enter into the Merger Agreement, were solely that of the Special Committee and the Board, respectively. UBS’ opinion and financial analyses were only one of many factors considered by the Special Committee and the Board in their evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee or the Board with respect to the Merger or the merger consideration.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with the Special Committee and the Board on June 27, 2008 in connection with UBS’ opinion relating to the proposed merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses. Financial data of Darwin were based on Darwin’s public filings, Institutional Brokers’ Estimate System (“IBES”) estimates for Darwin and certain financial forecasts and estimates prepared by Darwin’s management that the Special Committee and the Board directed UBS to utilize for purposes of its analyses.

Selected Public Company Analysis

UBS compared selected financial information, ratios and public market data for Darwin to the corresponding data for the publicly traded companies identified below in the property and casualty insurance industry that were selected by UBS.

Although none of these companies is directly comparable to Darwin, these companies were selected, among other reasons, because their equity is publicly traded in the United States and they are in the property and casualty insurance industry:

•	American Physicians Capital, Inc.

•	FPIC Insurance Group, Inc.

•	First Mercury Financial Corporation

•	ProAssurance Corporation

•	RLI Corp.

•	Tower Group, Inc.

For each of the companies selected by UBS, UBS reviewed, among other things:

•	closing market price per share of common stock, as of June 26, 2008, as a multiple of book value of common equity per share, as of the most recently completed fiscal quarter for which information was publicly available;

•	closing market price per share of common stock, as of June 26, 2008, as a multiple of estimated earnings per share of common stock (“EPS”) for each of fiscal years 2008 and 2009; and

•	estimated net income as a percentage of estimated average stockholders’ common equity for each of fiscal years 2008 and 2009.

UBS then compared these multiples and percentages derived for the selected companies with corresponding multiples and percentages implied for Darwin based on the closing price of the Common Stock on June 26, 2008 and the merger consideration of $32.00 per share in cash in the Merger. Financial data for the selected companies were based on public filings and estimated financial data for the selected companies were based on IBES consensus estimates.

The results of these analyses are summarized in the following table:

	Closing Price
	per Share on
	June 26, 2008 /						Estimated
	Book Value of						Net Income as
	Common Equity						a Percentage
	per Share as of		Closing Price per Share on				of Estimated
	Most Recently		June 26, 2008 /				Average Stockholders’
	Completed Fiscal		Estimated EPS				Common Equity
	Quarter		2008		2009		2008	2009

Selected Companies
High	1.85	x	12.5	x	12.4	x	20.3%	19.2%
Mean	1.51		9.8		9.7		15.0	13.9
Median	1.43		10.2		10.3		14.6	13.0
Low	1.25		7.4		6.9		11.3	10.2
Darwin at Closing Price per share of Common Stock on June 26, 2008
IBES Consensus Estimates	1.80		11.2		12.1		13.8	12.0
Management Estimates	1.80		12.1		11.1		14.6	13.8
Darwin at $32.00 per share of Common Stock Merger Consideration
IBES Consensus Estimates	2.04		12.5		13.6		13.8	12.0
Management Estimates	2.04		13.7		12.7		14.6	13.8

Selected Precedent Transactions Analysis

UBS reviewed the transaction value, calculated as the purchase price paid for the target company’s common equity, for each of the nine selected transactions set forth below involving target entities in the property and casualty insurance industry.

Date Announced	Acquiror	Target

February 20, 2008	Meadowbrook Insurance Group, Inc.	ProCentury Corporation
January 10, 2008	Employers Holdings, Inc.	AmCOMP Incorporated
October 15, 2007	The Doctors Company	SCPIE Holdings Inc.
October 15, 2007	Munich Re Group	The Midland Company
June 11, 2007	D.E. Shaw & Company, LLC	James River Group, Inc.
March 2, 2007	Zurich Financial Services Group	Bristol West Holdings, Inc.
December 13, 2006	QBE Insurance Group, Ltd.	Praetorian Financial Group Inc.
December 5, 2006	Elara Holdings Inc.	Direct General Corp.
August 4, 2006	Delek Group Ltd.	Republic Companies Group, Inc.

For each selected transaction, UBS calculated and compared:

•	transaction value as a multiple of estimated earnings for the four fiscal quarters commencing with the first fiscal quarter for which results were not yet publicly available as of the announcement of the transaction (“NTM”); and

•	transaction value as a multiple of book value of common equity, as of the most recently completed fiscal quarter for which information was publicly available.

UBS then compared these multiples derived from the selected transactions to the multiple implied for Darwin based on the merger consideration of $32.00 per share in cash in the Merger, Darwin’s estimated NTM earnings and Darwin’s book value of net assets as of March 31, 2008. Financial data for the selected transactions were based on publicly available information and various research reports, and estimated financial data for the selected transactions were based on various research reports and IBES consensus estimates at the time of announcement of the relevant transaction.

The following table summarizes the results of these analyses:

			Transaction Value /
	Transaction Value /		Book Value of
	NTM Earnings		Common Equity

Selected Precedent Property and Casualty Insurance Industry Transactions
High	16.7	x	2.34	x
Mean	13.4		1.76
Median	13.5		1.74
Low	10.4		1.23
Darwin at $32.00 per share of Common Stock Merger Consideration
IBES Consensus Estimates	13.1		2.04
Management Estimates	13.2		2.04

Discounted Cash Flow Analysis

UBS performed a discounted cash flow analysis of Darwin using certain financial forecasts and estimates prepared by Darwin’s management for fiscal years 2008 through 2012 that the Special Committee and the Board directed UBS to utilize for purposes of its analysis. UBS calculated a range of implied present values as of June 30, 2008 of the stand-alone distributable cash flows that Darwin was forecasted to generate from July 1, 2008 through December 31, 2012 using discount rates ranging from 11.0% to 13.0%. UBS also calculated estimated terminal values for Darwin as of December 31, 2012, using price-to-book terminal multiples ranging from 1.60 to 1.90 times estimated stockholders’ common equity as of December 31, 2012. The estimated terminal values were then discounted to present value as of June 30, 2008 using discount rates ranging from 11.0% to 13.0%. The discounted cash flow analysis resulted in an implied equity reference range per share of Common Stock of approximately $26 to $32.

Miscellaneous

Under the terms of UBS’ engagement, Darwin has agreed to pay UBS for its financial advisory services in connection with the Merger an aggregate fee currently estimated to be approximately $5.0 million, approximately $1.2 million of which was payable in connection with UBS’ opinion and approximately $3.8 million of which is contingent upon consummation of the Merger. In addition, Darwin has agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of its counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

Other than UBS’ financial advisory services to Darwin in connection with the Merger, no material relationship existed during the two years prior to June 27, 2008, or was contemplated, between UBS, on the one hand, and any of Darwin, Allied World or Alleghany, on the other hand, in which any compensation was received or was intended to be received as a result of such relationship. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Darwin, Allied World and Alleghany and, accordingly, may at any time hold a long or short position in such securities.

Darwin selected UBS as its financial advisor in connection with the Merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions and because of UBS’ familiarity with Darwin and its businesses. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Projected Financial Data

Darwin does not, as a matter of course, publicly disclose forecasts of future revenues, earnings, financial condition or other results. However, in connection with the discussions concerning the proposed merger described in “The Merger — Background of the Merger” beginning on page 19, Darwin provided Allied World with financial forecasts of our operating performance for the fiscal years 2008 through 2012 prepared by Darwin’s management, which we refer to as the “Projections.” The Projections were also provided to our financial advisor, UBS, and were utilized by UBS, at the direction of the Special Committee and the Board, for purposes of its analyses in connection with its opinion.

The Projections were not prepared with a view to public disclosure and are included in this proxy statement because such information was made available, in whole or in part, to Allied World, in connection with its due diligence review of Darwin. The Projections were not prepared with a view to compliance with published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, our auditor has not examined, compiled or otherwise applied procedures to the Projections and, accordingly, assumes no responsibility for, and expresses no opinion on them.

The Projections provided are summarized as follows:

	2008	2009	2010	2011	2012

Net Premiums Written ($000s)	245,728	294,873	339,104	389,970	428,967
Net Income ($000s)	40,015	43,486	52,278	61,403	69,163

The material assumptions made by Darwin in developing these Projections are as follows:

	2008	2009	2010	2011	2012

Net Premiums Written Growth(1)	23.0%	20.0%	15.0%	15.0%	10.0%
Loss Ratio	54.7%	62.5%	62.5%	62.5%	62.5%
Expense Ratio	28.0%	27.1%	28.0%	29.0%	29.5%

(1)	Expressed as a percentage change over the prior year.

The development of the Projections entailed numerous assumptions, including assumptions regarding Darwin’s industry, products and services, Darwin’s ability to execute on its strategic growth plan and general business, economic, regulatory, market and financial conditions. Although the Projections are presented with numerical specificity, the Projections reflect numerous assumptions and estimates as to future events made by Darwin’s management that Darwin’s management believed were reasonable at the time the Projections were prepared. These Projections were initially created at the end of the third quarter of 2007 and were updated only to record actual results through the end of the first quarter of 2008. They do not take into account any circumstances or events occurring after the date that they were prepared, such as, among other things, increased pricing competition, changes in overall business strategy and employee turnover, and, accordingly, do not give effect to the Merger or any changes to our operations or strategy that may be implemented after completion of the Merger. For the foregoing reasons, the inclusion of the Projections in this proxy statement should not be regarded as an indication that Darwin, the Board, the Special Committee, Allied World, MergerCo, UBS or any other recipient of this information considered, or now considers, the Projections to be necessarily predictive of actual future events or conditions, and they should not be relied on as such. You should review our most recent SEC filings for a description of risk factors with respect to our business. See “Where You Can Find More Information” beginning on page 61.

No representation is made by Darwin or any other person to any Darwin stockholder regarding any information included in these Projections. Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the Projections to reflect circumstances existing after the date when prepared or to reflect the occurrence of future events even in the event that any of the assumptions underlying the Projections are shown to be in error.

Financing of the Merger

The Merger is not conditioned upon Allied World or MergerCo obtaining financing. Allied World and MergerCo estimate that the total amount of cash funds necessary to consummate the Merger and related transactions will be approximately $550 million. Allied World has informed us that it expects that its cash on hand will be sufficient to complete the acquisition.

Interests of Darwin’s Directors and Executive Officers in the Merger

In considering the recommendations of the Board that you vote to adopt the Merger Agreement, Darwin’s stockholders should be aware that certain of Darwin’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Darwin’s stockholders generally. These interests may present such directors and executive officers with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions to approve the Merger Agreement and the Merger and the recommendations that our stockholders vote in favor of adopting the Merger Agreement.

Treatment of Stock Options

Immediately prior to the effective time of the Merger, each Stock Option that is then outstanding, whether vested or unvested, will become fully vested and exercisable. At the effective time of the Merger, each unexercised Stock Option will be cancelled and converted into the right to receive a cash payment equal to the excess of the merger consideration of $32.00 per share in cash over the exercise price of such Stock Option, without interest and less any applicable withholding taxes, multiplied by the number of shares of Common Stock underlying the Stock Option, subject to the potential downward purchase price adjustment.

The following table identifies, for each of our directors and executive officers, the aggregate number of shares of Common Stock subject to his outstanding vested and unvested Stock Options as of September 15, 2008, the aggregate number of shares of Common Stock subject to his outstanding unvested Stock Options that will become fully vested in connection with the Merger, the weighted average exercise price and the value of such unvested Stock Options, and the weighted average exercise price and value of his collective vested and unvested Stock Options. The information in the table assumes that all Stock Options included therein remain outstanding on the closing date of the Merger.

					Weighted
		Number of	Weighted		Average
	Aggregate	Shares of	Average		Exercise
	Shares of	Common Stock	Exercise		Price of	Value of
	Common Stock	Underlying	Price of	Value of	Vested and	Vested and
	Subject to	Unvested	Unvested	Unvested	Unvested	Unvested
Name	Stock Options	Stock Options	Stock Options	Stock Options(1)	Stock Options	Stock Options(2)

Directors
R. Bruce Albro	0	—	—	—	—	—
Phillip N. Ben-Zvi	0	—	—	—	—	—
Christopher K. Dalrymple	0	—	—	—	—	—
Weston M. Hicks	0	—	—	—	—	—
William C. Popik, M.D.	0	—	—	—	—	—
George M. Reider, Jr.	0	—	—	—	—	—
John L. Sennott, Jr.(3)	31,381	22,528	$21.02	$247,464	$20.07	$374,471
Stephen J. Sills(4)	95,487	63,003	$20.02	$754,763	$19.00	$1,241,120
James P. Slattery(5)	0	—	—	—	—	—
Irving B. Yoskowitz	0	—	—	—	—	—
Executive Officers
Robert Asensio	20,665	19,601	$24.33	$150,355	$24.38	$157,415
Paul Martin	21,343	16,408	$21.78	$167,736	$21.02	$234,413
David J. Newman	26,508	19,624	$21.36	$208,724	$20.49	$305,219
Paul F. Romano(6)	0	—	—	—	—	—
Mark I. Rosen	50,336	35,665	$21.45	$376,315	$20.57	$575,438

(1)	Illustrates the economic value of all unvested Stock Options that will become fully vested and cashed out in connection with the Merger. Calculated for each individual by multiplying the number of shares of Common Stock underlying unvested Stock Options by the difference, if any, between the merger consideration of $32.00 per share in cash (subject to the potential downward purchase price adjustment) and the weighted average exercise price of the unvested Stock Options.

(2)	Illustrates the economic value of all Stock Options to be cancelled and cashed out in connection with the Merger. Calculated for each individual by multiplying the aggregate number of shares of Common Stock subject to Stock Options by the difference between the merger consideration of $32.00 per share in cash (subject to the potential downward purchase price adjustment) and the weighted average exercise price of all such Stock Options.

(3)	Mr. Sennott is Executive Vice President and Chief Financial Officer of Darwin.

(4)	Mr. Sills is President and Chief Executive Officer of Darwin.

(5)	Mr. Slattery was not nominated for election to the Board in 2008.

(6)	Mr. Romano resigned from Darwin effective March 27, 2008.

Treatment of Restricted Shares

Immediately prior to the effective time of the Merger, each restricted share of Common Stock that is then outstanding, whether vested or unvested, will become fully vested and payable. At the effective time of the Merger, each restricted share of Common Stock will be cancelled and converted into the right to receive an amount in cash equal to the merger consideration of $32.00 per share in cash, plus any declared and unpaid dividends, subject to the potential downward purchase price adjustment.

The following table identifies, for each of our directors and executive officers, the number of restricted shares of Common Stock owned as of September 15, 2008 and the value of such restricted shares of Common Stock that will become fully vested in connection with the Merger. The information in the table assumes that all such restricted shares of Common Stock included therein remain outstanding on the closing date of the Merger.

	Number of	Value of
	Restricted Shares of	Restricted Shares of
Name	Common Stock	Common Stock(1)

Directors
R. Bruce Albro	0	—
Phillip N. Ben-Zvi	0	—
Christopher K. Dalrymple	0	—
Weston M. Hicks	0	—
William C. Popik, M.D.	0	—
George M. Reider, Jr.	0	—
John L. Sennott, Jr.(2)	6,071	$194,272
Stephen J. Sills(3)	13,623	$435,936
James P. Slattery(4)	0	—
Irving B. Yoskowitz	0	—
Executive Officers
Robert Asensio	7,290	$233,280
Paul Martin	5,094	$163,008
David J. Newman	5,657	$181,024
Paul F. Romano(5)	0	—
Mark I. Rosen	9,850	$315,200

(1)	Illustrates the economic value of all restricted shares of Common Stock that will become fully vested and cashed out in connection with the Merger. Calculated for each individual by multiplying the aggregate number of restricted shares of Common Stock by the merger consideration of $32.00 per share in cash, subject to the potential downward purchase price adjustment.

(2)	Mr. Sennott is Executive Vice President and Chief Financial Officer of Darwin.

(3)	Mr. Sills is President and Chief Executive Officer of Darwin.

(4)	Mr. Slattery was not nominated for election to the Board in 2008.

(5)	Mr. Romano resigned from Darwin effective March 27, 2008.

Treatment of Director Share Units

At the effective time of the Merger, each director share unit that is outstanding immediately prior to the Merger will be cancelled and converted into the right to receive an amount in cash equal to the merger consideration of $32.00 per share, subject to the potential downward purchase price adjustment.

The following table identifies, for each of our non-employee directors (defined as a director who is neither our employee nor an employee of any of our affiliates including Alleghany), the number of director share units as of September 15, 2008 and the value of such director share units that will become payable in connection with the Merger. Such director share units were issued under Darwin’s Stock and Unit Plan for Non-Employee Directors, approved by Darwin’s stockholders, pursuant to which a minimum of 50% of the fees for such directors’ board and committee service are payable in director share units. The information in the table assumes that all such director share units included therein remain outstanding on the closing date of the Merger.

	Number of	Value of
Name	Share Units	Share Units(1)

R. Bruce Albro	6,647	$212,704
Phillip N. Ben-Zvi	8,097	$259,104
William C. Popik, M.D.	9,097	$291,104
George M. Reider, Jr.	4,547	$145,504
Irving B. Yoskowitz	7,467	$238,944

(1)	Illustrates the economic value of all director share units that will be cashed out in connection with the Merger. Calculated for each individual by multiplying the aggregate number of director share units by the merger consideration of $32.00 per share in cash, subject to the potential downward purchase price adjustment.

Treatment of Long Term Incentive Plan

At the effective time of the Merger, each participant’s vested percentage in his respective portion of the LTIP profit pools for the fiscal years 2003 through 2008 in the LTIP shall be 100%. Payments of the LTIP profit pools for the fiscal years 2003 through 2008 shall continue under the current terms of the LTIP.

The following table identifies, for each of our executive officers with interests in the LTIP profit pools for the fiscal years 2003 through 2008, the aggregate vested amount of such interests prior to the Merger, the aggregate vested amount of such interests subsequent to the Merger and the increase in such vested amount due to the Merger. An employee’s vested amount in the LTIP is subject to forfeiture if such employee is terminated for Cause (as defined in the LTIP).

			Change in
		Aggregate Vested	Aggregate
	Aggregate Vested	LTIP Interest	Vested LTIP
	LTIP Interest	Subsequent	Interest
Name	Prior to Merger	to Merger	Due to Merger(1)

Stephen J. Sills	$2,854,483	$5,777,051	$2,922,568
Robert Asensio	$0	$0	$0
Paul Martin	$356,810	$722,131	$365,321
David J. Newman	$535,216	$1,083,197	$547,981
Paul F. Romano(2)	$0	$0	$0
Mark I. Rosen	$1,070,431	$2,166,394	$1,095,963
John L. Sennott, Jr.	$713,621	$1,444,262	$730,641

(1)	Due to a change of control, which will occur upon the closing of the Merger, LTIP payments will continue through 2014 unless the employee is terminated for Cause. These amounts are only estimates based on data as of the date of this proxy statement relating to the losses and loss adjustment expenses for each profit pool year. As loss experience matures for each profit pool year, the profitability estimate and associated benefits for each profit pool year is subject to change.

(2)	Mr. Romano resigned from Darwin effective March 27, 2008.

Employment Arrangements

Robert Asensio, Employment Agreement

On June 27, 2008, Darwin entered into an employment agreement with Robert Asensio, to be effective upon the closing of the Merger. Mr. Asensio shall be employed and serve as the Executive Vice President and Chief Information Officer of Darwin. Pursuant to the agreement, Mr. Asensio is entitled to receive an annual base salary of not less than $230,000 and is eligible for an annual incentive bonus award determined by Darwin in respect of each fiscal year. In addition, Mr. Asensio will be eligible to participate in the equity incentive plans maintained by Allied World. Mr. Asensio’s term of employment commences on the effective time of the Merger and terminates upon the earliest to occur of (i) his death, (ii) a termination by reason of a Disability (as defined in the agreement), (iii) a termination by Darwin with or without Cause (as defined in the agreement) and (iv) a termination by Mr. Asensio with or without Good Reason (as defined in the agreement). In the event that Mr. Asensio’s employment is terminated by Darwin without Cause or if he terminates his employment for Good Reason, the agreement provides for a payment to him of his then current base salary and annual bonus prorated in equal payments for the 12 months following the termination, continued participation in health and other insurance plans for 12 months following termination and vesting of equity awards that would have vested in the 12 months following termination. The agreement includes confidentiality, non-competition, non-interference and indemnification provisions.

Paul Martin, Employment Agreement

On June 27, 2008, Darwin entered into an employment agreement with Paul Martin, to be effective upon the closing of the Merger. Mr. Martin shall be employed and serve as Senior Vice President and Chief Actuary of Darwin. Pursuant to the agreement, Mr. Martin is entitled to receive an annual base salary of not less than $229,100 and is eligible for an annual incentive bonus award determined by Darwin in respect of each fiscal year. In addition, Mr. Martin will be eligible to participate in the equity incentive plans maintained by Allied World. Mr. Martin’s term of employment commences on the effective time of the Merger and terminates upon the earliest to occur of (i) his death, (ii) a termination by reason of a Disability (as defined in the agreement), (iii) a termination by Darwin with or without Cause (as defined in the agreement) and (iv) a termination by Mr. Martin with or without Good Reason (as defined in the agreement). In the event that Mr. Martin’s employment is terminated by Darwin without Cause or if he terminates his employment for Good Reason, the agreement provides for a payment to him of his then current base salary and annual bonus prorated in equal payments for the 12 months following the termination, continued participation in health and other insurance plans for 12 months following termination and vesting of equity awards that would have vested in the 12 months following termination. The agreement includes confidentiality, non-competition, non-interference and indemnification provisions.

David Newman, Employment Agreement

On June 27, 2008, Darwin entered into an employment agreement with David Newman, to be effective upon the closing of the Merger. Mr. Newman shall be employed and serve as Senior Vice President and Chief Underwriting Officer of Darwin. Pursuant to the agreement, Mr. Newman is entitled to receive an annual base salary of not less than $273,181 and is eligible for an annual incentive bonus award determined by Darwin in respect of each fiscal year. In addition, Mr. Newman will be eligible to participate in the equity incentive plans maintained by Allied World. Upon the occurrence of a Change in Control as defined in the agreement, all such equity-based awards will fully vest immediately prior to such Change in Control. Mr. Newman’s term of employment commences on the effective time of the Merger and terminates upon the earliest to occur of (i) his death, (ii) a termination by reason of a Disability (as defined in the agreement), (iii) a termination by Darwin with or without Cause (as defined in the agreement) and (iv) a termination by Mr. Newman with or without Good Reason (as defined in the agreement). In the event that Mr. Newman’s employment is terminated by Darwin without Cause or if he terminates his employment for Good Reason, the agreement provides for a payment to him of his then current base salary and annual bonus prorated in equal payments for the 12 months following the termination, continued participation in health and other insurance plans for 12 months following termination and vesting of equity awards that would have vested in the 12 months following termination. The agreement includes confidentiality, non-competition, non-interference and indemnification provisions.

Mark I. Rosen, Employment Agreement

On June 27, 2008, Darwin entered into an employment agreement with Mark I. Rosen, to be effective upon the closing of the Merger, and which supersedes (unless stated otherwise) the terms of his prior employment agreement. Mr. Rosen shall be employed and serve as Executive Vice President, General Counsel and Chief Claims Officer of Darwin. Pursuant to the agreement, Mr. Rosen is entitled to receive an annual base salary of not less than $346,094 and is eligible for an annual incentive bonus award determined by Darwin in respect of each fiscal year. In addition, Mr. Rosen will be eligible to participate in the equity incentive plans maintained by Allied World. Under the agreement, any awards under Darwin’s LTIP immediately vest upon the Merger, with payments of his interest in “Profit Pools” to be made at times, in amounts, and in the manner provided in the LTIP as if the Merger had not occurred. With respect to any “parachute payments” paid in connection with the Merger, the excise tax gross-up provision of Mr. Rosen’s prior employment agreement will remain in full force. Mr. Rosen’s term of employment commences on the effective time of the Merger and terminates upon the earliest to occur of (i) his death, (ii) a termination by reason of a Disability (as defined in the agreement), (iii) a termination by Darwin with or without Cause (as defined in the agreement) and (iv) a termination by Mr. Rosen with or without Good Reason (as defined in the agreement). In the event that Mr. Rosen’s employment is terminated by Darwin without Cause or if he terminates his employment for Good Reason, the agreement provides for a payment to him of his then current base salary and annual bonus prorated in equal payments for the 12 months following the termination, continued participation in health and other insurance plans for 12 months following termination and vesting of equity awards that would have vested in the 12 months following termination. The agreement includes confidentiality, non-competition, non-interference and indemnification provisions.

John L. Sennott, Jr., Employment Agreement

On June 27, 2008, Darwin entered into an employment agreement with John L. Sennott, Jr., to be effective upon the closing of the Merger. Mr. Sennott shall be employed and serve as Chief Operating Officer of Darwin. In the event the position of Chief Operating Officer of Allied World’s U.S. operations becomes available, Mr. Sennott will be offered such position. If Mr. Sennott is not offered such position within 12 months of the closing of the Merger, Mr. Sennott will have the right to terminate his employment for Good Reason (as defined in the agreement). Pursuant to the agreement, Mr. Sennott is entitled to receive an annual base salary of not less than $273,181 and is eligible for an annual incentive bonus award determined by Darwin in respect of each fiscal year. In addition, Mr. Sennott will be eligible to participate in the equity incentive plans maintained by Allied World. Upon the occurrence of a Change in Control as defined in the agreement, all such equity-based awards will fully vest immediately prior to such Change in Control. Mr. Sennott’s term of employment commences on the effective time of the Merger and terminates upon the earliest to occur of (i) his death, (ii) a termination by reason of a Disability (as defined in the agreement), (iii) a termination by Darwin with or without Cause (as defined in the agreement) and (iv) a termination by Mr. Sennott with or without Good Reason (as defined in the agreement). In the event that Mr. Sennott’s employment is terminated by Darwin without Cause or if he terminates his employment for Good Reason, the agreement provides for a payment to him of his then current base salary and annual bonus prorated in equal payments for the 12 months following the termination, continued participation in health and other insurance plans for 12 months following termination and vesting of equity awards that would have vested in the 12 months following termination. The agreement includes confidentiality, non-competition, non-interference and indemnification provisions.

Stephen J. Sills, Employment Agreement

On June 27, 2008, Darwin amended the amended and restated employment agreement between Darwin and Stephen J. Sills, effective as of the closing of the Merger. Under the terms of the amended agreement, Mr. Sills’ employment will terminate effective immediately upon the closing of the Merger, and such termination will be treated as being without Cause, as defined in the agreement. Under the amended employment agreement, Mr. Sills will be entitled to (i) continued payment of base salary and a medical coverage subsidy (as described in the employment agreement) for 12 months, (ii) a payment of $259,577 (on or about March 15, 2009) in satisfaction of the annual bonus component of the severance obligation under the amended and restated employment agreement, and (iii) an additional lump-sum payment, payable on the date of the closing of the Merger, equal to $973,413. A letter agreement between Darwin and AIHL provides that AIHL will pay to Darwin an amount equal to the $973,413 described in the previous sentence, reduced by the amount of the reduction in Darwin’s federal, state and local income taxes that is expected to be realized because of such payment (such expected realization assumed based on a combined effective federal, state and local tax rate of 25%). Such payment shall not occur if the Merger is not consummated. Under the amended employment agreement, if any amounts payable to Mr. Sills trigger an excise tax under Section 4999 of the Internal Revenue Code on account of being deemed “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, then Mr. Sills will be entitled to receive a “gross-up” payment based on such excise tax amount, and any interest and penalties incurred in connection therewith. In substantial part in consideration for the payments described above, the amendment to Mr. Sills’ employment agreement also includes enhanced non-competition and non-interference provisions. Specifically, Mr. Sills will be subject to non-competition and non-interference restrictions for 24 months following the termination of his employment.

Indemnification and Insurance

Allied World and the Surviving Corporation have agreed to indemnify and hold harmless the current and former directors and officers of Darwin to the fullest extent permitted by applicable law for all claims pertaining to matters that relate to such indemnified party’s duties or services as a director or officer. Allied World and the Surviving Corporation will advance, to the fullest extent authorized or permitted by applicable law, any expenses incurred in defending or participating in such claims.

The Merger Agreement requires that we purchase, immediately prior to the closing of the Merger, a single payment, run-off policy of directors’ and officers’ liability insurance which shall become effective at the closing and remain in effect for 6 years after the closing covering current and former officers and directors of Darwin and Darwin’s subsidiaries, with limits of $20,000,000 for each claim and in the aggregate. The premium for such run-off policy or policies will not exceed $400,000. Immediately prior to the closing of the Merger, Allied World will provide for the current officers and directors of Darwin and Darwin’s subsidiaries who continue in such capacity after the closing to be covered under Allied World’s directors’ and officers’ liability program with the same terms as those applicable to the officers and directors of Allied World and its subsidiaries.

Continued Benefits

Allied World will honor, in accordance with their terms, all existing employment plans and agreements (other than equity-based incentive plans) in effect immediately before the effective time of the Merger. For a period of one year after the Merger, Allied World will provide (i) compensation (including incentive compensation) no less favorable in the aggregate than the compensation (including incentive compensation) provided to employees of Darwin immediately before the effective time of the Merger and (ii) employee benefits no less favorable than provided to similarly situated employees of Allied World.

Material U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences to beneficial holders of shares of Common Stock whose shares are converted into the right to receive cash pursuant to the Merger, and is based upon present law (which may change, possibly with retroactive effect). The tax consequences set forth below are not intended to constitute a complete description of all tax consequences relating to the Merger.

Due to the individual nature of tax consequences, you should consult your tax advisors as to the specific tax consequences of the Merger to you, including the effects of applicable federal, state, local, foreign and other tax laws.

The following discussion applies only if you hold your shares of Common Stock as a capital asset and does not apply if you (i) acquired your shares of Common Stock, or receive payment pursuant to the Merger, in connection with the exercise of Stock Options or other compensation arrangements with Darwin, (ii) hold your shares of Common Stock as part of a hedge, straddle or conversion transaction or (iii) are a person otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended. In addition, this discussion does not address the U.S. federal income tax consequences to a beneficial holder of shares of Common Stock who, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any state, local or foreign tax laws. If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds shares of Common Stock, the tax treatment of a partner generally will depend on the status of the partners and activities of the partnership. A partner of a partnership holding shares of Common Stock should consult its tax advisor.

The receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, and it may also be a taxable transaction under applicable state, local, foreign and other tax laws. In general, if you receive cash pursuant to the Merger, you will recognize gain or loss equal to the difference, if any, between the amount of cash received (determined before the deduction of any withholding tax) and your adjusted tax basis in the shares of Common Stock converted into cash pursuant to the Merger. Gain or loss will be determined separately for each block of shares of Common Stock (i.e., shares of Common Stock acquired for the same cost in a single transaction) converted into cash pursuant to the Merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if your holding period for the shares is more than one year at the time of consummation of the Merger. Long-term capital gains of individuals are subject to U.S. federal income tax at a maximum rate of 15%. The deduction of capital losses is subject to limitations.

Cash payments received by beneficial holders of shares of Common Stock pursuant to the Merger are subject to information reporting, and may be subject to backup withholding at the applicable rate (currently 28%) if the beneficial holder or other payee fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional U.S. federal income tax. Rather, the U.S. federal income tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is timely furnished to the Internal Revenue Service.

The receipt of cash pursuant to the exercise of statutory appraisal rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. Any beneficial holder of shares of Common Stock considering exercising statutory appraisal rights should consult its own tax advisor with respect to its particular circumstances.

Regulatory Approvals

Antitrust

Under the HSR Act, we cannot consummate the Merger until we and Allied World have notified the DOJ and the FTC of the Merger, furnished them with certain information and materials relating to the Merger and the applicable waiting periods have terminated or expired. The termination of the waiting period means the parties have satisfied the regulatory requirements under the HSR Act. We and Allied World filed notification and report forms under the HSR Act with the Antitrust Division of the DOJ and the FTC on July 14, 2008. Darwin and Allied World received notice that the waiting period under the HSR Act was terminated as of July 21, 2008.

At any time before or after consummation of the Merger, notwithstanding the early termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Darwin. At any time before or after the consummation of the Merger, and notwithstanding the early termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Darwin. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Insurance Regulations

The insurance laws and regulations of all 50 U.S. states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands generally require that, prior to the acquisition of control of an insurance company, either through the acquisition of or merger with the insurance company or a holding company of that insurance company, the acquiring party must obtain approval from the insurance commissioner of the insurance company’s state of domicile and any state in which an insurance company is commercially domiciled.

In connection with this state approval and notification process, Allied World has made formal filing applications, called Form “A” filings, for approval of the Merger with the insurance commissioners of Delaware and Arkansas, the states in which the insurance company subsidiaries of Darwin are domiciled. As of the date of this proxy statement, Allied World has not yet obtained the approvals under the applicable state insurance laws that may be required to complete the Merger. There can be no assurance that the insurance commissioners will provide the approvals under the applicable state insurance laws. Subject to the terms and conditions provided in the Merger Agreement, as promptly as practicable, each of Allied World and Darwin has agreed to use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or appropriate to consummate the Merger as soon as practicable, including obtaining the termination of any waiting period under the HSR Act and seeking the receipt of governmental consents (including the consents of insurance regulators).

In addition, Allied World has made notice filings in certain other jurisdictions regarding the potential competitive impact of the Merger on market share in particular insurance lines in those jurisdictions. Approval of the Merger is generally not required in these states, but state insurance departments could determine to take action to prevent or impose conditions on the Merger or on any related change of control affecting Darwin’s existing insurance licenses and authorizations.

Although Darwin and Allied World do not expect these regulatory authorities to raise any significant concerns in connection with their review of the Merger, there is no assurance that Allied World will obtain all required regulatory approvals.

Other than the filings described above, neither Darwin nor Allied World is aware of any regulatory approvals required to be obtained, or waiting periods to expire, to complete the Merger. If the parties discover that other approvals or waiting periods are necessary, they will seek to obtain or comply with them.

Delisting and Deregistration of Common Stock

Following consummation of the Merger, the registration of shares of Common Stock and Darwin’s reporting obligations with respect to the Common Stock under the Exchange Act will be terminated upon application to the SEC and we will no longer file periodic reports with the SEC on account of Darwin or the Common Stock. In addition, upon completion of the Merger, shares of the Common Stock will be delisted from the NYSE and will no longer be listed on any stock exchange or quotation system, including the NYSE.

Certain Litigation Related to the Merger

On August 28, 2008, a purported class action complaint, Broadbased Equities v. R. Bruce Albro, et al. (Superior Court, Judicial District of Hartford), was served on Darwin, naming as defendants Darwin, the members of its board of directors and Allied World, allegedly on behalf of Darwin’s stockholders, in the Superior Court for the Judicial District of Hartford. The complaint alleges, among other things, that (i) the directors of Darwin breached their fiduciary duties in connection with the proposed transaction by approving a transaction that purportedly protects and advances the interests of Darwin’s directors and Allied World at the expense of Darwin’s public stockholders and (ii) that Darwin’s preliminary proxy statement filed with the SEC in connection with the Merger concealed material information from Darwin’s public stockholders. The complaint seeks declaratory and injunctive relief, monetary and/or rescissory damages and other relief, together with an award of attorneys’ fees and litigation costs and interest.

Although Darwin, the members of its board of directors and Allied World believe that the claims asserted are without merit, on September 16, 2008, the parties reached an agreement in principle to settle this litigation, while specifically denying any wrongdoing by any of the defendants. Pursuant to the proposed settlement, we have agreed to make certain additional disclosures in Darwin’s proxy statement, which are contained herein. The proposed settlement is subject to the satisfaction of a number of conditions, including the execution of a definitive settlement agreement, final court approval of the settlement and notice to our stockholders.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Merger. It is not intended to provide you with any other factual information about us. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement (and summarized below) are qualified by information in confidential disclosure schedules provided by Darwin and Parent to each other in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between Darwin and Parent rather than establishing matters as facts and may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders. Accordingly, you should not rely on the representations and warranties in the Merger Agreement (or the summaries contained herein) as characterizations of the actual state of facts about Darwin or Parent. The representations and warranties in the Merger Agreement and the description of them in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings we publicly file with the SEC. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 61.

The Merger and Effective Time

The Merger Agreement provides for the merger of MergerCo with and into Darwin upon the terms, and subject to the conditions, of the Merger Agreement. As the Surviving Corporation, Darwin will continue to exist as an indirect wholly owned subsidiary of Parent following the Merger. Upon consummation of the Merger, the directors of MergerCo immediately prior to the effective time of the Merger will be the initial directors of the Surviving Corporation and the officers of Darwin immediately prior to the effective time of the Merger will be the initial officers of the Surviving Corporation. All of Surviving Corporation’s directors and officers will hold their positions until their successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

We, Parent or MergerCo may terminate the Merger Agreement prior to the consummation of the Merger in some circumstances, whether before or after the adoption by our stockholders of the Merger Agreement. Additional details on termination of the Merger Agreement are described in “— Termination of the Merger Agreement” beginning on page 51.

The Merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger).

The parties are required to close the Merger no later than the third business day after the satisfaction or waiver of the conditions described under “— Conditions to the Merger” beginning on page 48, or such other time agreed to by the parties.

Merger Consideration

Each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive the merger consideration of $32.00 per share in cash, without interest and less any applicable withholding taxes, and subject to a potential downward price adjustment in the event that certain representations by the Company in the Merger Agreement with respect to its capitalization prove to be inaccurate and, as a result of such inaccuracy, the aggregate consideration payable by Parent in the Merger would otherwise be increased by more than $1,000,000 (see “— Potential Downward Purchase Price Adjustment” beginning on page 43). These provisions related to the merger consideration will not apply to the following shares of Common Stock:

•	shares of Common Stock held by holders who have properly demanded and perfected their appraisal rights. See “Dissenters’ Rights of Appraisal” beginning on page 58; and

•	shares of Common Stock held in treasury by the Company or held by any Company subsidiary or owned by Parent or MergerCo (or any wholly owned subsidiary of Parent or MergerCo).

After the Merger is effective, each holder of a certificate representing any shares of Common Stock (other than the excluded shares listed above) will no longer have any rights with respect to the shares of Common Stock, except for the right to receive the merger consideration.

Potential Downward Purchase Price Adjustment

In the event that certain representations and warranties of the Company in the Merger Agreement with respect to its capitalization prove to be inaccurate and, as a result of such inaccuracy, the aggregate consideration to be paid by Parent pursuant to the Merger would otherwise be increased by more than $1,000,000, then the merger consideration will be ratably and equitably reduced so that the aggregate consideration to be paid by Parent at the closing of the Merger is reduced by an amount equal to the amount of such increase above $1,000,000.

Treatment of Options and Other Awards

Stock Options.  Immediately prior to the effective time of the Merger, all outstanding Stock Options under the Company’s equity incentive plans will become fully vested and exercisable. All such Stock Options not exercised prior to the Merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares of Common Stock underlying the Stock Options multiplied by the amount (if any) by which the merger consideration of $32.00 per share in cash exceeds the exercise price of the Stock Option, subject to the potential downward purchase price adjustment, without interest and less any applicable withholding taxes.

Restricted Shares.  Immediately prior to the effective time of the Merger, all restricted shares of Common Stock will vest and will be cancelled and converted into the right to receive a cash payment equal to the number of restricted shares multiplied by the merger consideration of $32.00 per share in cash, plus any declared and unpaid dividends, without interest and less any applicable withholding taxes, subject to the potential downward purchase price adjustment.

Director Share Units.  Upon the consummation of the Merger, each director share unit that is outstanding immediately prior to the Merger will be converted into the right to receive an amount in cash equal to $32.00 per share unit in cash, subject to the potential downward purchase price adjustment, without interest and less any applicable withholding taxes, plus any declared and unpaid dividends.

Payment for the Shares of Common Stock

We will designate a paying agent reasonably satisfactory to Parent to make payment of the merger consideration as described above. At or prior to the effective time of the Merger, Parent will, or will cause the Surviving Corporation to, deposit in trust with the paying agent the funds appropriate to pay the merger consideration to the stockholders and holders of Stock Options, restricted shares of Common Stock and director share units.

Following the effective time of the Merger, we will close our stock transfer books. After that time, there will be no further transfers of shares of Common Stock.

As promptly as practicable after the effective time of the Merger, but no later than three business days following the effective time of the Merger, Parent and the Surviving Corporation will cause the paying agent to send you a letter of transmittal and instructions advising you how to surrender your certificates or Stock Options or transfer your shares of Common Stock (as applicable) in exchange for the merger consideration. The paying agent will pay you your merger consideration after you have surrendered your certificates and provided your signed letter of transmittal to the paying agent, along with any other items specified by the letter of transmittal, or complied with procedures specified by the paying agent for shares not represented by certificates. Interest will not be paid or accrue in respect of the merger consideration. The Surviving Corporation will deduct and withhold any applicable withholding taxes from the amount of any merger consideration paid to you. You should not forward your stock certificates to the paying agent without a letter of transmittal and you should not return your stock certificates with the enclosed proxy.

If any cash deposited with the paying agent is not distributed within 1 year following the effective time of the Merger, such cash will be returned to the Surviving Corporation upon demand and you will be entitled to look only to the Surviving Corporation for the payment of your merger consideration.

If the paying agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a stock certificate, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the paying agent’s reasonable satisfaction that the taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the Surviving Corporation, post a bond in a reasonable amount that the Surviving Corporation may direct as indemnity against any claim that may be made against the Surviving Corporation in respect of the lost, stolen or destroyed certificate.

Representations and Warranties

The Merger Agreement contains representations and warranties made by us to Parent and MergerCo and representations and warranties made by Parent and MergerCo to us. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement (and summarized below) are qualified by information in confidential disclosure schedules provided by Darwin and Parent to each other in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between Darwin and Parent rather than establishing matters as facts and may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders. Accordingly, you should not rely on the representations and warranties in the Merger Agreement (or the summaries contained herein) as characterizations of the actual state of facts about Darwin or Parent. The representations and warranties in the Merger Agreement and the description of them in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings we publicly file with the SEC.

In the Merger Agreement, Darwin, Parent and MergerCo each made representations and warranties relating to, among other things:

•	corporate organization, qualification and authority;

•	corporate power and authority to enter into and perform its obligations under, and enforceability of, the Merger Agreement;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	information supplied for inclusion in this proxy statement;

•	the absence of litigation; and

•	broker’s fees.

In the Merger Agreement, Parent and MergerCo also each made representations and warranties relating to:

•	the ownership of MergerCo by Parent;

•	the availability of the funds necessary to perform their obligations under the Merger Agreement;

•	their lack of ownership of any shares of Common Stock;

•	the absence of other agreements or understandings with officers, directors or stockholders of Darwin beneficially owning 5% or more of Darwin’s outstanding capital stock that relates to the voting or disposition of shares of Common Stock in respect of the Merger; and

•	the absence of any significant interest in Darwin’s competitors.

Darwin also made representations and warranties relating to:

•	subsidiaries;

•	capital structure;

•	compliance with applicable laws and permits and insurance matters;

•	documents filed with the SEC and financial statements;

•	the absence of certain changes or events since March 31, 2008;

•	the absence of undisclosed liabilities;

•	employee benefit matters;

•	intellectual property matters;

•	tax matters;

•	environmental matters;

•	material contracts;

•	transactions with interested parties;

•	insurance; and

•	the receipt by the Board and the Special Committee of an opinion from UBS.

Many of Darwin’s representations and warranties are qualified by a material adverse effect standard. For purposes of the Merger Agreement, “Material Adverse Effect” is defined to mean, with respect to the Company, an effect, event, development or change that is materially adverse to the business, assets, results of operations or financial condition of the Company and the Company subsidiaries, taken as a whole, other than any of the following, or any effect, event, development or change arising out of or resulting from any of the following:

•	changes in the market price of shares of Common Stock (except that the underlying cause of any such change shall not be excluded from the determination of whether there has been a Material Adverse Effect);

•	changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates (except to the extent that the Company and the Company subsidiaries taken as a whole are materially disproportionately adversely affected relative to other participants in the industries in which the Company or the Company subsidiaries participate);

•	changes in general legal, tax, regulatory, political or business conditions in the geographic regions in which the Company and the Company subsidiaries do business (except to the extent that the Company and the Company subsidiaries taken as a whole are materially disproportionately adversely affected relative to other participants in the industries in which the Company or the Company subsidiaries participate);

•	general market or economic conditions in the specialty property and casualty insurance industry (except to the extent that the Company and the Company subsidiaries taken as a whole are materially disproportionately adversely affected relative to other participants in the industries in which the Company or the Company subsidiaries participate);

•	changes in law following the date of the Merger Agreement;

•	changes in generally accepted accounting principles as applied in the United States or statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority following the date of the Merger Agreement;

•	the negotiation, execution, announcement, pendency or performance of the Merger Agreement or the transactions contemplated thereby or the consummation of the transactions contemplated by the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with insureds, customers, insurance brokers, reinsurance intermediaries, suppliers, vendors, lenders, venture partners or employees;

•	acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of the Merger Agreement (except to the extent that the insurance business of the Company and the Company subsidiaries taken as a whole are materially disproportionately adversely affected as a result of payments required to be made under insurance policies written by the Company relative to other participants in the insurance industry);

•	earthquakes, hurricanes, floods, or other natural disasters (except to the extent that the insurance business of the Company and the Company subsidiaries taken as a whole are materially disproportionately adversely affected as a result of payments required to be made under insurance policies written by the Company relative to other participants in the insurance industry);

•	any change or announcement of a potential change in the credit rating or A.M. Best rating of the Company or any of the Company subsidiaries or any of their securities (except that the underlying cause of any such change or announcement shall not be excluded from the determination of whether there has been a Material Adverse Effect);

•	any failure by the Company to meet any internal or external projections, forecasts or estimates of revenues or earnings for any period (except that the underlying cause of any such failure shall not be excluded from the determination of whether there has been a Material Adverse Effect);

•	any action by Parent or any of its affiliates or the omission of an action that is expressly required to be taken by Parent or any of its affiliates pursuant to the Merger Agreement; or

•	any action taken by the Company at the written request or with the written consent of Parent or MergerCo.

Conduct of Business Prior to Closing

We have agreed in the Merger Agreement that, until the consummation of the Merger, except as consented to in writing by Parent, we will:

•	conduct, and cause our subsidiaries to conduct, our business in the ordinary course consistent with past practices; and

•	use, and cause each of our subsidiaries to use, our commercially reasonable efforts to preserve substantially intact our business, assets and organization and to preserve our current beneficial relationships with any person with which the Company or any Company subsidiary has material business relations (including customers, suppliers, directors, officers and key employees).

We have also agreed that, until the consummation of the Merger, except as expressly required or contemplated by the Merger Agreement, as may be required by applicable law, or with the prior written consent of Parent, we and our subsidiaries will not:

•	amend our organizational documents;

•	authorize for issuance, issue, sell, pledge, dispose of, grant or transfer or agree or commit to issue, sell, dispose of, grant or transfer any shares of capital stock, or any other ownership interest, of the Company or any Company subsidiary, other than the issuance of Common Stock issuable pursuant to Company stock awards outstanding on the date of the Merger Agreement;

•	repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the exercise of Company Stock Options or the vesting of Company stock awards;

•	declare or pay any dividends on, or make any other distributions in respect of, any shares of the Company’s capital stock or the shares of stock or other equity interests in any Company subsidiary that is not wholly owned by the Company, other than (i) dividends by any wholly owned Company subsidiary to the Company or any other Company subsidiary and (ii) dividend equivalents already accrued as of the date of the Merger Agreement and paid with respect to outstanding Company stock awards outstanding on the date of the Merger Agreement;

•	split, combine or reclassify any shares, stock or other equity interests of the Company or any Company subsidiary or issue or authorize the issuance of any securities in respect of such shares, stock or other equity interests;

•	merge with any other entity, adopt a plan of complete or partial liquidation, dissolution or other reorganization of the Company or any Company subsidiary, except for acquisitions for a purchase price less than $5,000,000 individually or $10,000,000 in the aggregate;

•	sell, lease, dispose of or encumber any assets other than in the ordinary course of business, except for (i) sales of investment assets by the Company or any of the Company subsidiaries in the ordinary course of business consistent with past practice, (ii) transfers and pledges of assets in connection with the conduct of the insurance business in the ordinary course of business consistent with past practice, (iii) sales or transfers of assets between wholly owned Company subsidiaries, (iv) pursuant to certain existing written contracts or commitments or (v) amounts no greater than $5,000,000 in the aggregate;

•	incur or guarantee any indebtedness or issue any debt securities, other than for borrowed money in the ordinary course of business and pursuant to any credit agreement to which the Company or any Company subsidiary is a party as of the date of the Merger Agreement;

•	increase the compensation or benefits payable to its directors, officers or employees (other than increases for employees or officers below the level of senior vice president made in the ordinary course of business consistent with past practice);

•	amend, waive or terminate any rights under certain employment agreements;

•	establish, adopt or amend to materially increase benefits under any collective bargaining, bonus, compensation, retirement, severance or other similar plan or arrangement with any director, officer or employee (other than with respect to new hires of non-executive officers in the ordinary course of business consistent with past practice that do not provide for change of control benefits and each award under the Company’s performance incentive plan and long term incentive plan);

•	pre-pay any long-term debt in an amount exceeding $5,000,000 in the aggregate except in the ordinary course of business consistent with past practice;

•	materially change any of its accounting policies (whether for financial accounting or tax purposes);

•	authorize or commit to any new material capital expenditures in an amount in excess of $2,000,000 in the aggregate;

•	settle any material litigation, claims or obligations other than in the ordinary course of business consistent with past practice (which includes policyholder claims) where the amounts paid or to be paid, except in the case of policyholder claims, are covered by insurance or are in an amount less than $5,000,000 in the aggregate;

•	cause any of the Company’s representations or warranties in the Merger Agreement to become inaccurate in any material respect or any of the Company’s covenants to be breached in any material respect or result in the failure to be satisfied of any of the conditions to the obligations of Parent and MergerCo set forth in the Merger Agreement;

•	create or have any subsidiary other than the Company subsidiaries as of the date of the Merger Agreement;

•	enter into any new “material contract” (as defined in Item 601(b)(10) of Regulation S-K) or amend, terminate or release, in any material respect, any rights under any “material contract”;

•	settle any material tax audit, make or change any material tax election, file any material amendment to a material tax return or surrender any right to claim a material tax refund;

•	enter into any agreement that would be required to be reported by the SEC as a transaction with a related person, promoter or control person;

•	enter into any agreement with Alleghany or its affiliates; or

•	enter into any agreement to do any of the foregoing.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Subject to the terms and conditions provided in the Merger Agreement, as promptly as practicable, each party to the Merger Agreement has agreed to use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or appropriate to consummate the Merger as soon as practicable, including obtaining the termination of any waiting period under the HSR Act and seeking the receipt of governmental consents (including the consents of insurance regulators). The agreement to use reasonable best efforts includes the obligation of Parent or Darwin, as applicable, to (i) execute settlements and undertakings, (ii) sell, hold separate or divest any of Parent’s particular assets or businesses, (iii) agree to sell, hold separate or divest Darwin’s particular assets or businesses contemporaneously with or subsequent to the consummation of the Merger, (iv) permit Darwin to sell, hold separate or divest particular assets prior to the closing of the Merger and (v) take actions that, after the consummation of the Merger, would limit the freedom of action of Parent or Darwin with respect to one or more of their businesses, product lines or assets, in each case, as may be required in order to avoid a regulatory order or proceeding that would prevent or materially delay the consummation of the Merger.

Conditions to the Merger

Conditions to Each Party’s Obligations.  Each party’s obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

•	the majority of the outstanding shares of Common Stock entitled to be cast at the special meeting shall have been voted “FOR” the adoption of the Merger Agreement;

•	any applicable waiting period under the HSR Act shall have expired or been terminated;

•	no governmental authority shall have enacted or issued any injunction or order which is then in effect and has the effect of making consummation of the Merger illegal or prohibiting consummation of the Merger; and

•	the required filings with, and approval of, the applicable insurance regulatory authorities shall have been obtained and the applicable waiting periods shall have terminated or expired.

Conditions to Parent’s and MergerCo’s Obligations.  The obligations of Parent and MergerCo to complete the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	our representations and warranties that (i) are not made as of a specific date must be true and correct as of the date of the Merger Agreement and as of the closing and (ii) are made as of a specific date must be true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any qualification as to materiality or material adverse effect set forth in such representations and warranties) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that our representations and warranties with respect to corporate status, corporate authority and the absence of certain events since March 31, 2008 that have had or would reasonably be expected to have a Material Adverse Effect must be true and correct in all respects, in each case, as of the date of the Merger Agreement and as of the closing of the Merger;

•	we must have performed, in all material respects, all obligations and complied with, in all material respects, our agreements and covenants under the Merger Agreement on or prior to the effective time of the Merger; and

•	we must have delivered to Parent a certificate of one of our executive officers with respect to the satisfaction of the conditions to the obligations of Parent and MergerCo to complete the Merger.

Conditions to Darwin’s Obligations.  Our obligation to complete the Merger is subject to the satisfaction or waiver of the following further conditions:

•	the representations and warranties of Parent and MergerCo that (i) are not made as of a specific date must be true and correct as of the date of the Merger Agreement and as of the closing of the Merger and (ii) are made as of a specific date must be true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any qualification as to materiality or parent material adverse effect set forth in such representations and warranties) has not had and would not reasonably be expected to have, individually or in the aggregate, an effect, event, development or change that would reasonably be expected to prevent or materially hinder or delay Parent or MergerCo from consummating the Merger;

•	each of Parent and MergerCo must have, in all material respects, performed all obligations, and complied with, in all material respects, their agreements and covenants on or prior to the effective time of the Merger; and

•	Parent shall have delivered to us a certificate of one of its officers with respect to the satisfaction of the conditions to the obligations of the Company to complete the Merger.

Restrictions on Solicitations of Other Offers

During the term of the Merger Agreement, we have agreed not to:

•	initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any company acquisition proposal;

•	enter into discussions or negotiate with any person in furtherance of such inquiries or to obtain a company acquisition proposal; or

•	enter into an agreement with respect to a company acquisition proposal.

Notwithstanding the foregoing restrictions, at any time prior to obtaining the approval of the Merger Agreement by our stockholders, if we receive a company acquisition proposal that was not received in breach of the foregoing restrictions, we may contact the potential acquiror to determine whether the company acquisition proposal is, or is reasonably likely to lead to, a company superior proposal. If our Board or the Special Committee determines in good faith after consultation with its legal and financial advisors that such company acquisition proposal is, or is reasonably likely to lead to, a company superior proposal, then we are permitted to furnish information to or engage in discussions or negotiations with the potential acquiror if we provide Parent with notice within 36 hours of any such furnishing of information and the same information has been previously or is concurrently provided to Parent.

We must promptly advise Parent in writing of any company acquisition proposal (and in no event less than 36 hours following our initial receipt of any company acquisition proposal), the material terms and conditions of any such company acquisition proposal (including any changes thereto) and the identity of the party making any such company acquisition proposal. We must also keep Parent reasonably informed of the status (including any change to the material terms and conditions thereof) of any such company acquisition proposal.

A “company acquisition proposal” means any proposal or offer for, whether in one transaction or a series of related transactions, any:

•	merger, consolidation or similar transaction involving the Company or any Company subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X, but substituting 25% for references to 10% therein);

•	sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of any assets of the Company or the Company subsidiaries representing 25% or more of the consolidated assets of the Company and the Company subsidiaries;

•	issuance, sale or other disposition by the Company or any Company subsidiary of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 25% or more of the outstanding voting interests in the Company or any Company subsidiary;

•	tender offer or exchange offer in which any person or “group” (as such term is defined under the Exchange Act) offers to acquire beneficial ownership, or the right to acquire beneficial ownership, of 25% or more of the outstanding shares of Common Stock; or

•	transaction which is similar in form, substance or purpose to any of the foregoing transactions.

Notwithstanding the foregoing definition, the term “company acquisition proposal” shall not include:

•	the Merger or any of the other transactions contemplated by the Merger Agreement; or

•	any merger, consolidation, business combination, share exchange, reorganization, recapitalization or similar transaction solely among the Company and one or more Company subsidiaries or among Company subsidiaries.

A “company superior proposal” means a company acquisition proposal (on its most recently amended and modified terms, if amended and modified) made by a third party (and not obtained in breach of the non-solicitation provisions of the Merger Agreement or in material breach of any other provision of the Merger Agreement) which our Board, on the recommendation of the Special Committee, determines in good faith (after consultation with its financial and legal advisors) to be more favorable to our stockholders than the Merger. For purposes of this definition of “company superior proposal,” the references to “25%” in the definition of company acquisition proposal shall be deemed to be references to “50%.”

Recommendation Withdrawal

The Merger Agreement requires us to promptly and duly call, give notice of, convene and hold a meeting of our stockholders to adopt the Merger Agreement as soon as reasonably practicable after the SEC clears the proxy statement. Our Board will (i) except as otherwise provided in the non-solicitation provisions of the Merger Agreement, recommend adoption of the Merger Agreement and include in this proxy statement such recommendation and (ii) use its commercially reasonable efforts to solicit such adoption. In this regard, our Board has resolved to recommend that our stockholders adopt the Merger Agreement.

Generally, our Board may not (i) withdraw (or amend or modify in a manner adverse to Parent) or publicly propose to withdraw (or amend or modify in a manner adverse to Parent), its approval, recommendation or declaration of advisability of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement, (ii) recommend or approve, or propose publicly to recommend or approve, any company acquisition proposal or (iii) allow Darwin to enter into an agreement or arrangement constituting or that could reasonably be expected to lead to a company acquisition proposal or requiring Darwin to abandon, terminate or fail to consummate the Merger. However, our Board may, at any time prior to the adoption of the Merger Agreement by our stockholders, withdraw (or amend or modify in a manner adverse to Parent) or publicly propose to withdraw (or amend or modify in a manner adverse to Parent), its approval, recommendation or declaration of advisability of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement, or recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any company acquisition proposal, if our

Board determines in good faith after consultation with its legal and financial advisors that failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law. Additionally, our Board may allow Darwin to enter into an agreement or arrangement requiring Darwin to abandon, terminate or fail to consummate the Merger in the event of a Superior Proposal Termination (as defined below).

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the consummation of the Merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of Darwin and Parent;

•	by either Darwin or Parent if:

•	the Merger is not consummated on or before March 27, 2009 (as such date may be extended for up to 3 months in the event that conditions related to termination of the HSR waiting period and insurance regulatory approvals have not been satisfied), but only to the extent the party seeking to terminate for this reason shall not have failed to fulfill any obligation under the Merger Agreement that materially contributed to the failure of the Merger to be consummated on or before such date;

•	any final and nonappealable order, decree or ruling by a governmental authority which has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger, but only to the extent the party seeking to terminate for this reason shall have used its reasonable best efforts to oppose any such governmental order or to have such governmental order vacated or made inapplicable to the Merger; and

•	our stockholders, at the special meeting or at any adjournment or postponement thereof at which the Merger Agreement was voted on, fail to adopt the Merger Agreement, provided that Darwin may not terminate the Merger Agreement if the failure to adopt the Merger Agreement was caused by Darwin’s material breach of the Merger Agreement.

•	by Parent if:

•	our Board (i) withdraws (or amends or modifies in a manner adverse to Parent) or publicly proposes to withdraw (or amend or modify in a manner adverse to Parent) its approval, recommendation or declaration of advisability of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement or (ii) recommends, adopts or approves, or proposes publicly to recommend, adopt or approve, any company acquisition proposal but only if Parent exercises its right to terminate for this reason within 10 business days of obtaining actual knowledge of such occurrence.

•	by Darwin if prior to obtaining stockholder approval:

•	the Board or the Special Committee receives a company superior proposal;

•	the Company is in compliance in all material respects with the non-solicitation provisions of the Merger Agreement;

•	the Company gives written notice to Parent at least 3 business days prior written notice of its intent to terminate the Merger Agreement and to enter into an agreement with respect to such company superior proposal;

•	the Company negotiates, or offers to negotiate, with Parent during the 3 business day period immediately following the delivery of such notice to make such adjustments to the terms and conditions of the Merger Agreement as would enable the Company, Parent and MergerCo to proceed with the Merger on such adjusted terms;

•	after taking into account any such adjustments, the Board determines in good faith that the company superior proposal continues to be a company superior proposal;

•	concurrently with such termination, the Company pays to Allied World the $16.5 million termination fee as described in further detail in “— Termination Fees and Expenses” beginning on page 52; and

•	the Board concurrently approves and the Company concurrently enters into a definitive agreement with respect to such company superior proposal (a “Superior Proposal Termination”).

Termination Fees and Expenses

We must pay a $16.5 million termination fee if:

•	we terminate the Merger Agreement prior to the special meeting in order to enter into a definitive agreement in connection with a company superior proposal;

•	Parent or Darwin terminates because of failure to obtain stockholder approval, but only if AIHL voted its shares of Common Stock subject to the Voting Agreement in favor of the Merger in compliance with the Voting Agreement; or

•	Parent terminates because our Board (i) withdraws (or amends or modifies in a manner adverse to Parent) or publicly proposes to withdraw (or amend or modify in a manner adverse to Parent) its approval, recommendation or declaration of advisability of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement or (ii) recommends, adopts or approves, or proposes publicly to recommend, adopt or approve, any company acquisition proposal but only if Parent exercises its right to terminate for this reason within 10 business days of obtaining actual knowledge of such occurrence.

Indemnification and Insurance

From and after the Merger Effective Time, Parent and the Surviving Corporation will (i) indemnify and hold harmless each person who was, at the date of the Merger Agreement, or becomes, during the period from the date of the Merger Agreement through the closing of the Merger, a director or officer of the Company or the Company subsidiaries or a director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of the Company) and (ii) promptly pay on behalf of or, within 30 days after any request for advancement, advance to each of the indemnified parties, to the fullest extent authorized or permitted by applicable laws, any expenses incurred in defending, serving as a witness with respect to or otherwise participating in any claim in advance of the final disposition of such claim.

Immediately prior to the closing of the Merger, the Company will purchase a single payment, run-off policy of directors’ and officers’ liability insurance, which will become effective at the closing and remain in effect for 6 years. The policy will cover current and former officers and directors of the Company and the Company subsidiaries, with limits of $20,000,000 for each claim and in the aggregate. The premium for such run-off policy or policies will not exceed $400,000. In addition, immediately prior to the closing of the Merger, Parent will provide for the current officers and directors of the Company and the Company subsidiaries who continue in such capacity after the closing to be covered under Parent’s directors’ and officers’ liability program with the same terms as those applicable to the officers and directors of Parent and its subsidiaries.

Employee Benefits

From and after the effective time of the Merger, Parent will honor, in accordance with their terms, and will cause the Surviving Corporation to honor all employee benefit plans, compensation arrangements and employment, severance and termination plans and agreements of the Company in effect immediately before the effective time of the Merger (other than equity-based incentive plans). For a period of one year following the effective time of the Merger, Parent will provide, or will cause to be provided, to each Company employee (i) compensation no less favorable in the aggregate than the compensation provided to such Company employee immediately before the effective time of the Merger and (ii) employee benefits that are no less favorable, in the aggregate, than the benefits provided to similarly situated employees of Parent.

For all purposes under the employee benefit plans of Parent and its subsidiaries providing benefits to any Company employees after the effective time of the Merger, each Company employee will be credited with his or her years of service with the Company and the Company subsidiaries and their respective predecessors before the effective time of the Merger, to the same extent as such Company employee was entitled, before the effective time of the Merger, to credit for such service under any similar Company employee benefits plan in which such Company employee participated or was eligible to participate immediately prior to the effective time of the Merger, except to the extent that such service credit would result in a duplication of benefits.

Each Company employee will be immediately eligible to participate, without any waiting time, in any and all employee benefit plans of Parent and its subsidiaries to the extent coverage under such new plans is comparable to coverage under any plan in which such Company employee participated immediately before the consummation of the Merger. For purposes of each employee benefit plan of Parent and its subsidiaries providing medical, dental, pharmaceutical or vision benefits to any Company employee, Parent will cause all pre-existing condition exclusions and actively-at-work requirements of such new plan to be waived for such Company employee and his or her covered dependents, unless such conditions would not have been waived under an old Company employee benefits plan in which such Company employee participated immediately prior to the effective time of the Merger.

Amendment, Extension and Waiver

The Merger Agreement may be amended by action taken by the respective boards of directors of each of the parties at any time prior to the effective time of the Merger. However, after approval of the Merger by our stockholders, no amendment may be made without further stockholder approval which, by law or in accordance with the rules of the NYSE, requires further approval by our stockholders. The Merger Agreement may not be amended except by an instrument in writing signed by each of the parties.

At any time prior to the consummation of the Merger, the Company, on the one hand, and Parent and MergerCo, on the other hand, may, by written instrument:

•	extend the time for the performance of any obligation or other act of the other party;

•	waive any inaccuracy in the representations and warranties of the other party contained therein or in any document delivered pursuant thereto; and

•	waive compliance with any agreement of the other party or any condition to its own obligations contained therein.

The failure of any party to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of those rights.

Specific Performance

Each of the parties will be entitled to specific performance of the terms of the Merger Agreement, in addition to any other remedy at law or equity. Notwithstanding the foregoing, each of Darwin and Parent acknowledges and agrees that in the event that Parent is entitled to receive and actually receives the termination fee pursuant to the Merger Agreement, Parent’s receipt of the termination fee will constitute each of Parent and MergerCo’s sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of any termination of the Merger Agreement regardless of the circumstances giving rise to such termination.

ADJOURNMENT OF THE SPECIAL MEETING

If at the special meeting the number of shares of Common Stock present or represented and voting in favor of the adoption of the Merger Agreement is insufficient to adopt the Merger Agreement under Delaware law and under our certificate of incorporation, the officer of Darwin presiding over the special meeting or our Board may move to adjourn the special meeting in order to enable our Board to continue to solicit additional proxies in favor of the adoption of the Merger Agreement. In that event, we will ask you to vote only upon the adjournment proposal and not the Merger proposal.

In this proposal, we are asking you to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning the special meeting and any later adjournments. If the Darwin stockholders approve the adjournment proposal, we could use the additional time to solicit additional proxies in favor of the proposal to adopt the Merger Agreement, including the solicitation of proxies from Darwin stockholders that have previously voted against the Merger proposal. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the proposal to adopt the Merger Agreement, we could adjourn the special meeting without a vote on the proposal to adopt the Merger Agreement and seek to convince the holders of those shares of Common Stock to change their vote to vote in favor of the adoption of the Merger Agreement.

Approval of the proposal to adjourn the special meeting requires the affirmative vote of a majority of the votes present and entitled to be cast at the special meeting, whether or not a quorum is present. Accordingly, broker non-votes will have no effect on the outcome of this proposal. However, abstentions will have the same effect as a vote “AGAINST” the adjournment proposal. No proxy that is specifically marked “AGAINST” the proposal to approve the Merger Agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the discretionary authority to adjourn the special meeting to a later date.

The Board believes that if the number of shares of Common Stock present or represented at the special meeting and voting in favor of the proposal to adopt the Merger Agreement is insufficient to adopt the Merger Agreement, it is in the best interests of the Darwin stockholders to enable the Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to adopt the Merger Agreement.

The Board recommends that you vote “FOR” the proposal to authorize the adjournment of the special meeting.

MARKET PRICE OF COMMON STOCK

Our Common Stock is traded on the NYSE under the symbol “DR.” The table below sets forth by quarter, beginning with Darwin’s initial public offering on May 19, 2006, the high and low sales prices, and the closing prices as of each quarter’s end, of our Common Stock on the NYSE. Darwin has not paid any dividends during that period.

	Market Price
	High	Low	Close

Fiscal year ended December 31, 2006
May 19, 2006 to June 30, 2006	$20.12	$16.00	$17.66
Third Quarter	$23.50	$17.75	$22.21
Fourth Quarter	$25.29	$20.61	$23.45
Fiscal year ended December 31, 2007
First Quarter	$27.16	$22.25	$25.15
Second Quarter	$27.50	$22.75	$25.17
Third Quarter	$26.84	$19.06	$21.60
Fourth Quarter	$26.50	$21.33	$24.17
Fiscal year ended December 31, 2008
First Quarter	$24.83	$19.51	$22.49
Second Quarter	$32.20	$21.82	$30.80
Third Quarter through September 15, 2008	$32.00	$30.00	$31.40

On June 27, 2008, the last full trading day prior to the public announcement of the Merger Agreement, the closing sale price of our Common Stock as reported on the NYSE was $30.20. On September 15, 2008, the last full trading day prior to the date of this proxy statement, the closing price of the Common Stock as reported on the NYSE was $31.40.

You are encouraged to obtain current market quotations for our Common Stock in connection with voting your shares of Common Stock.

Following the Merger there will be no further market for our Common Stock.

VOTING AGREEMENT

The following is a brief summary of the Voting Agreement. This description does not provide a complete description of all of the terms and conditions of the Voting Agreement. It is qualified in its entirety by the annexes hereto, including the text of the Voting Agreement, which is attached as Annex D to this proxy statement. The Voting Agreement is incorporated herein by reference. You are urged to read the annexes in their entirety.

In connection with the execution of the Merger Agreement, AIHL entered into a voting agreement with Allied World and MergerCo on June 27, 2008. As of September 15, 2008, the record date for the special meeting, AIHL held approximately 9,371,096 shares of the Common Stock representing approximately 55% percent of Darwin’s outstanding Common Stock.

Pursuant to the Voting Agreement, subject to certain limitations and the occurrence of certain events, AIHL agreed, among other things, (i) to vote a number of shares of Common Stock equal to 40% of Darwin’s outstanding voting stock in favor of the adoption of the Merger Agreement, (ii) to vote all of its shares of Common Stock against (A) any company acquisition proposal or (B) any other action or proposal that could reasonably be expected to impede, interfere with, delay or postpone the Merger or change in any manner the voting rights of any class of shares of Darwin, (iii) to grant to the proxyholders named in Darwin’s proxy card, three business days prior to the date of the special meeting, a revocable proxy to vote such shares in favor of the adoption of the Merger Agreement and, subject to certain conditions, not to revoke such proxy and (iv) not to sell, transfer, pledge, assign or otherwise dispose of any of its shares of the Common Stock or interest therein or grant any proxy or enter into any voting trust or other voting agreement or arrangement with respect to its shares of the Common Stock.

The Voting Agreement, and all the rights and obligations of the parties thereto, will terminate upon the first to occur of (i) the effective time of the Merger, (ii) the date on which the Merger Agreement is terminated in accordance with its terms, (iii) the date upon which the Board withdraws (or amends or modifies in a manner adverse to Allied World) or publicly proposes to withdraw (or amend or modify in a manner adverse to Allied World), its approval, recommendation or declaration of advisability of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement, or recommends, adopts or approves, or proposes publicly to recommend, adopt or approve, any company acquisition proposal and (iv) unless consented to by AIHL, the date of any amendment to the Merger Agreement that is materially adverse to Darwin, its stockholders or AIHL (including, without limitation, any decrease in or change in the form of the consideration paid to Darwin’s stockholders or the addition of any material obligation or liability on the part of Darwin or its stockholders).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information with respect to the beneficial ownership of shares of Common Stock, which is Darwin’s only class of voting stock, as of September 15, 2008, for:

•	each person known by Darwin to own beneficially more than 5% of the shares of Common Stock;

•	each of Darwin’s directors;

•	Darwin’s named executive officers; and

•	all of Darwin’s directors and executive officers as a group.

As of September 15, 2008, the number of outstanding shares of Common Stock was 17,017,866 (which includes 125,554 restricted shares of Common Stock). The amounts and percentages of the shares of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Unless otherwise indicated below, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares of Common Stock beneficially owned, subject to community property laws where applicable.

Persons Known to Own More than 5% of the Shares of Common Stock Outstanding

	Amount and Nature Of		Percentage
Name and Address of Beneficial Owner	Beneficial Ownership		Beneficially Owned

Alleghany Corporation 7 Times Square Tower New York, NY 10036	9,371,096	*	55%

*	The shares of Common Stock are beneficially owned directly by AIHL. Alleghany owns 100% of the equity interest in AIHL.

Director and Executive Officer Common Stock Ownership

			Shared Voting Power
	Sole Voting and		and/or Shared
	Investment Power		Investment Power		Total	Percent of Class

R. Bruce Albro	9,147	(l)	500	(2)	9,647		*
Phillip N. Ben-Zvi	13,297	(3)	—		13,297		*
Christopher K. Dalrymple	0	(4)	—		0		*
Weston M. Hicks	0	(4)	—		0		*
William C. Popik, M.D.	17,447	(5)	—		17,447		*
George M. Reider, Jr.	7,497	(6)	—		7,497		*
John L. Sennott, Jr.	188,674	(7)	—		188,674	1.11
Stephen J. Sills	327,889	(8)	427,506	(9)	755,395	4.43
Irving B. Yoskowitz	8,467	(10)	—		8,467		*
David J. Newman	137,541	(11)	5,100	(12)	142,641		*
Paul F. Romano(13)	126,750		—		126,750		*
Mark I. Rosen	135,827	(14)	600	(15)	136,427		*
Directors and Executive Officers as a Class (14 people)	1,161,883		433,706		1,595,589	9.32

“*”	denotes less than one percent

(1)	Includes 6,647 share units credited under Darwin’s stock and unit plan for non-employee directors (the “Directors Plan”).

(2)	Owned by Mr. Albro’s spouse, as to which shares Mr. Albro disclaims beneficial interest.

(3)	Includes 8,097 share units credited under the Directors Plan.

(4)	Messrs. Dalrymple and Hicks are officers of Alleghany, the parent company of AIHL, which beneficially owns approximately 55% of the Common Stock.

(5)	Includes 9,097 share units credited under the Directors Plan.

(6)	Includes 4,547 share units credited under the Directors Plan.

(7)	Includes 8,853 shares of Common Stock issuable upon exercise of outstanding Stock Options within 60 days.

(8)	Includes 32,485 shares of Common Stock issuable upon exercise of outstanding Stock Options within 60 days.

(9)	Includes 420,000 shares of Common Stock held in grantor — retained annuity trusts of which Mr. Sills is sole trustee and sole beneficiary. Also includes 7,506 shares of Common Stock held in an account for Mr. Sills’ children (under the Uniform Transfers To Minors Act), the custodian of which is Mr. Sills.

(10)	Includes 7,467 share units credited under the Directors Plan.

(11)	Includes 6,884 shares of Common Stock issuable upon exercise of outstanding Stock Options within 60 days.

(12)	Includes 5,100 shares of Common Stock owned by Mr. Newman’s spouse and child, as to which shares Mr. Newman disclaims beneficial ownership.

(13)	Mr. Romano resigned from Darwin effective March 27, 2008.

(14)	Includes 14,671 shares of Common Stock issuable upon exercise of outstanding Stock Options within 60 days.

(15)	Owned by Mr. Rosen’s son, as to which shares Mr. Rosen disclaims beneficial interest.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the General Corporation Law of the State of Delaware (the “DGCL”), you have the right to dissent from the Merger and to receive payment in cash for the fair value of your shares of Common Stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the Merger Agreement. These rights are known as appraisal rights. Darwin’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL (“Section 262”) in order to perfect their rights. Darwin will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 may result in a termination or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of our Common Stock unless otherwise indicated.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the Merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes Darwin’s notice to its stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of Common Stock, you must satisfy each of the following conditions:

•	You must deliver to Darwin a written demand for appraisal of your shares of Common Stock before the vote with respect to the Merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares of Common Stock so voted and will nullify any previously filed written demands for appraisal.

•	You must continue to hold your shares of Common Stock through the effective date of the Merger. Therefore, a stockholder who is the record holder of shares of Common Stock on the date the written demand for appraisal is made but who thereafter transfers the shares of Common Stock prior to the effective date of the Merger will lose any right to appraisal with respect to such shares of Common Stock.

If you fail to comply with these conditions and the Merger is completed, you will be entitled to receive the cash payment for your shares of Common Stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of Common Stock. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted “FOR” the adoption of the Merger Agreement and will constitute a waiver of your right of appraisal and will nullify any previous written demand for appraisal.

All demands for appraisal should be addressed to Darwin Professional Underwriters, Inc., 9 Farm Springs Road, Farmington, CT 06032 Attention: Executive Vice President, General Counsel and Secretary, and must be delivered before the vote on the Merger Agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Common Stock. The demand must reasonably inform Darwin of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of Common Stock.

To be effective, a demand for appraisal by a holder of shares of Common Stock must be made by, or in the name of, such registered stockholder, fully and correctly, as such stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of Common Stock of record may not directly make appraisal demands to Darwin. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares of Common Stock. If shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of Common Stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Common Stock as to which appraisal is sought. Where no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Common Stock held in the name of the record owner.

If you hold your shares of Common Stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the Merger, the Surviving Corporation must give written notice that the Merger has become effective to each Darwin stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal and who has not commenced an appraisal proceeding or joined that proceeding as a named party has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for his or her shares of Common Stock. Within 120 days after the effective date of the Merger, any stockholder who has complied with Section 262 shall, upon written request to the Surviving Corporation, be entitled to receive a written statement setting forth the aggregate number of shares of Common Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the Surviving Corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Common Stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Surviving Corporation. The Surviving Corporation has no obligation to file such a petition in the event there are dissenting stockholders and there is no present intent to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the Surviving Corporation will file such a petition or that the Surviving Corporation will initiate any negotiations with respect to the fair value of such shares of Common Stock. Accordingly, holders of Common Stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. A person who is the beneficial owner of shares of Common Stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the Surviving Corporation the statement described in this paragraph.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Common Stock and with whom agreements as to the value of their shares have not been reached by the Surviving Corporation. After notice to dissenting stockholders who demanded appraisal of their shares of Common Stock, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares of Common Stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Common Stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any. Unless the Delaware Court of Chancery determines otherwise for good cause shown, interest from the effective time of the Merger through the date of payment of the judgment shall accrue at 5% over the Federal Reserve discount rate, established from time to time during such period, compounded quarterly. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares of Common Stock.

In determining fair value, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and you should be aware that the fair value of your shares of Common Stock as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

Costs of the appraisal proceeding may be imposed upon the Surviving Corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Common Stock entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares of Common Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the Merger; however, if no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger within 60 days after the effective time of the Merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Common Stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the Merger may only be made with the written approval of the Surviving Corporation and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262, Darwin’s stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

STOCKHOLDER PROPOSALS

If the Merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the Merger is not completed, Darwin’s by-laws require that Darwin be furnished with timely written notice with respect to the submission of a proposal, other than a proposal submitted by or at the direction of the Board, at a meeting of stockholders. In order for any submission to be proper, the notice must contain certain information concerning the proposing stockholder and the proposal and must be furnished to Darwin generally not less than 90 days prior to the anniversary of the preceding year’s annual meeting. A copy of the applicable by-law provisions may be obtained, without charge, upon written request to the Secretary of Darwin at Darwin’s principal executive offices.

In accordance with Rule 14a-8 of the Securities and Exchange Commission, any proposal of a stockholder intended to be presented at Darwin’s 2009 Annual Meeting of Stockholders must be received by the Secretary of Darwin by December 6, 2008 in order for the proposal to be considered for inclusion in Darwin’s notice of meeting, proxy statement and proxy relating to the 2009 Annual Meeting, scheduled for Friday, May 1, 2009.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of the proxy statement, please contact Georgeson Inc. either by calling Georgeson Inc. toll free at 1-888-679-2903, or by writing to Georgeson Inc., 199 Water Street, 26th Floor, New York, New York 10038.

Upon written or oral request to Georgeson Inc., they will provide separate copies of the proxy statement. In addition, security holders sharing an address can request delivery of a single copy of the proxy statements if you are receiving multiple copies upon written or oral request to Georgeson Inc. at the address and telephone number stated above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents Darwin files with the SEC by going to the “Investors Relations” section of our website at http://www.darwinpro.com.

The SEC allows Darwin to “incorporate by reference” information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information that is included directly in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

This proxy statement incorporates by reference the documents listed below that we have previously filed with the SEC.

Company SEC Filings
(File No. 001-32883)	Period and Date Filed

Annual Report on Form 10-K	Fiscal year ended December 31, 2007, filed on February 29, 2008

Amendment No. 1 to Annual Report on Form 10-K	Fiscal year ended December 31, 2007, filed on August 28, 2008

Quarterly Reports on Form 10-Q	Quarterly period ended March 31, 2008, filed on May 6, 2008; quarterly period ended June 30, 2008, filed on August 8, 2008

Current Reports on Form 8-K	Filed on June 30, 2008 and September 2, 2008

In addition, Darwin incorporates by reference additional documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date of the special meeting. These documents include periodic reports, such as quarterly reports on Form 10-Q and current reports on Form 8-K.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to:

Executive Vice President, General Counsel and Secretary, Mark I. Rosen
Darwin Professional Underwriters, Inc.
9 Farm Springs Road, Farmington, CT 06032
Tel: (860) 284-1300

The request should be made by October 8, 2008 in order to receive them before the special meeting.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the NYSE at 20 Broad Street, New York, NY 10005.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request additional copies of the proxy statement, without charge on Darwin’s website at http://www.darwinpro.com or from the SEC through the SEC’s website at http://www.sec.gov.

This proxy does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares of Common Stock at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated September 16, 2008. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER
by and among
DARWIN PROFESSIONAL UNDERWRITERS, INC.,
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
and
ALLIED WORLD MERGER COMPANY
Dated as of June 27, 2008

A-i

A-ii

A-iii

EXHIBITS

Exhibit A	Knowledge of the Company
Exhibit B	Certificate of Incorporation of the Surviving Corporation

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 27, 2008, by and among Darwin Professional Underwriters, Inc., a Delaware corporation (the “Company”), Allied World Assurance Company Holdings, Ltd, a Bermuda company (“Parent”), and Allied World Merger Company, a Delaware corporation and a wholly owned subsidiary of Parent (“MergerCo” and, together with Parent, the “Buyer Parties”).

RECITALS

WHEREAS, the parties intend that MergerCo will be merged with and into the Company (the ‘‘Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) on the terms and conditions set forth herein;

WHEREAS, a special committee of independent directors (the “Special Committee”) of the Board of Directors of the Company (the “Company Board”) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders and (ii) resolved to recommend to the Company Board that it approve and declare advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Company Board (upon the recommendation of the Special Committee) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) resolved to recommend that the Company’s stockholders adopt this Agreement and (iv) directed that this Agreement be submitted to the Company’s stockholders for their adoption;

WHEREAS, the respective boards of directors of MergerCo and Parent have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution of this Agreement, the Company has entered into employment agreements, to be effective as of the Closing, with each of the Persons set forth on Section 1.01(a)(i) of the Company Disclosure Schedule (the “Employment Agreements”);

WHEREAS, concurrently with the execution of this Agreement, Parent, MergerCo and Alleghany Insurance Holdings, LLC have entered into a voting agreement (the “Voting Agreement”); and

WHEREAS, the Company, Parent and MergerCo desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, MergerCo and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

(a) For purposes of this Agreement:

‘‘Action” means any claim, action, suit, proceeding, arbitration, mediation or investigation as to which written notice has been provided to the applicable party.

‘‘Affiliate” or “affiliate” of a specified person means a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner” or “beneficial ownership”, with respect to any Company Common Shares, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in New York, New York.

“Claim” means any threatened, asserted, pending or completed Action, whether instituted by any party hereto, any Governmental Authority or any other person, that any Indemnified Party in good faith believes might lead to the institution of any such Action, whether civil, criminal, administrative, investigative or other, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of the Company Subsidiaries, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other person at or prior to the Merger Effective Time at the request of the Company or any of the Company Subsidiaries.

“Code” means the Internal Revenue Code of 1986.

“Company Acquisition Proposal” means any proposal or offer for, whether in one transaction or a series of related transactions, any (a) merger, consolidation or similar transaction involving the Company or any Company Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X, but substituting 25% for references to 10% therein), (b) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of any assets of the Company or the Company Subsidiaries representing 25% or more of the consolidated assets of the Company and the Company Subsidiaries, (c) issuance, sale or other disposition by the Company or any Company Subsidiary of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 25% or more of the outstanding voting interests in the Company or any Company Subsidiary, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) offers to acquire beneficial ownership, or the right to acquire beneficial ownership, of 25% or more of the outstanding Company Common Shares or (e) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Company Acquisition Proposal” shall not include (i) the Merger or any of the other transactions contemplated by this Agreement or (ii) any merger, consolidation, business combination, share exchange, reorganization, recapitalization or similar transaction solely among the Company and one or more Company Subsidiaries or among Company Subsidiaries.

“Company Bylaws” means the Amended and Restated Bylaws of the Company.

“Company Charter” means the Restated Certificate of Incorporation of the Company.

“Company Common Shares” means the shares of common stock, par value $0.01 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement for which the disclosure of any fact or item in any Section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other Section, be deemed to be disclosed with respect to that other Section so long as the relevance of such disclosure to such other Section is reasonably apparent from the nature of such disclosure. Nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company made herein.

“Company Superior Proposal” means a Company Acquisition Proposal (on its most recently amended and modified terms, if amended and modified) made by a third party (and not obtained in breach of Section 7.03 or in material breach of any other provision of this Agreement) which the Company Board, on the recommendation of the Special Committee, determines in good faith (after consultation with its financial and legal advisors) to be more favorable to the stockholders of the Company than the Merger; provided, however, for purposes of this definition of “Company Superior Proposal,” the term Company Acquisition Proposal shall have the meaning assigned to such term herein, except that the references to “25%” in such definition shall be deemed to be references to “50%.”

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Disclosure Schedules” means, collectively, the Company Disclosure Schedule and the Parent Disclosure Schedule.

“Environmental Law” means any Law relating to the environment, natural resources, or safety or health of human beings or other living organisms, including the manufacture, distribution in commerce and use or Release of Hazardous Substances.

“Expenses” means attorneys’ fees and all other costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to Section 7.06(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any foreign or domestic national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Hazardous Substances” means any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, radioactive material, or other compound, element, material or substance in any form whatsoever (including products) regulated, restricted or addressed by or under any applicable Environmental Law.

“Intellectual Property” means (a) patents, patent applications and invention registrations of any type, (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (c) copyrightable works, copyrights, and registrations and applications for registration thereof, and (d) confidential and proprietary information, including trade secrets and know-how.

“knowledge of the Company” or “knowledge” when used in reference to the Company means the actual knowledge of those individuals listed on Exhibit A.

“Law” means any national, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.

“Liens” means, with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Material Adverse Effect” means, with respect to the Company, an effect, event, development or change that is materially adverse to the business, assets, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, other than any of the following, or any effect, event, development or change arising out of or resulting therefrom (a) changes in the market price of Company Common Shares, (b) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (c) changes in general legal, tax, regulatory, political or business conditions in the geographic regions in which the Company and the Company Subsidiaries do business, (d) general market or economic conditions in the specialty property and casualty insurance industry, (e) changes in Law following the date hereof, (f) changes in GAAP or SAP following the date hereof, (g) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with insureds, customers, insurance brokers, reinsurance intermediaries, suppliers, vendors, lenders, venture partners or employees, (h) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (i) earthquakes, hurricanes, floods, or other natural disasters, (j) any change or announcement of a potential change in the credit rating or A.M. Best rating of the Company or any of the Company Subsidiaries or any of their securities, (k) any failure by the Company to meet any internal or external projections, forecasts or estimates of revenues or earnings for any period, (l) (i) any action by Parent or any of its Affiliates or (ii) the omission of an action that is expressly required to be taken by Parent or any of its Affiliates pursuant to this Agreement or (m) any action taken by the Company at the written request or with the written consent of any of the Buyer Parties; provided, however, with respect to (a), (j) and (k) above, the underlying cause of any such change or failure shall not be excluded from the determination of whether there has been a Material Adverse Effect; provided, further, with respect to (b), (c) and (d), except to the extent that the Company and the Company Subsidiaries taken as a whole are materially disproportionately adversely affected relative to other participants in the industries in which the Company or the Company Subsidiaries participate; provided, further, with respect to (h) and (i), except to the extent that the insurance business of the Company and the Company Subsidiaries taken as a whole are materially disproportionately adversely affected as a result of payments required to be made under insurance policies written by the Company relative to other participants in the insurance industry.

‘‘NYSE” means the New York Stock Exchange.

‘‘Other Filings” means any document, other than the Proxy Statement, to be filed with the SEC in connection with this Agreement.

‘‘Parent Disclosure Schedule” means the disclosure schedule delivered by Parent and MergerCo to the Company concurrently with the execution of this Agreement for which the disclosure of any fact or item in any Section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other Section, be deemed to be disclosed with respect to that other Section so long as the relevance of such disclosure to such other Section is reasonably apparent from the nature of such disclosure. Nothing in the Parent Disclosure Schedule is intended to broaden the scope of any representation or warranty of Parent made herein.

“Parent Material Adverse Effect” means any effect, event, development or change that would reasonably be expected to prevent, or materially hinder or delay Parent or MergerCo from consummating the Merger or any of the other transactions contemplated by this Agreement.

“Permits” means registrations, applications, licenses, requests for exemptions, permits, certifications, approvals, consents, and other regulatory authorizations issued or granted by a Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes and other governmental charges and assessments not yet due and payable and Liens for Taxes and other governmental charges and assessments being contested in good faith and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP), (b) inchoate mechanics’ and materialmen’s Liens for construction in progress, (c) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens securing payments not due and payable or payments that are being contested in good faith that are incurred in the ordinary course of business consistent with past practice of the Company or any Company Subsidiary, (d) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality and that do not detract from the value, use or operation of the underlying property, (e) interests of any lessor or lessee to any leased property, (f) matters that would be disclosed on current title reports or surveys that arise or have arisen in the ordinary course of business consistent with past practice and that do not detract in any material respect from the value, use or operation of the underlying property, (g) licenses of Intellectual Property, (h) transfer restrictions imposed by applicable securities Laws, (i) deposits of investment securities with or on behalf of state insurance departments in connection with the operations of the Company Insurance Subsidiaries and (j) Liens set forth in Section 1.01(a)(ii) of the Company Disclosure Schedule.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or joint venture or Governmental Authority, but shall exclude Company Subsidiaries.

“Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge or emission.

“SAP” means statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority.

“subsidiary” or “subsidiaries” of any Person means another Person in which such Person (or any other subsidiary of such Person): (a) is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company), (b) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body or (c) owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, equity securities, profits interest or capital interest.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Voting Debt” means bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests in the Company or any Company Subsidiary may vote.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Actuarial Analyses	Section 4.06(e)
Adverse Recommendation Change	Section 7.03(b)
Agreement	Preamble
Buyer Parties	Preamble
Capital Expenditures	Section 6.01(i)
Certificate of Merger	Section 2.03
Closing	Section 2.04
Closing Date	Section 2.04
Company	Preamble
Company 401(k) Plan	Section 7.04(d)
Company Board	Recitals
Company Common Share Certificates	Section 3.03(c)
Company Dissenting Shares	Section 3.04
Company Employees	Section 7.04(a)
Company Insurance Approvals	Section 4.05(b)
Company Insurance Intermediary	Section 4.02(b)
Company Insurance Subsidiaries	Section 4.02(b)
Company Intellectual Property	Section 4.13(a)
Company Material Contract	Section 4.16(a)
Company Paying Agent	Section 3.03(a)
Company Preferred Shares	Section 4.03(a)
Company Reinsurance Agreements	Section 4.06(f)
Company Restricted Shares	Section 3.01(d)
Company SAP Statements	Section 4.07(c)
Company SEC Reports	Section 4.07(a)
Company Stock Awards	Section 4.03(b)
Company Stock Options	Section 3.01(c)
Company Stockholder Approval	Section 4.04(a)
Company Stockholders’ Meeting	Section 7.01(d)
Company Subsidiaries	Section 4.02(a)

Defined Term	Location of Definition

Confidentiality Agreement	Section 7.02(b)
Delaware Courts	Section 10.09(b)
DGCL	Recitals
Employment Agreements	Recitals
ERISA	Section 4.11(a)
ERISA Affiliate	Section 4.11(f)
Excess Amount	Section 3.06
Exchange Act	Section 4.05(b)
Governmental Order	Section 9.01(c)
HSR Act	Section 4.05(b)
Incentive Plans	Section 3.01(c)
Indemnified Parties	Section 7.06(a)
Insurance Contracts	Section 4.06(b)
IRS	Section 4.11(a)
Merger	Recitals
MergerCo	Preamble
Merger Consideration	Section 3.01(b)
Merger Effective Time	Section 2.03
Merger Shares	Section 3.01(b)
New Plans	Section 7.04(b)
Old Plans	Section 7.04(b)
Option Consideration	Section 3.01(c)
Outside Date	Section 9.01(b)
Parent	Preamble
Parent Insurance Approvals	Section 5.04(b)
Plans	Section 4.11(a)
Producers	Section 4.06(g)
Proxy Statement	Section 4.12
SEC	Section 4.07(a)
Section 16	Section 7.05
Section 262	Section 3.04
Securities Act	Section 4.03(c)
Special Committee	Recitals
Superior Proposal Notice	Section 9.01(f)
Surviving Corporation	Section 2.01
Surviving Corporation Fund	Section 3.03(a)
Termination Date	Section 9.01
Termination Fee	Section 9.03(d)
Transaction Insurance Approvals	Section 5.04(b)
Uncertificated Shares	Section 3.03(c)
Voting Agreement	Recitals

(c) In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(ii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section;

(vi) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vii) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(viii) references to a person are also to its successors and permitted assigns;

(ix) references to monetary amounts are to the lawful currency of the United States;

(x) words importing the singular include the plural and vice versa and words importing gender include all genders;

(xi) time is of the essence in the performance of the parties’ respective obligations; and

(xii) time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

ARTICLE II

THE MERGER

Section 2.01 Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Merger Effective Time (as defined in Section 2.03), MergerCo shall be merged with and into the Company and the separate corporate existence of MergerCo shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its property, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and MergerCo shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and MergerCo shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.02 Charter and Bylaws.

(a) At the Merger Effective Time, the Company Charter shall be amended to read as set forth on Exhibit B.  As so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter further amended as provided therein or by applicable Law.

(b) At the Merger Effective Time, the Bylaws of MergerCo in effect immediately prior to the Merger Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(c) The Company Charter and Company Bylaws, as amended pursuant to clauses (a) and (b) above, respectively, shall include any provisions required by Section 7.06.

Section 2.03 Effective Time of the Merger.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger as contemplated by the DGCL (the “Certificate of Merger”), together with any required related certificates, filings or recordings with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the “Merger Effective Time”).

Section 2.04 Closing.  Unless this Agreement shall have been terminated in accordance with Section 9.01, the closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the third (3rd) Business Day) after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same, or at such other time and on a date as agreed to by the parties (the “Closing Date”). The Closing shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York or at such other place as agreed to by the parties hereto.

Section 2.05 Directors and Officers of the Surviving Corporation.  From and after the Merger Effective Time, the directors of MergerCo immediately prior to the Merger Effective Time shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Merger Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

ARTICLE III

EFFECTS OF THE MERGER

Section 3.01 Effects of the Merger on Company Securities.  At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Company or the holders of any capital stock of the Company (other than the requisite approval of the Merger by the stockholders of the Company in accordance with the DGCL):

(a) Each Company Common Share held in treasury by the Company or any Company Subsidiary and each Company Common Share that is owned by Parent or MergerCo (or by any wholly owned subsidiary of Parent or MergerCo) immediately prior to the Merger Effective Time shall be cancelled and retired and shall cease to exist, without any conversion thereof and no payment or distribution shall be made with respect thereto.

(b) Each Company Common Share issued and outstanding immediately prior to the Merger Effective Time (other than Company Dissenting Shares and Company Common Shares to be cancelled in accordance with Section 3.01(a)), shall be converted and exchanged automatically into the right to receive an amount in cash equal to $32.00 per Company Common Share (the “Merger Consideration”), payable to the holder thereof in accordance with Section 3.03.  At the Merger Effective Time, all such Company Common Shares which have been converted into the right to receive the Merger Consideration shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any such Company Common Share immediately prior to the Merger Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest. The Company Common Shares and the Company Restricted Shares that are to be so converted into the right to receive the Merger Consideration are referred to herein as the “Merger Shares”.

(c) Immediately prior to the Merger Effective Time, each outstanding qualified or nonqualified option to purchase Company Common Shares (“Company Stock Options”) under any employee or director share option or compensation plan or arrangement of the Company (collectively, ‘‘Incentive Plans”) shall become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied, and regardless of the exercise price thereof). At the Merger Effective Time, each Company Stock Option not theretofore exercised shall be cancelled in exchange for the right to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 3.05 with respect to such payment) determined by multiplying (x) the excess of the Merger Consideration over the applicable exercise price per share of such Company Stock Option by (y) the number of Company Common Shares subject to such Company Stock Option (the “Option Consideration”). Payment of the Option Consideration shall be made in accordance with Section 3.03, and each holder of any Company Stock Options immediately prior to the Merger Effective Time shall cease to have any rights with respect thereto, except the right to receive the Option Consideration.

(d) Immediately prior to the Merger Effective Time, each outstanding share of restricted stock granted under the Incentive Plans, whether vested or unvested (the “Company Restricted Shares”), shall become fully vested and payable (whether or not then vested or subject to any performance condition that has not been satisfied). At the Merger Effective Time, each Company Restricted Share shall be cancelled in exchange for the right to receive an amount in cash equal to the Merger Consideration, plus any declared and unpaid dividends, without interest and less any applicable Taxes required to be withheld in accordance with Section 3.05 with respect to such payment. Payment of the Merger Consideration to the holders of Company Restricted Shares shall be made in accordance with Section 3.03.  At the Merger Effective Time, all Company Restricted Shares which have been converted into the right to receive the Merger Consideration shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any such Company Restricted Shares immediately prior to the Merger Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

Section 3.02 Effects of the Merger on MergerCo Securities.  At the Merger Effective Time, by virtue of the Merger and without any action by MergerCo or Parent, as the holder of all outstanding capital stock of Merger Co (other than the requisite approval by the sole stockholder of MergerCo in accordance with the DGCL, which approval will be obtained immediately following the execution hereof), each outstanding common share, par value $0.01 per share, of MergerCo issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one fully paid and nonassessable common share, par value $0.01 per share, of the Surviving Corporation.

Section 3.03 Payment of Merger Consideration; Stock Transfer Books.

(a) Prior to the Merger Effective Time, the Company shall appoint as paying agent a bank or trust company reasonably satisfactory to Parent (the “Company Paying Agent”). At or prior to the Merger Effective Time, Parent shall deposit or cause the Surviving Corporation to deposit with the Company Paying Agent, for the benefit of the holders of Merger Shares and Company Stock Options, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid plus cash in an amount sufficient to pay holders of Company Stock Options and Company Restricted Shares, in accordance with this Agreement (such cash being hereinafter referred to as the ‘‘Surviving Corporation Fund”). The Surviving Corporation Fund shall not be used for any other purpose.

(b) The Surviving Corporation Fund shall be invested by the Company Paying Agent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest or (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or a combination thereof, as directed by and for the benefit of the Surviving Corporation; provided, however, that no gain or loss thereon shall affect the amounts payable to the holders of Merger Shares and Company Stock Options following completion of the Merger pursuant to this Article III and Parent shall take all actions necessary to ensure that the Surviving Corporation Fund includes at all times cash sufficient to satisfy Parent’s obligation under this Article III. Any and all interest and other income earned on the Surviving Corporation Fund shall promptly be paid to the Surviving Corporation.

(c) As promptly as practicable after the Merger Effective Time, but in no event more than three (3) Business Days following the Merger Effective Time, Parent and the Surviving Corporation shall cause the Company Paying Agent to mail to each person who was, as of immediately prior to the Merger Effective Time, a holder of record of the Merger Shares or Company Stock Options (i) a letter of transmittal (which shall be in customary form approved by the Company and shall specify that delivery shall be effected, and risk of loss and title to the certificates representing the Merger Shares (the “Company Common Share Certificates”) or uncertificated Merger Shares represented by book entry (the “Uncertificated Shares”) shall pass, only upon proper delivery of the Company Common Share Certificates or transfer of the Uncertificated Shares to the Company Paying Agent) and

(ii) instructions for effecting the surrender of the Company Common Share Certificates, the transfer of the Uncertificated Shares or the surrender of Company Stock Options, as applicable, in exchange for the Merger Consideration or the Option Consideration, as applicable.

(d) Upon (i) surrender to the Company Paying Agent of Company Common Share Certificates for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions or (ii) compliance with the reasonable procedures established by the Company Paying Agent for delivery of Uncertificated Shares or surrender of Company Stock Options, the holder of such Company Common Share Certificates, Uncertificated Shares or Company Stock Options, as applicable, shall be entitled to receive in exchange therefor, in cash, the aggregate Merger Consideration in respect thereof calculated in accordance with Section 3.01(b), Section 3.01(c) or Section 3.01(d), as applicable, in the form of a check, to be mailed within three (3) Business Days of receipt by the Company Paying Agent of such Company Common Share Certificates, Uncertificated Shares or Company Stock Options, as applicable, and the Company Common Share Certificates, Uncertificated Shares or Company Stock Options, as applicable, so surrendered shall forthwith be cancelled. Notwithstanding the foregoing, if any stockholder of the Company who beneficially owns in excess of thirty percent (30%) of the outstanding Company Common Shares provides to the Company wire transfer account information and otherwise complies with this Section 3.03 at least three (3) Business Days prior to the Company Stockholder Meeting, such stockholder shall receive the Merger Consideration to which such stockholder is entitled pursuant to Section 3.01(b) by wire transfer from the Company Paying Agent immediately after the Merger Effective Time.

(e) In the event of a transfer of ownership of Merger Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration in respect of the applicable Merger Shares may be made to a person other than the person in whose name the Company Common Share Certificates so surrendered or Uncertificated Shares so transferred are registered if such Company Common Share Certificates shall be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Shares shall be properly transferred and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration in respect thereof or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered or transferred, as the case may be, as contemplated by this Section 3.03, each Company Common Share Certificate or Uncertificated Share shall be deemed at all times after the Merger Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or shall accrue on any cash payable to holders of Company Common Share Certificates, Uncertificated Shares or Company Stock Options pursuant to the provisions of this Article III.

(f) Any portion of the Surviving Corporation Fund that remains undistributed to the holders of Merger Shares or Company Stock Options for one (1) year after the Merger Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Merger Shares or Company Stock Options who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration or Option Consideration, as applicable. Any portion of the Surviving Corporation Fund remaining unclaimed by holders of Merger Shares or Company Stock Options as of the date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto. None of Parent, the Company Paying Agent or the Surviving Corporation shall be liable to any holder of Merger Shares or Company Stock Options for cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g) If any Company Common Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Common Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Company Common Share Certificate, the Company Paying Agent shall pay in respect of Merger Shares to which such lost, stolen or destroyed Company Common Share Certificate relate the Merger Consideration to which the holder thereof is entitled.

(h) At the Merger Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Merger Shares thereafter on the records of the Company. From and after the Merger Effective Time, the holders of Company Common Share Certificates, Uncertificated Shares or Company Stock Options shall cease to have any rights with respect thereto, except as otherwise provided in this Agreement, the certificate of incorporation of the Surviving Corporation, or by applicable Law.

Section 3.04 Company Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Company Common Shares or Company Restricted Shares that are outstanding immediately prior to the Merger Effective Time and that are held by any Person who is entitled to demand, and who properly demands, appraisal of such Company Common Shares or Company Restricted Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (such Section, “Section 262,” and, such Company Common Shares, “Company Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, as provided in Section 3.01(b) or Section 3.01(d), but rather, the holders of Company Dissenting Shares shall be entitled only to payment of the fair value of such Company Dissenting Shares in accordance with Section 262 (and, at the Merger Effective Time, such Company Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the fair value of such Company Dissenting Shares in accordance with Section 262); provided that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Company Dissenting Shares shall cease and such Company Dissenting Shares shall be deemed to have been converted as of the Merger Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration (without interest thereon) as provided in Section 3.01(b) or Section 3.01(d).  The Company shall notify Parent as promptly as reasonably practicable of any demands received by the Company for appraisal of any Company Common Shares or Company Restricted Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Merger Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 3.05 Withholding Rights.  The Company, the Surviving Corporation or the Company Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares, Company Stock Options and Company Restricted Shares, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld, or paid over to or deposited with the relevant Governmental Authority (including any taxing authority) by the Company, the Surviving Corporation or the Company Paying Agent, as applicable, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares, Company Stock Options and Company Restricted Shares, in respect of which such deduction and withholding was made by the Company, the Surviving Corporation or the Company Paying Agent, as applicable.

Section 3.06 Adjustments to Prevent Dilution.  In the event that the aggregate Merger Consideration and Option Consideration to be paid at Closing pursuant to Sections 3.01(b), 3.01(c) and 3.01(d) is increased by more than One Million Dollars ($1,000,000) as a result of the Company’s breach of its representations and warranties set forth in Sections 4.03(a) and 4.03(b) (the amount of such increase above One Million Dollars ($1,000,000) being referred to herein as the “Excess Amount”), the Merger Consideration and the Option Consideration shall be ratably and equitably reduced so that the aggregate Merger Consideration and Option Consideration to be paid at Closing pursuant to Sections 3.01(b), 3.01(c) and 3.01(d) is reduced by an amount equal to the Excess Amount. In the event that, and only to the extent permitted by Section 6.01(b), the Company changes (or establishes a record date for changing) the number of Company Common Shares or Company Restricted Shares, as applicable, issued and outstanding prior to the Merger Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Company Common Shares or Company Restricted Shares, as applicable, at any time during the period from the date hereof to the Merger Effective Time, then the Merger Consideration and Option Consideration shall be appropriately adjusted, taking into account the record and payment or effective dates, as the case may be, for such transaction.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule or the Company SEC Reports filed at least one (1) Business Day prior to the date hereof (excluding disclosure contained in the “risk factors” section or constituting “forward-looking statements,” in each case solely to the extent such disclosure is cautionary, predictive or speculative in nature), the Company hereby represents and warrants to the Buyer Parties as follows:

Section 4.01 Organization and Qualification; Authority.

(a) The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary and (iii) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Company has previously provided or made available to Parent copies of the Company Charter and Company Bylaws and all such documents are in full force and effect and no dissolution, revocation or forfeiture proceedings regarding the Company have been commenced.

Section 4.02 Company Subsidiaries.

(a) Each of the Company’s subsidiaries (the “Company Subsidiaries”), together with the jurisdiction of organization of each such Company Subsidiary and the number and class of all capital stock or equity interests of each such Company Subsidiary that are outstanding (and the identity of the holders thereof), is set forth in Section 4.02(a) of the Company Disclosure Schedule. Each Company Subsidiary is a corporation, partnership, limited liability company, trust or other organization duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization. Each of the Company Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and carry on its business as now conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company Subsidiaries is duly qualified or licensed to do business and is, to the extent applicable, in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Company conducts its insurance operations through the Company Subsidiaries set forth in Section 4.02(b)(i) of the Company Disclosure Schedule (collectively, the “Company Insurance Subsidiaries”). Each of the Company Insurance Subsidiaries is, where required, (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company or is an eligible excess or surplus lines insurer in each other jurisdiction where it is required to be so licensed, authorized or eligible and (iii) duly authorized or eligible in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements (as hereinafter defined), except where the failure to be so licensed, authorized or eligible would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Company Subsidiary that acts as an insurance broker, agent, managing general agent, producer or intermediary (“Company Insurance Intermediary”) is duly licensed in each jurisdiction in which it is required to be so licensed, except where the failure to be so licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company Insurance Intermediaries are set forth in Section 4.02(b)(ii) of the Company Disclosure Schedule.

(c) All of the outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable. The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries and the Company owns all such capital stock and other equity interests free and clear of any Liens (other than Permitted Liens) or limitations on voting rights, and free of any preemptive rights and any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the stock or other ownership interests, other than such limitations or restrictions under federal or state securities laws).

Section 4.03 Capitalization.

(a) The authorized capital stock of the Company consists of Fifty Million (50,000,000) Company Common Shares and Ten Million (10,000,000) shares of preferred stock, par value $0.10 per share, of the Company (“Company Preferred Shares”). As of May 31, 2008, (i) 17,018,738 Company Common Shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and (ii) 0 Company Common Shares were held in the treasury of the Company. No Company Preferred Shares are issued and outstanding. Since May 31, 2008, the Company has not issued any Company Common Shares, Company Restricted Shares or Company Stock Options (or any securities exchangeable or exercisable for or convertible into any of the foregoing), except for the issuance of Company Common Shares upon the exercise of any Company Stock Options issued and outstanding as of May 31, 2008 and set forth in Section 4.03(b).

(b) As of May 31, 2008, 436,374 Company Common Shares were reserved for future issuance pursuant to outstanding Company Stock Options and other purchase rights and stock awards granted pursuant to the Incentive Plans (collectively, the “Company Stock Awards”). Section 4.03(b) of the Company Disclosure Schedule sets forth all of the Company Stock Awards (including Company Stock Options and Company Restricted Shares), and the exercise prices of the Company Stock Options, issued and outstanding as of the date of this Agreement.

(c) Except as set forth in Section 4.03(b) or Section 4.03(c) of the Company Disclosure Schedule or as described in Section 4.03(a) above:

(i) there are no shares of capital stock or options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary;

(ii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or other equity rights of the Company;

(iii) the Company is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act of 1933 (the “Securities Act”);

(iv) except as set forth in the Voting Agreement, there are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of capital stock or other equity interests of the Company or any Company Subsidiary or which restrict, or grant any rights, preference or privilege with respect to, the transfer of any such shares or other equity interests, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or other equity interests or which restrict the transfer of any such shares or other equity interests;

(v) there are no accrued or unpaid dividends or other distributions with respect to any Company Common Shares or Company Restricted Shares or any shares of capital stock or other equity interests of any Company Subsidiary; and

(vi) there is no outstanding Voting Debt of the Company or any Company Subsidiary.

Section 4.04 Authority Relative to this Agreement; Validity and Effect of Agreements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Company. No other corporate proceedings on the part of the Company or any Company Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, other than the adoption of this Agreement by the holders of at least a majority of the outstanding Company Common Shares entitled to vote in accordance with the DGCL (the “Company Stockholder Approval”) and the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and MergerCo, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b) The Special Committee has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders and (ii) resolved to recommend to the Company Board that it approve and declare advisable this Agreement and the transactions contemplated hereby, including the Merger.

(c) The Company Board, acting upon the recommendation of the Special Committee, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger and (iii) recommended that the Company’s stockholders adopt this Agreement.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, (i) conflict with or violate the Company Charter or Company Bylaws, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) of this Section 4.05 have been obtained and all filings and other obligations described in subsection (b) of this Section 4.05 have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Company Material Contract to which the Company or any Company Subsidiary is a party or by which it or any of its respective properties or assets may be bound or (iv) result in the creation of a Lien (except for Permitted Liens) on any property or asset of the Company or any Company Subsidiary except, with respect to clauses (ii), (iii) and (iv), for such triggering of payments, Liens, encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, terminations, amendments, accelerations, cancellations, conflicts, breaches, defaults, losses of benefits or rights which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization of, or filing with or notification to, any Governmental Authority, except (i) for (A) applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), (B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (C) any filings required under the rules and regulations of the NYSE, (D) the filing of the Certificate of Merger pursuant to the DGCL, (E) any registration, filing or notification required pursuant to state securities or blue sky laws and (F) filings with, and approval of, the insurance regulatory authorities in the jurisdictions listed in Section 4.05(b) of the Company Disclosure Schedule (the “Company Insurance Approvals”) and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.06 Compliance with Laws; Permits; Insurance Matters.

(a) The business and operations of the Company and the Company Subsidiaries are being conducted in compliance with all applicable Laws, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limitation of the foregoing, each of the Company Insurance Subsidiaries is marketing or selling insurance products in compliance with insurance laws applicable to the business of such Company Insurance Subsidiary in the respective jurisdictions in which such products are being marketed or sold, except for such non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Insurance Contracts.

(i) Except as set forth in Section 4.06(b)(i) of the Company Disclosure Schedule:

(A) to the extent required by Law, all policies, binders, slips, certificates and other agreements or contracts of insurance (“Insurance Contracts”) issued by a Company Insurance Subsidiary, since January 1, 2007, are on forms approved by applicable insurance Governmental Authorities or have been filed and not objected to by such authorities within the period provided for objection, except as would not reasonably be expected to be material to the Company Insurance Subsidiaries taken as a whole; and

(B) any rates of a Company Insurance Subsidiary which are required to be filed with or approved by any Governmental Authority have been so filed or approved, except as would not reasonably be expected to be material to the Company Insurance Subsidiaries taken as a whole.

(ii) Except as set forth in Section 4.06(b)(ii) of the Company Disclosure Schedule or except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(A) to the knowledge of the Company, the Company Insurance Subsidiaries and the Company Insurance Intermediaries are not subject to any pending market conduct claim or complaint by a Governmental Authority;

(B) neither the Company nor any Company Insurance Subsidiary or Company Insurance Intermediary has received written notice of any action, or, to the knowledge of the Company, is aware of any threatened action, which would reasonably be expected to give rise to a market conduct claim by a Governmental Authority; and

(C) since January 1, 2007, the Company Insurance Subsidiaries have (1) to the knowledge of the Company, timely paid all guaranty fund assessments that are due, or claimed or asserted by any state guaranty fund or association or by any insurance Governmental Authority to be due and (2) provided for all such assessments in the Company SAP Statements to the extent necessary to be in conformity with SAP in all material respects as then in effect.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or except as set forth in Section 4.06(b)(iii) of the Company Disclosure Schedule, since January 1, 2007, all Insurance Contract claims due and payable by or on behalf of the Company Insurance Subsidiaries have been paid in accordance with the terms of the Insurance Contracts under which they arose, except for such exceptions for which the Company Insurance Subsidiary has a reasonable basis to believe that there is a reasonable basis to contest payment.

(c) Regulatory Filings.  (i) Since January 1, 2007, the Company, each Company Insurance Subsidiary and each Company Insurance Intermediary has filed all material reports, statements, documents, registrations, filings and submissions required to be filed with any insurance Governmental Authority and (ii) to the knowledge of the Company, any material deficiencies or violations noted in all such material reports, statements, documents, registrations, filings and submissions have been resolved to the satisfaction of the Governmental Authority that noted such deficiencies or violations.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and the Company Subsidiaries have all Permits required to legally conduct their respective businesses as now conducted and to own their respective assets, (ii) the Company and the Company Subsidiaries are in compliance with all such Permits, (iii) all such Permits are valid and in full force and effect and (iv) no such Permit is the subject of any suit or pending proceeding seeking the revocation, suspension, non-renewal or material impairment of such Permit.

(e) Prior to the date of this Agreement, the Company has made available to Parent a true and complete copy of all material actuarial reports prepared by actuaries, independent or otherwise, on or after January 1, 2007, with respect to the Company or any Company Insurance Subsidiary, and all material attachments, addenda, supplements and modifications thereto (the “Actuarial Analyses”). The information and data furnished by each Company Insurance Subsidiary to its independent actuaries in connection with the preparation of the Actuarial Analyses were accurate in all material respects. Furthermore, each Actuarial Analysis prepared internally by the Company or a Company Subsidiary was based upon data and information that were accurate in all material respects at the relevant time of preparation.

(f) All material reinsurance treaties or agreements to which any Company Insurance Subsidiary is a party or under which any Company Insurance Subsidiary has any material existing rights, obligations or liabilities (the “Company Reinsurance Agreements”) are set forth in Section 4.06(f)(i) of the Company Disclosure Schedule. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, as of the date of this Agreement, (i) no party to a Company Reinsurance Agreement is in default as to any provision thereof, (ii) since January 1, 2007, no notice of intended cancellation has been received by a Company Insurance Subsidiary from any reinsurer with respect to any such Company Reinsurance Agreement, (iii) with respect to ceded Company Reinsurance Agreements, none of the Company Insurance Subsidiaries’ reinsurers has denied coverage with respect to any material claim pending and (iv) except as set forth in Section 4.06(f)(ii) of the Company Disclosure Schedule, each Company Insurance Subsidiary is entitled under applicable Law to take full credit in its Company SAP Statements for all amounts recoverable by it pursuant to a Company Reinsurance Agreement, and all such amounts have been properly recorded in its books and records and are properly reflected in its financial statements.

(g) Producers.

(i) Except as set forth in Section 4.06(g)(i) of the Company Disclosure Schedule, to the knowledge of the Company, since January 1, 2007, each Person, including salaried employees of the Company, the Company Insurance Subsidiaries and the Company Insurance Intermediaries, performing the duties of insurance producer, reinsurance intermediary, agent, managing general agent, wholesaler, broker, solicitor, adjuster or customer representative for the Company or any Company Insurance Subsidiary (collectively, “Producers”), at the time such Producer wrote, sold, produced, solicited or serviced business, or performed such other act for or on behalf of the Company or Company Insurance Subsidiary that may require a Permit, was duly licensed and appointed as required by applicable Law, in the particular jurisdiction in which such Producer wrote, sold, produced, solicited or serviced such business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) Except as set forth in Section 4.06(g)(ii) of the Company Disclosure Schedule, since January 1, 2007, the Company, the Company Insurance Subsidiaries and the Company Insurance Intermediaries have not made a filing with any Governmental Authority seeking an exemption under 18 USC § 1033(e)(2) with respect to any Producer.

(iii) Except as set forth in Section 4.06(g)(iii) of the Company Disclosure Schedule, as of the date hereof, to the knowledge of the Company, no Producer has indicated to the Company, a Company Insurance Subsidiary or a Company Insurance Intermediary that any Producer will be unable or unwilling to continue its relationship as a Producer with the Company, any Company Subsidiary or any Company Insurance Intermediary within twelve (12) months after the Closing, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h) Managing General Agency Agreements.  Except as set forth in Section 4.06(h) of the Company Disclosure Schedule or except with respect to policies issued under the Company Insurance Subsidiaries’ I-Bind system, neither the Company nor any Company Insurance Subsidiary has any managing general agency contracts or similar arrangements under which an independent party has authority to perform underwriting analysis and issue insurance policies or reinsurance contracts on behalf of the Company or any Company Insurance Subsidiary or otherwise to bind the Company or any Company Insurance Subsidiary to such policies or contracts without the prior approval of the Company or such Company Insurance Subsidiary.

(i) Since January 1, 2007, none of the Company, the Company Insurance Subsidiaries or the Company Insurance Intermediaries nor, to the knowledge of the Company, any of their respective directors, officers, agents, or employees has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or such Company Insurance Subsidiary or (iv) in violation of any Law.

(j) Except as expressly provided in any of the agreements set forth in Section 4.06(j) of the Company Disclosure Schedule, none of the Company, the Company Insurance Subsidiaries or the Company Insurance Intermediaries is a party to any market services agreement, placement services agreement or similar agreement providing for the payment of contingent commissions other than commissions based upon the profitability of business written. All material fee or commission payments due from the Company Insurance Subsidiaries with respect to Insurance Contracts or due to the Company Insurance Intermediaries are described in written contracts, binders of insurance or other forms of written confirmation.

Section 4.07 SEC Filings; Financial Statements.

(a) The Company has timely filed all forms, reports and documents (including all exhibits) required to be filed by it with the United States Securities and Exchange Commission (the ‘‘SEC”) since May 19, 2006 (the “Company SEC Reports”). The Company SEC Reports, each as amended, if applicable, (i) complied in all material respects with, the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect as of the date of filing of such Company SEC Reports, and (ii) as of their respective dates (or, if amended, as of the date of such amendment) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC or the NYSE. To the knowledge of the Company, there are no material unresolved comments received from the SEC staff with respect to the Company SEC Reports on or prior to the date hereof. To the knowledge of the Company, none of the Company SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports, each as amended prior to the date of this Agreement, was prepared, in all material respects, in accordance with and complied, in all material respects, with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) As used herein, the term “Company SAP Statements” means the statutory statements of each of the Company Insurance Subsidiaries as filed with the applicable insurance regulatory authorities in their respective jurisdictions of domicile, and any state where it is licensed or from which it has received a Permit, for the year ended December 31, 2007, the quarterly period ended March 31, 2008 and any subsequent quarterly period ended prior to the Closing. Each Company Insurance Subsidiary has filed or submitted all Company SAP Statements required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled, and any state where it is licensed or from which it has received a Permit, on forms prescribed or permitted by such authority, except for such failures to file that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company SAP Statements were prepared in all material respects in conformity with SAP consistently applied for the periods covered thereby (except as may be indicated in the notes thereto), and the Company SAP Statements fairly presented, in all material respects, the statutory financial position of such Company Insurance Subsidiaries as of the respective dates thereof and the results of operations of such Company Insurance Subsidiaries for the respective periods then ended. No material weakness has been asserted with respect to any Company SAP Statements filed prior to the date of this Agreement by the applicable Company Insurance Subsidiary’s domiciliary state regulator or the insurance regulator of a state where it is licensed or from which it has received a Permit, which has not been cured, waived or otherwise resolved to the satisfaction of such state regulator except for those weaknesses that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s or the Company Subsidiaries’ published financial statements or any Company SEC Reports.

(e) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information is made known to management of the Company by others within the Company to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company SEC Reports and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls and the Company has provided to Parent copies of documentation related to such disclosure contemplated in clauses (A) and (B) above.

Section 4.08 Absence of Certain Changes or Events.  Except as disclosed in the Company SEC Reports filed prior to the date hereof, or as contemplated by this Agreement, since March 31, 2008, (a) the Company has conducted its business in all material respects in the ordinary course of business consistent with past practice and (b) there has not been an event, occurrence, effect or circumstance which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.09 Absence of Undisclosed Liabilities.  The Company and the Company Subsidiaries do not have any material liabilities required by GAAP to be reflected on a consolidated balance sheet of the Company, except for liabilities (a) reflected on or reserved against in the Company’s consolidated balance sheet, as of March 31, 2008, included in the Company’s consolidated financial statements, (b) incurred in the ordinary course of business consistent with past practice since March 31, 2008, (c) incurred in connection with the Merger or any transaction contemplated by this Agreement, (d) which have been discharged or paid in full in the ordinary course of business consistent with past practice, or (e) set forth in Section 4.09 of the Company Disclosure Schedule.

Section 4.10 Absence of Litigation.  As of the date of this Agreement, (a) there is no material Action pending or, to the knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries or any of its or their respective properties or assets and (b) neither the Company nor any of the Company Subsidiaries is subject to any order, judgment, writ, injunction or decree (other than those applicable generally to insurers in one or more of the Company’s and the Company Subsidiaries’ lines of business).

Section 4.11 Employee Benefit Plans.

(a) Section 4.11(a) of the Company Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other contracts or agreements (other than individual option agreements) to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or consultant of the Company or any

Company Subsidiary (collectively, the ‘‘Plans”). The Company has made available to Parent copies, which are correct and complete in all material respects, of the following: (i) the Plans, (ii) the annual report (Form 5500) filed with the Internal Revenue Service (“IRS”) for the last year, (iii) the most recently received IRS determination letter, if any, relating to the Plans and (iv) the most recent summary plan description for such Plans (or other descriptions of such Plans provided to employees) and all material modifications thereto.

(b) Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion issued by the IRS, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect, in any material respect, the qualified status of any such Plan or the exempt status of any such trust.

(c) Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary sponsors or has sponsored any Plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any Company Subsidiary, except as required by Section 4980B of the Code.

(d) Full payment has been made, or otherwise properly accrued on the books and records of the Company and any Company Subsidiary, of all amounts that the Company and any Company Subsidiary are required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date of this Agreement (excluding any amounts not yet due).

(e) Except as set forth in Section 4.11(e) of the Company Disclosure Schedule, no Plan, either individually or collectively, provides for any payment by the Company or any Company Subsidiary that would constitute a “parachute payment” within the meaning of Section 280G of the Code after giving effect to the transactions contemplated by this Agreement.

(f) Neither the Company nor any ERISA Affiliate sponsors or has sponsored in the past six years any Plan (or United States based pension plan in the case of an ERISA Affiliate) that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Neither the Company nor any ERISA Affiliate contributes to or has ever contributed to, or otherwise incurred any withdrawal liability under, any multiemployer plan (within the meaning of Section 3(37) of ERISA). For purposes of this Section 4.11(f), an entity is an “ERISA Affiliate” of the Company if it would have ever been considered a single employer with the Company under 4001(b) of ERISA or part of the same controlled group as the Company for purposes of Section 302(d)(8)(C) of ERISA.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there is no unfair labor practice charge or complaint pending against the Company or any Company Subsidiary, (ii) there is no labor strike, slowdown, work stoppage, lockout or labor dispute pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has experienced any strike, slowdown, work stoppage, lockout or other labor dispute by or with respect to its employees within the last three (3) years, (iii) there are no charges with respect to or relating to the Company or any Company Subsidiary pending before any Governmental Authority responsible for the prevention of unlawful employment practices and (iv) the Company and each Company Subsidiary are, and at all times have been in compliance with, all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and the collection and payment of withholding and/or social security Taxes.

Section 4.12 Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement relating to the Company Stockholders’ Meeting (as amended, supplemented or modified from time to time, the ‘‘Proxy Statement”) will, at the time the Proxy Statement is first mailed to the Company stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or MergerCo for inclusion or incorporation by reference therein.

Section 4.13 Intellectual Property.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use, subject to any existing licenses or other grants of rights to third parties, all Intellectual Property used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”); and

(b) as of the date of this Agreement, (i) there are no pending or, to the knowledge of the Company, threatened Actions by any person alleging infringement of any material Intellectual Property rights of any person by the Company or any Company Subsidiary for their use of the Company Intellectual Property, (ii) to the knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries does not infringe any Intellectual Property rights of any person, (iii) neither the Company nor any Company Subsidiary has made any claim of a violation or infringement by others of its rights to, or in connection with, the Company Intellectual Property and (iv) to the knowledge of the Company, no person is infringing any Company Intellectual Property.

Section 4.14 Taxes.  Except as set forth in Section 4.14 of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) all Tax Returns required to be filed by or with respect to the Company or any of the Company Subsidiaries have been timely filed (except those under valid extension) and such Tax Returns are true, complete and correct;

(b) all Taxes due and payable by the Company or any of the Company Subsidiaries have been timely paid, withheld or adequately provided for in accordance with GAAP on the Company’s most recent consolidated financial statements;

(c) neither the Company nor any of the Company Subsidiaries has received written notice of any proceeding or audit against, or with respect to any Taxes of, the Company or any of the Company Subsidiaries that has not been finally resolved;

(d) neither the Company nor any of the Company Subsidiaries has granted any extension or waiver of the limitation period applicable to any income Tax Returns;

(e) there are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of the Company Subsidiaries;

(f) neither the Company nor any of the Company Subsidiaries is a party to or is bound by any Tax sharing, allocation, or indemnification agreement (other than such an agreement exclusively between or among the Company and the Company Subsidiaries);

(g) neither the Company nor any of the Company Subsidiaries (i) has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any of the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law);

(h) neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement;

(i) neither the Company nor any of the Company Subsidiaries has participated in a transaction described in Treasury Regulations Section 1.6011-4(b)(2), (3) or (4); and

(j) to the knowledge of the Company, no claim has been made during the past three (3) years by any appropriate Governmental Authority in a jurisdiction where neither the Company nor any of the Company Subsidiaries has filed Tax Returns indicating that the Company or any of the Company Subsidiaries is or may be subject to any material taxation by such jurisdiction.

Section 4.15 Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, there has been no Release or threatened Release of any Hazardous Substance at, on, under or from any real property owned or leased by the Company or the Company Subsidiaries.

Section 4.16 Material Contracts.

(a) Except as set forth in Section 4.16 of the Company Disclosure Schedule or as filed with the SEC prior to the date hereof, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to, and none of their respective properties or assets are bound by, any contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC). Each of the contracts of the type described in this Section 4.16 is referred to in this Agreement as a “Company Material Contract.”

(b) (i) Neither the Company nor any Company Subsidiary is and, to the knowledge of the Company, no other party is, in material breach or violation of, or in material default under, any Company Material Contract, and, to the knowledge of the Company, no event has occurred which would result in any such breach or violation of, or such default (in each case, with or without notice or lapse of time or both) and (ii) none of the Company or any of the Company Subsidiaries has received any claim of such breach or violation of, or default under, any Company Material Contract. Each Company Material Contract is valid, binding and enforceable against the Company or the Company Subsidiaries, as applicable, and, to the knowledge of the Company, the other parties thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, rehabilitation, conservatorship, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights generally, or creditors’ rights with respect to insurance companies, or by general equity principles, and is in full force and effect with respect to the Company or the Company Subsidiaries, as applicable, and, to the knowledge of the Company, with respect to the other parties thereto.

Section 4.17 Interested Party Transactions.  Except as set forth in the Company SEC Reports prior to the date hereof, since January 1, 2008, (i) neither the Company nor any of the Company Subsidiaries is a party to any agreement or arrangement, and no event has occurred as of the date of this Agreement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC and (ii) neither the Company nor any of the Company Subsidiaries is a party to any agreement or arrangement with Alleghany Corporation or its Affiliates.

Section 4.18 Insurance.  Section 4.18 of the Company Disclosure Schedule contains a complete and accurate list of all material insurance policies maintained by the Company as of the date of this Agreement. Except as set forth in Section 4.18 of the Company Disclosure Schedule or for exceptions that individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, all material insurance policies maintained by the Company are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received with respect thereto.

Section 4.19 Brokers.  No Person other than UBS Securities LLC is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.20 Opinion of Financial Advisor.  Prior to the execution of this Agreement, the Company Board and the Special Committee have received the opinion of UBS Securities LLC, as of June 27, 2008, to the effect that, as of such date, and based upon and subject to various assumptions made, procedures followed, matters considered and limitations described in the opinion, the Merger Consideration to be received by the holders of Company Common Shares (other than Alleghany Corporation, its subsidiary Alleghany Insurance Holdings LLC or any of their respective affiliates) is fair, from a financial point of view, to such holders.

Section 4.21 No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement, neither the Company nor any other Person on behalf of the Company or any Company Subsidiary makes any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided by or on behalf of the Company or any Company Subsidiary.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Except as set forth in the Parent Disclosure Schedule or the Parent SEC Reports filed at least one (1) Business Day prior to the date hereof (excluding disclosure contained in the “risk factors” section or constituting “forward-looking statements,” in each case, to the extent such disclosure is cautionary, predictive or speculative in nature), Parent and MergerCo hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01 Organization and Qualification; Authority.

(a) Each of the Buyer Parties (i) is a corporation duly organized, validly existing and in good standing (or similar concept under applicable Law) under the laws of the jurisdiction of its incorporation, (ii) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary and (iii) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Each of the Buyer Parties has previously provided or made available to the Company copies of its certificate of incorporation, bylaws or similar organizational documents, and all such documents are in full force and effect and no dissolution, revocation or forfeiture proceedings regarding the Buyer Parties have been commenced.

Section 5.02 Ownership of MergerCo; No Prior Activities.  MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. All the issued and outstanding shares of capital stock of MergerCo are, and as of the Closing Date will be, owned beneficially by Parent as the ultimate controlling person of MergerCo.

Section 5.03 Authority Relative to this Agreement; Validity and Effect of Agreements.  Each of the Buyer Parties has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of the Buyer Parties of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Buyer Parties, and no other corporate proceedings on the part of either of the Buyer Parties are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, including the Merger, except for the approval of this Agreement by the sole stockholder of MergerCo, which will be effected by written consent immediately following the execution of this Agreement. This Agreement has been duly and validly executed and delivered by the Buyer Parties and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of the Buyer Parties, enforceable against each of the Buyer Parties in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 5.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery by each of the Buyer Parties of this Agreement do not, and the performance of each of the Buyer Parties’ obligations hereunder will not, (i) conflict with or violate the certificate of incorporation, bylaws or similar organizational documents of either of the Buyer Parties, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) of this Section 5.04 have been obtained and all filings and obligations described in subsection (b) of this Section 5.04 have been made, conflict with or violate any Law applicable to any of the Buyer Parties or any of their subsidiaries, or by which any of their properties or assets are bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligations to which any Buyer Party or any of their respective subsidiaries is a party or by which it or any of their respective properties or assets may be bound or (iv) result in the creation of a Lien (except for Permitted Liens) on any property or asset of the Buyer Parties or any of their subsidiaries except, with respect to clauses (ii), (iii) and (iv), such triggering of payments, Liens, encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, terminations, amendments, accelerations, cancellations, conflicts, breaches, defaults, losses of benefit or rights which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of the Buyer Parties do not, and the performance of each of the Buyer Parties’ obligations hereunder will not, require any consent, approval, authorization of, or filing with or notification to, any Governmental Authority, except (i) for (A) applicable requirements of the Exchange Act, (B) the pre-merger notification requirements of the HSR Act, (C) any filings required under the rules and regulations of the NYSE, (D) the filing of the Certificate of Merger pursuant to the DGCL, (E) any registration, filing or notification required pursuant to state securities or blue sky laws and (F) filings with, and approval of, the insurance regulatory authorities in the jurisdictions listed in Section 5.04(b) of the Parent Disclosure Schedule (the “Parent Insurance Approvals” and, together with the Company Insurance Approvals, the “Transaction Insurance Approvals”) and (ii) where the failure to obtain such consents, approvals, or authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.05 Information Supplied.  None of the information supplied or to be supplied by either of the Buyer Parties for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Buyer Parties with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

Section 5.06 Absence of Litigation.  As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent or any of its subsidiaries or any of its or their respective properties or assets and (b) neither Parent nor any of its subsidiaries is subject to any order, judgment, writ, injunction or decree.

Section 5.07 Availability of Funds.  Parent has the financial capacity to perform its obligations under this Agreement and to cause MergerCo to perform its obligations under this Agreement. Parent has or will have, and will cause MergerCo to have, prior to the Merger Effective Time, sufficient funds to pay the aggregate Merger Consideration and the Option Consideration contemplated by this Agreement and to perform the other obligations of Parent and MergerCo contemplated by this Agreement.

Section 5.08 No Ownership of Company Capital Stock.  Neither Parent nor any of its subsidiaries own any Company Common Shares or any option, warrant or other right to acquire any Company Common Shares.

Section 5.09 Other Agreements or Understandings.  Except for the Voting Agreement, neither Parent nor any of its subsidiaries is a party to any written contract, arrangement or understanding with any member of the Company Board or any officer at or above the level of senior vice president of the Company or any person that beneficially owns 5% or more of the shares of the outstanding capital stock of the Company, in each case, that relates to the voting or disposition of the Company Common Shares in respect of the Merger.

Section 5.10 Brokers.  No Person other than Goldman, Sachs & Co. is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer Parties or any of their Affiliates.

Section 5.11 Interest in Competitors.  Neither Parent nor MergerCo owns any interest (nor do any of their respective Affiliates insofar as such Affiliate-owned interest would be attributed to Parent or MergerCo under the

HSR Act) in any entity or Person that derives a substantial part of its revenues from a line of business within the Company’s principal line of business.

Section 5.12 No Additional Representations or Warranties.

(a) Each of the Buyer Parties acknowledges that it and its representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and the Company Subsidiaries which it and its representatives have desired or requested to review, and that it and its representatives have had full opportunity to meet with the management of the Company and the Company Subsidiaries and to discuss the business and assets of the Company and the Company Subsidiaries.

(b) Each of the Buyer Parties acknowledges that (i) neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to the Buyer Parties and each of their respective representatives except as expressly set forth in Article IV (which includes the Company Disclosure Schedule and the Company SEC Reports) and (ii) except as contemplated by this Agreement, neither the Company, its Affiliates, or their respective subsidiaries, stockholders, controlling persons, including Alleghany Corporation or its Affiliates, or representatives nor any other person, shall be subject to any liability or responsibility whatsoever to the Buyer Parties or their respective Affiliates or any of their respective subsidiaries, stockholders, controlling persons, or representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) resulting from or based upon the Company’s making available to the Buyer Parties any information or Parent’s use of any such information. The term “information” as used in this Section 5.12(b) includes any information, documents or material in the due diligence materials provided to the Buyer Parties and their respective representatives, including in the “data room,” management presentations (formal or informal), any statement, document or agreement delivered pursuant to this Agreement, any financial statements and any projections, forecasts, estimates or other forward-looking information (including in any management presentations, information or descriptive memorandum, supplemental information or other materials or information with respect to any of the foregoing) provided or otherwise made available to the Buyer Parties or any of their Affiliates, stockholders, controlling persons or representatives or in any other form in connection with the transactions contemplated by this Agreement.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01 Conduct of Business by the Company Pending the Merger.  From the date of this Agreement until the Merger Effective Time, except as required by this Agreement, as may be required by applicable Law or as set forth in Section 6.01 of the Company Disclosure Schedule or except with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned (provided that consent of Parent shall be deemed to have been given if Parent does not object within three (3) Business Days after request for such consent is actually received by Parent), the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course consistent with past practice and shall use its commercially reasonable efforts to preserve substantially intact the business, assets and organization of the Company and the Company Subsidiaries and to preserve the current beneficial relationships of the Company and the Company Subsidiaries with any Person with which the Company or any Company Subsidiary has material business relations (including customers, suppliers, directors, officers and key employees). Except as required by this Agreement, as may be required by applicable Law or as set forth in Section 6.01 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Merger Effective Time, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that consent of Parent shall be deemed to have been given if Parent does not object within three (3) Business Days after request for such consent is actually received by Parent.

(a) amend or otherwise change any provision of the Company Charter or Company Bylaws, or similar organizational or governance documents;

(b) (i) authorize for issuance, issue, sell, pledge, dispose of, grant or transfer or agree or commit to issue, sell, dispose of, grant or transfer any shares of any class of capital stock of the Company or any Company Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of the Company or any Company Subsidiary, other than the issuance of Company Common Shares issuable pursuant to Company Stock Awards outstanding on the date hereof, (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the exercise of Company Stock Options or the vesting of Company Stock Awards, (iii) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, shares, property or otherwise) in respect of, any shares of the Company’s capital stock or the shares of stock or other equity interests in any Company Subsidiary that is not directly or indirectly wholly owned by the Company, other than (A) dividends by any direct or indirect wholly owned Company Subsidiary to the Company or any other Company Subsidiary and (B) dividend equivalents already accrued as of the date hereof and paid with respect to Company Stock Awards outstanding on the date hereof and set forth in Section 6.01(b) of the Company Disclosure Schedule or (iv) split, combine or reclassify any shares, stock or other equity interests of the Company or any Company Subsidiary or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of such shares, stock or other equity interests;

(c) merge or consolidate with any other Person or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger), except (i) that a Company Subsidiary may merge with another Company Subsidiary or (ii) for acquisitions (including by way of merger, consolidation, acquisition of equity interests or assets or any other business combination) by the Company or any Company Subsidiary of any Person providing for purchase price consideration (including any related amounts or promissory notes) of an amount less than Five Million Dollars ($5,000,000) individually or Ten Million Dollars ($10,000,000) in the aggregate;

(d) sell, lease, license, subject to a Lien (other than a Permitted Lien) or otherwise surrender, relinquish or dispose of any assets or property of the Company or any Company Subsidiary other than in the ordinary course of business, except for (i) sales of investment assets by the Company or any of the Company Subsidiaries in the ordinary course of business consistent with past practice, (ii) transfers and pledges of assets in connection with the conduct of the insurance business, including pursuant to reinsurance, coinsurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance and similar arrangements, in the ordinary course of business consistent with past practice, (iii) sales or transfers of assets between wholly owned Company Subsidiaries, (iv) pursuant to existing written contracts or commitments as set forth in Section 6.01(d) of the Company Disclosure Schedule or (v) in an amount not in excess of Five Million Dollars ($5,000,000) in the aggregate;

(e) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a Company Subsidiary) for borrowed money, other than indebtedness for borrowed money incurred in the ordinary course of business and pursuant to any credit agreement to which the Company or any Company Subsidiary is a party as of the date of this Agreement (which shall be deemed to include draws or standby letters of credit under the Company’s line of credit facility or other similar lines of credit);

(f) except as required by the terms of the Plans or awards made thereunder prior to the date of this Agreement, (i) increase the compensation or benefits payable to its directors, officers or employees (other than increases for employees or officers below the level of senior vice president made in the ordinary course of business consistent with past practice), (ii) amend, change, terminate or waive any rights under any Employment Agreement or (iii) establish, adopt, enter into or amend to materially increase benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, loan, retention, consulting, indemnification, termination, severance or other similar plan, agreement, trust, fund, policy or arrangement with any director, officer or employee (other than with respect to (A) agreements for new hires of non-executive officers in the ordinary course of business consistent with past practice that do not provide any change in control benefits and (B) each award under the Company’s Performance Incentive Plan and the Company’s Long Term Incentive Plan;

(g) pre-pay any long-term debt (which shall be deemed to include pre-payments or repayments of lines of credit facilities or other similar lines of credit or payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto) in an amount exceeding Five Million Dollars

($5,000,000) in the aggregate for the Company and the Company Subsidiaries taken as a whole, except in the ordinary course of business consistent with past practice and in accordance with the terms of such debt;

(h) except as required by Law or changes in GAAP or SAP which become effective after the date of this Agreement, materially change any of its accounting policies (whether for financial accounting or Tax purposes);

(i) authorize, or enter into any commitment for, any new material capital expenditures (such authorized or committed new material capital expenditures being referred to hereinafter as the ‘‘Capital Expenditures”) in an amount in excess of Two Million Dollars ($2,000,000) in the aggregate;

(j) pay, discharge, settle or satisfy any material litigation, arbitrations, proceedings, claims, liabilities or obligations other than any payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice (which includes payment of policyholders’ claims) where the amounts paid or to be paid, except in the case of policyholder claims, (i) are covered by insurance coverage maintained by the Company or (ii) are in an amount less than Five Million Dollars ($5,000,000) in the aggregate;

(k) take any action that would cause any of the representations or warranties of the Company contained herein to become inaccurate in any material respect or any of the covenants of the Company to be breached in any material respect or result in the failure to be satisfied of any of the conditions set forth in Section 8.02;

(l) create or have any subsidiary of the Company other than the Company Subsidiaries as of the date of this Agreement;

(m) (A) amend, change, cancel, terminate or waive or release, in any material respect, any rights under any Company Material Contract that was required to be filed as an exhibit to the Company SEC Reports pursuant to Regulation S-K of the Securities Act or (B) enter into any new contract, agreement or arrangement that would be required to be filed as an exhibit to the Company SEC Reports pursuant to Regulation S-K of the Securities Act;

(n) (i) settle or compromise any material Tax audit, (ii) make or change any material Tax election or file any material amendment to a material Tax Return, except, in each case, as required by applicable Law, or (iii) surrender any right to claim a material refund of Taxes;

(o) enter into (i) any agreement or arrangement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC or (ii) any agreement or arrangement with Alleghany Corporation or its Affiliates; or

(p) enter into any agreement or otherwise make a commitment to do any of the foregoing.

Section 6.02 Conduct of Business by Buyer Parties Pending the Merger.  The Buyer Parties agree that, between the date of this Agreement and the Merger Effective Time, except as required by this Agreement, they shall not, directly or indirectly, without the prior written consent of the Company, take or cause to be taken any action that (a) could be expected to materially delay or impair the consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action or (b) would cause any of the representations or warranties of the Buyer Parties contained herein to become inaccurate in any material respect or any of the covenants of the Buyer Parties to be breached in any material respect or result in the failure to be satisfied of any of the conditions set forth in Section 8.03.

Section 6.03 MergerCo.  Parent will take all actions necessary to cause MergerCo to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.04 Incentive Plans.  Prior to the Closing, the Company Board shall take all actions reasonably required to terminate all equity based Incentive Plans effective as of the Merger Effective Time, such that, except for the Option Consideration and the Restricted Stock Consideration, the Company shall have no further obligations with respect thereto.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Company Proxy Statement; Other Filings; Stockholders’ Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and, after consultation with Parent in accordance with the second sentence of Section 7.01(b), file with the SEC the Proxy Statement and each of the Company and Parent shall, or shall cause their respective affiliates to, prepare and, after consultation with each other, file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby. Parent and the Company shall cooperate with one another in connection with the preparation of the Proxy Statement and shall furnish all information concerning such party as the other party may reasonably request in connection with the preparation of the Proxy Statement. Parent and the Company shall each use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. The Company will use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC.

(b) As promptly as reasonably practicable, each of Parent and the Company shall notify the other of (i) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement and (ii) any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information with respect thereto. All filings by the Company with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto and all mailings to the Company’s stockholders in connection with the Merger and transactions contemplated by this Agreement shall be subject to the reasonable prior review and comment of Parent. All filings by Parent with the SEC in connection with the transactions contemplated hereby shall be subject to the reasonable prior review and comment of the Company.

(c) If, at any time prior to the Merger Effective Time, any information relating to the Company, Parent or MergerCo or any of their respective Affiliates, directors or officers is discovered by the Company, Parent or MergerCo which should be set forth in an amendment or supplement to the Proxy Statement or Other Filings, so that the Proxy Statement or Other Filings would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

(d) Notwithstanding any Adverse Recommendation Change, the Company shall, in accordance with the Company Charter and Company Bylaws, promptly and duly call, give notice of, convene and hold, as soon as reasonably practicable following the date upon which the Proxy Statement is cleared by the SEC, a meeting of the holders of Company Common Shares and Company Restricted Shares (the ‘‘Company Stockholders’ Meeting”) for the purpose of seeking the Company Stockholder Approval. The Company Board shall (i) except as otherwise provided in Section 7.03, recommend adoption of this Agreement and include in the Proxy Statement such recommendation and (ii) use its commercially reasonable efforts to solicit such adoption.

Section 7.02 Access to Information; Confidentiality.

(a) Upon reasonable prior notice and subject to applicable Law, from the date hereof until the Merger Effective Time, the Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees, auditors, counsel and agents of the Company and the Company Subsidiaries to, afford Parent and its officers, directors, employees, auditors, counsel and agents, following notice from Parent to the Company in accordance with this Section 7.02, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and the Company Subsidiaries, and all other financial, operating and other data and information as Parent may reasonably request. Notwithstanding the foregoing, the Company and the Company Subsidiaries shall not be obligated to disclose (i) any competitively sensitive information, (ii) any information that, in the reasonable judgment of the Company, would result in the loss of attorney-client privilege with respect to such information or which would constitute a waiver of any other privilege or trade secret protection held by the Company or any Company Subsidiary or (iii) any information that would result in a breach of an agreement to which the Company or any of the Company Subsidiaries is a party. Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least two (2) Business Days prior written notice thereof, setting forth the inspection or materials that Parent or its representatives intend to conduct or review, as applicable. The Company shall be entitled to have representatives present at all times during any such inspection, and no such inspection shall unreasonably disrupt or interfere with the operations of the Company or any Company Subsidiary. No investigation pursuant to this Section 7.02 or information provided, made available or delivered to Parent pursuant to this Section 7.02 or otherwise shall affect any representations or warranties of the Company or conditions or rights of Parent contained in this Agreement.

(b) Prior to the Merger Effective Time, all information obtained by Parent pursuant to this Section 7.02 shall be kept confidential in accordance with the confidentiality agreement dated April 28, 2008 between Parent and the Company (the “Confidentiality Agreement”).

Section 7.03 No Solicitation of Transactions by the Company.

(a) During the term of this Agreement, none of the Company or any Company Subsidiary shall, nor shall it authorize or permit, directly or indirectly, any officer, trustee, director, employee, investment banker, financial advisor, attorney, broker, finder or other agent or representative of the Company or any Company Subsidiary to, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Company Acquisition Proposal, (ii) enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Company Acquisition Proposal, or (iii) enter into an agreement (other than a confidentiality agreement entered into in accordance with the provisions of this Agreement) with respect to a Company Acquisition Proposal. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if at any time prior to the receipt of the Company Stockholder Approval, the Company or any Company Subsidiary receives a Company Acquisition Proposal that was not received in breach or violation of this Section 7.03(a), the Special Committee or the Company Board may (directly or through advisors or representatives) (x) contact such Person and its advisors for the purpose of clarifying the proposal and any material terms thereof and the conditions to and likelihood of consummation, so as to determine whether such proposal is, or is reasonably likely to lead to, a Company Superior Proposal and (y) if the Company Board or the Special Committee determines in good faith after consultation with its legal and financial advisors that such Company Acquisition Proposal is, or is reasonably likely to lead to, a Company Superior Proposal, the Company Board may (1) furnish non-public information with respect to the Company and the Company Subsidiaries to the Person who made such Company Acquisition Proposal pursuant to a confidentiality agreement executed by the Company and such Person on terms with respect to confidentiality that are at least as restrictive as the terms of the Confidentiality Agreement (provided that the Company provides Parent with notice within thirty six (36) hours of any such furnishing and that the Company has previously or concurrently furnished such information to Parent), (2) participate in negotiations regarding such Company Acquisition Proposal and (3) following receipt of a Company Acquisition Proposal that constitutes a Company Superior Proposal, terminate this Agreement pursuant to, and subject to and only after compliance with, Section 9.01(f).

(b) The Company Board shall not, directly or indirectly, (i) (A) withdraw (or amend or modify in a manner adverse to Parent) or publicly propose to withdraw (or amend or modify in a manner adverse to Parent), its approval, recommendation or declaration of advisability of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Acquisition Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) (it being understood that a “stop, look and listen” communication by the Company Board to the Company stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or the taking of a neutral or no position with respect to any Company Acquisition Proposal shall not constitute an Adverse Recommendation Change) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any Company Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (other than a confidentiality agreement referred to in Section 7.03(a)) (A) constituting or that could reasonably be expected to lead to any Company

Acquisition Proposal or (B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; provided that in the case of sub-clauses (A) and (B) of this clause (ii), the Company shall not be prohibited from entering into an agreement pursuant to, and subject to and only after compliance with, Section 9.01(f). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, and subject to the Company’s compliance in all material respects with the other provisions of this Section 7.03, as applicable, the Company Board may make an Adverse Recommendation Change if the Company Board determines in good faith after consultation with its legal and financial advisors that failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law.

(c) The Company shall promptly advise Parent in writing of any Company Acquisition Proposal (and in no event less than thirty six (36) hours following the Company’s initial receipt of any Company Acquisition Proposal), the material terms and conditions of any such Company Acquisition Proposal (including any changes thereto) and the identity of the Person making any such Company Acquisition Proposal. The Company shall keep Parent reasonably informed of the status (including any change to the material terms and conditions thereof) of any such Company Acquisition Proposal.

(d) Nothing in this Section 7.03 or elsewhere in this Agreement shall prevent the Company Board or the Special Committee from taking and disclosing any position or disclosing any information required to be disclosed under applicable Law or from complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, and to the extent referred to therein, Item 1012(a) of Regulation M-A with respect to a Company Acquisition Proposal. In addition, nothing in this Section 7.03 or elsewhere in this Agreement shall prohibit the Company from taking any action that any court of competent jurisdiction orders the Company to take.

Section 7.04 Employee Benefits Matters.

(a) From and after the Merger Effective Time, Parent shall honor and shall cause the Surviving Corporation to honor all Plans, compensation arrangements and agreements and employment, severance and termination plans and agreements in accordance with their terms as in effect immediately before the Merger Effective Time. For a period of one (1) year following the Merger Effective Time, Parent shall provide, or shall cause to be provided, to each current employee of the Company and the Company Subsidiaries while such employee remains employed by the Company or the Company Subsidiaries (“Company Employees”) (i) compensation (including incentive compensation) no less favorable in the aggregate than the compensation (including incentive compensation) provided to Company Employees immediately before the Merger Effective Time and (ii) employee benefits that are no less favorable, in the aggregate, than the benefits provided to similarly situated employees of Parent.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its subsidiaries providing benefits to any Company Employees after the Merger Effective Time (the “New Plans”), each Company Employee shall, subject to applicable Law and applicable tax qualification requirements, be credited with his or her years of service with the Company and the Company Subsidiaries and their respective predecessors before the Merger Effective Time, to the same extent as such Company Employee was entitled, before the Merger Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Merger Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to coverage under any Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the ‘‘Old Plans”) and (ii) (A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under an Old Plan in which such Company Employee participated immediately prior to the Merger Effective Time and (B) Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Parent shall, and shall cause the Surviving Corporation to, honor and abide by Section 7.04(c) of the Company Disclosure Schedule.

(d) If requested by Parent at least five (5) Business Days prior to the Closing Date, the Company shall take (or cause to be taken) all actions, pursuant to resolutions of the Company Board, necessary or appropriate to terminate, immediately prior to the Merger Effective Time, any Company Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company Board of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld or delayed).

(e) This Section 7.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.04, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 7.04.  Without limiting the foregoing, no provision of this Section 7.04 will create any third party beneficiary rights in any current or former employee, director or consultant of the Company or any Company Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 7.04 is intended to amend any Plan or any employee benefit plan, agreement or arrangement of Parent, or interfere with Parent’s, the Company’s or any Company Subsidiary’s right, as applicable, from and after the Closing to amend or terminate any Plan, or any employee benefit plan, agreement or arrangement of Parent or the employment of, or provision of services by, any director, employee, independent contractor or consultant.

Section 7.05 Section 16 Matters.  Prior to the Merger Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Common Shares, Company Stock Options to acquire Company Common Shares (or Company Common Shares acquired upon the vesting of any Company Stock Awards) or Company Restricted Shares pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

Section 7.06 Directors’ and Officers’ Indemnification and Insurance of the Surviving Corporation.

(a) Without limiting any additional rights that any director, officer, trustee, employee or agent may have under any employment or indemnification agreement or under the Company Charter, Company Bylaws or this Agreement or, if applicable, similar organizational documents or agreements of any of the Company Subsidiaries, from and after the Merger Effective Time, Parent and the Surviving Corporation shall: (i) indemnify and hold harmless each person who was, is at the date of this Agreement or becomes during the period from the date of this Agreement through the Closing Date, (A) a director or officer of the Company or the Company Subsidiaries, (B) a director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of the Company) or (C) an employee or agent of the Company or the Company Subsidiaries (but only to the extent that the Company shall have determined at any time prior to the date of this Agreement to indemnify and/or hold harmless such employees or agents set forth in Section 7.06(a) of the Company Disclosure Schedule) (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law without regard to whether indemnification may be available to such Indemnified Party from another Person, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case, without the requirement of any bond or other security; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. The indemnification and advancement obligations of Parent and the Surviving Corporation pursuant to this Section 7.06(a) shall extend to acts or omissions occurring at or before the Merger Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who continues to be or who has ceased to be (A) a director or officer of the Company or the Company Subsidiaries, (B) a director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of the Company) or (C) an employee or agent of the Company or the Company Subsidiaries (but only to the extent that the Company shall have determined at any time prior to the date of this Agreement to indemnify and/or hold harmless such employees or agents set forth in Section 7.06(a) of the Company Disclosure Schedule) after the date of this Agreement and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any actual or threatened Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Parent and MergerCo agree that all rights to indemnification, advancement and exculpation from liabilities for acts or omissions occurring at or prior to the Merger Effective Time now existing in favor of any current or former (i) director or officer of the Company or the Company Subsidiaries, (ii) director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of the Company) or (iii) an employee or agent of the Company or the Company Subsidiaries (but only to the extent that the Company shall have determined at any time prior to the date of this Agreement to indemnify and/or hold harmless such employees or agents set forth in Section 7.06(a) of the Company Disclosure Schedule) as provided in the Company Charter and Company Bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement or other organizational documents of any of the Company Subsidiaries) and indemnification agreements of the Company or any of the Company Subsidiaries set forth in Section 7.06(b) of the Company Disclosure Schedule shall be assumed by the Surviving Corporation in the Merger, without further action, at the Merger Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c) For a period of six (6) years from the Merger Effective Time, the organizational documents of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification and advancement than are set forth in the Company Charter and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Merger Effective Time in any manner that would affect adversely the rights thereunder of the Indemnified Parties, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(d) Immediately prior to the Closing, (i) the Company shall purchase, from an insurer chosen by the Company, a single payment, run-off policy of directors’ and officers’ liability insurance covering current and former officers and directors of the Company and the Company Subsidiaries, with limits of Twenty Million Dollars ($20,000,000) for each claim and in the aggregate, for a premium not to exceed Four Hundred Thousand Dollars ($400,000), such policy to become effective at the Closing and remain in effect for a period of six years after the Closing and (ii) Parent shall provide for the current officers and directors of the Company and the Company Subsidiaries who continue in such capacity after the Closing to be covered under Parent’s directors’ and officers’ liability program with the same terms as those applicable to the officers and directors of Parent and its subsidiaries.

(e) If the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation, limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.06.

(f) Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 7.06 and the parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Corporation’s obligations pursuant to this Section 7.06.

(g) This Section 7.06 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Company, Parent and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.06.

Section 7.07 Further Action; Best Efforts.

(a) Subject to the terms and conditions herein provided, as promptly as practicable, the Company, Parent and MergerCo shall (i) make all filings and submissions under the HSR Act, (ii) use reasonable best efforts to obtain as promptly as practicable the termination of any waiting period under the HSR Act, (iii) use reasonable best efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Merger Effective Time with, and which material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Merger Effective Time from, Governmental Authorities in connection with the execution and delivery of this Agreement and related agreements and consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations, and (iv) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated hereby as soon as practicable. In connection with the foregoing, the Company, on the one hand, will provide Parent, and Parent, on the other hand, will provide the Company, with copies of material correspondence, filings or communications (or oral summaries or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Without limiting any of the Company’s obligations contained in this Section 7.07(a), Parent and MergerCo shall coordinate, and assume primary responsibility for managing, any required continuance of membership or other application, notice filing or other required submission with the NYSE or any other self-regulatory agency.

(b) In furtherance and not in limitation of Section 7.07(a), (i) as soon as reasonably practicable following the date of this Agreement, the Company and Parent shall cooperate in all respects with each other and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to prepare and file with the relevant insurance regulators requests for approval of the transactions contemplated by this Agreement and shall use all reasonable efforts to have such insurance regulators approve the transactions contemplated by this Agreement, (ii) each party shall give the other party prompt written notice if it receives any material notice or other communication from any insurance regulator in connection with the transactions contemplated by this Agreement, and, in the case of any such written notice or communication, shall promptly furnish the other party with a copy thereof, (iii) all applications and substantive correspondence with the insurance regulators shall be approved in advance by the Company (such approval not to be unreasonably withheld, conditioned or delayed) and (iv) each party shall have the right to participate in and shall, to the extent reasonably practicable, receive reasonable prior notice of, all meetings (telephonic or otherwise) of the other party with any insurance regulators in respect of the transactions contemplated by this Agreement.

(c) For purposes of this Section 7.07, “reasonable best efforts” shall include (i) executing settlements, undertakings, consent decrees, stipulations or other agreements, (ii) selling, divesting, holding separate or otherwise conveying any particular assets or categories of assets or businesses of Parent, (iii) agreeing to sell, divest, hold separate or otherwise convey any particular assets or categories of assets or businesses of the Company contemporaneously with or subsequent to the Closing, (iv) permitting the Company to sell, divest, hold separate or otherwise convey any particular assets or categories of assets or businesses of the Company prior to the Closing, and (v) otherwise taking or committing to take actions that after the Closing Date would limit the freedom of action of Parent or its Subsidiaries (including the Surviving Corporation) with respect to, or its or their ability to retain, one or more of its or their businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing.

Section 7.08 Public Announcements.  The parties hereto agree that no public release or announcement concerning the Merger or the transactions contemplated by this Agreement shall be issued by a party without the prior written consent of the other parties (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement. Notwithstanding the foregoing, the Company shall not be required to obtain the consent of Parent or MergerCo in connection with, or provide Parent or MergerCo the opportunity to comment on, any public announcement regarding a Company Acquisition Proposal.

Section 7.09 State Takeover Laws.  If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any transaction contemplated by this Agreement, the parties shall use commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transaction.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and MergerCo to consummate the Merger are subject to the satisfaction or waiver in writing at or prior to the Merger Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained by the Company;

(b) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and any approvals required thereunder shall have been obtained;

(c) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Merger illegal or prohibiting consummation of the Merger; and

(d) The Transaction Insurance Approvals shall have been obtained and the waiting periods applicable thereto shall have terminated or expired.

Section 8.02 Conditions to the Obligations of Parent and MergerCo.  The obligations of Parent and MergerCo to consummate the Merger are subject to the satisfaction or waiver by Parent in writing at or prior to the Merger Effective Time of the following additional conditions:

(a) The representations and warranties of the Company contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties (other than the representation in Section 4.08(b)) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that notwithstanding the foregoing, the representations and warranties of the Company contained in Section 4.01(a), Section 4.04 and Section 4.08(b) shall be true and correct in all respects, in each case, as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(b) The Company shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Merger Effective Time; and

(c) The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by an executive officer of the Company, and certifying as to the satisfaction by the Company, of the applicable conditions specified in Section 8.02(a) and Section 8.02(b).

Section 8.03 Conditions to the Obligations of the Company.  The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver by the Company in writing at or prior to the Merger Effective Time of the following additional conditions:

(a) The representations and warranties of Parent and MergerCo contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b) Each of Parent and MergerCo shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Merger Effective Time; and

(c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of Parent and certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

Section 8.04 Frustration of Conditions.  None of the Company, Parent or MergerCo may rely on the failure of any condition set forth in Section 8.01, Section 8.02 or Section 8.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 7.07.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Merger Effective Time whether before or after the stockholders of the Company have approved the Merger at the Company Stockholders’ Meeting, as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Closing shall not have occurred on or before March 27, 2009 (as such date may be extended pursuant to the immediate following provision, the ‘‘Outside Date”); provided, that if, as of the Outside Date, all conditions set forth in Section 8.01, Section 8.02 and Section 8.03 shall have been satisfied or waived (other than conditions which by their terms are required to be satisfied or waived at the Closing) other than the conditions set forth in Section 8.01(b) or Section 8.01(d), then either the Company or Parent may extend the Outside Date until the date that is 3 months from the initial Outside Date by providing written notice to the other party; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Merger Effective Time to occur on or before such date;

(c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger (“Governmental Order”), which Governmental Order shall have become final and non-appealable; provided, however, that the terms of this Section 9.01(c) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger;

(d) by either Parent or the Company if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting; provided, however, that the right to terminate this Agreement under this Section 9.01(d) shall not be available to the Company where the failure to obtain the Company Stockholder Approval is caused by any action or failure to act of the Company that constitutes a material breach of this Agreement;

(e) by Parent if an Adverse Recommendation Change shall have occurred and Parent shall have exercised its right to terminate this Agreement pursuant to this Section 9.01(e) within ten (10) Business Days of obtaining actual knowledge of such occurrence; or

(f) by action of the Company Board, if at any time prior to receipt of the Company Stockholder Approval, (i) the Company Board or the Special Committee has received a Company Superior Proposal, (ii) the Company is in compliance in all material respects with Section 7.03, (iii) the Company shall have first given Parent at least three (3) Business Days prior written notice of its intent to terminate this Agreement pursuant to this subsection and to enter into a definitive agreement with respect to such Company Superior Proposal (indicating in such notice the most recent material terms and conditions of such Company Superior Proposal) (a “Superior Proposal Notice”), and during the three (3) Business Day period immediately following the delivery of such Superior Proposal Notice, the Company negotiates, or offers to negotiate, with Parent to make such adjustments to the terms and conditions of this Agreement as would enable the Company, Parent and MergerCo to proceed with the transactions contemplated herein on such adjusted terms, (iv) after taking into account any such adjustments, the Company Board determines in good faith that the Company Superior Proposal described in the Superior Proposal Notice continues to constitute a Company Superior Proposal (provided that any amendment, supplement or modification to the financial terms or other material terms of any Company Superior Proposal shall be deemed a new Company Superior Proposal and the Company may not terminate this Agreement pursuant to this Section 9.01(f) unless the Company has complied with the requirements of this Section 9.01(f) with respect to such new Company Superior Proposal, including sending a Superior Proposal Notice with respect to such new Company Superior Proposal and offering to negotiate for a three (3) Business Day period from the delivery of such new Superior Proposal Notice), (v) the Company pays to Parent the Termination Fee in accordance with Section 9.03(b)(i) concurrently with or prior to such termination and (vi) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Company Superior Proposal.

Section 9.02 Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the provisions of Section 7.02(b), this Section 9.02, Section 9.03 and Article X shall survive any such termination; provided, however, that, subject to Section 9.03(e), nothing herein shall relieve any party hereto from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including the total amount payable to such stockholders under this Agreement, lost combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) arising out of its willful and material breach of any provision of this Agreement or fraud.

Section 9.03 Fees and Expenses.

(a) Except as otherwise set forth in this Section 9.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b) In the event this Agreement shall be terminated:

(i) by the Company pursuant to Section 9.01(f), the Company shall pay to Parent the Termination Fee; or

(ii) by Parent or the Company pursuant to Section 9.01(d) and Alleghany Insurance Holdings, LLC shall have voted the Company Common Shares subject to the Voting Agreement in favor of the Merger in compliance with Section 1.01(A) of the Voting Agreement, the Company shall pay to Parent the Termination Fee; or

(iii) by Parent pursuant to Section 9.01(e), the Company shall pay to Parent the Termination Fee.

(c) Except as set forth in Section 9.01(f), the Termination Fee shall be paid by the Company as directed by Parent in writing in immediately available funds within three (3) Business Days after the date of the event giving rise to the obligation to make such payment.

(d) For purposes of this Agreement, “Termination Fee” means Sixteen Million Five Hundred Thousand Dollars ($16,500,000).

(e) Each of the Company and Parent acknowledges and agrees that in the event that Parent is entitled to receive and actually receives the Termination Fee pursuant to this Agreement, Parent’s receipt of the Termination Fee shall constitute each of the Buyer Parties’ sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement regardless of the circumstances giving rise to such termination.

(f) Each of Parent, MergerCo and the Company shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby, except that Parent and the Company shall each bear and pay one-half of the costs and expenses incurred in connection with filings and submissions under the HSR Act and the filing, printing and mailing of the Proxy Statement.

Section 9.04 Waiver.  At any time prior to the Merger Effective Time, the Company, on the one hand, and Parent and MergerCo, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent (on behalf of Parent and MergerCo). The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Non-Survival of Representations and Warranties.  The representations, warranties, covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Merger Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Merger Effective Time and (b) this Article X.

Section 10.02 Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent or MergerCo:

Allied World Assurance Company Holdings, Ltd
27 Richmond Road
Pembroke HM 08, Bermuda
Facsimile No: 441-295-5117
Attention: Wesley D. Dupont, General Counsel

with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Facsimile No: (212) 728-9763
Attention: Steven A. Seidman, Esq.

if to the Company:

Darwin Professional Underwriters, Inc.
9 Farm Springs Road
Farmington, CT 06032
Facsimile No: 860-284-1301
Attention: Mark I. Rosen, General Counsel

with copies to:

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019
Facsimile No: (212) 259-6333

Attention:	Morton A. Pierce, Esq.
James A. FitzPatrick, Jr., Esq.

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Facsimile No: (212) 225-3999
Attention: Christopher E. Austin, Esq.

Section 10.03 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.04 Amendment.  This Agreement may be amended by the parties hereto by action taken by their respective boards of directors (or similar governing bodies or entities) at any time prior to the Merger Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of the NYSE, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 10.05 Entire Agreement; Assignment.  This Agreement, together with the Confidentiality Agreement, the Disclosure Schedules and the Exhibits hereto, constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

Section 10.06 Performance Guaranty.  Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations covenants, terms, conditions and undertakings of each of the Buyer Parties under this agreement in accordance with the terms of this Agreement including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Merger Effective Time.

Section 10.07 Specific Performance.  Subject to Section 9.03(e), the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms of this Agreement and that money damages would not be a sufficient remedy for any breach of this Agreement, and accordingly, the parties hereto shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy at law or equity.

Section 10.08 Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) the provisions of Section 7.06 (which are intended to be for the benefit of the persons covered thereby or the persons entitled to payment thereunder and may be enforced by such persons), (b) following the Merger Effective Time, the provisions of Article III (which are intended to be for the benefit of the persons covered thereby or the persons entitled to payment thereunder and may be enforced by such persons) and (c) the right of the Company, on behalf of its stockholders, to pursue damages in the event of Parent’s or MergerCo’s breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Parent and MergerCo.

Section 10.09 Governing Law; Forum.

(a) All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

(b) Except as set out below, each of the Company, Parent and MergerCo hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware or any court of the United States located in the State of Delaware (the ‘‘Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (ii) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (i) or (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each of Parent and MergerCo does hereby appoint CT Corporation as such agent and the Company does hereby appoint Corporation Service Corporation as such agent.

Section 10.10 Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.10.

Section 10.11 Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.12 Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.13 Waiver.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

IN WITNESS WHEREOF, Parent, MergerCo, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

By	/s/ Scott A. Carmilani
Name:     Scott A. Carmilani

Title:	President and Chief Executive Officer

By	/s/ Wesley D. Dupont
Name:     Wesley D. Dupont

Title:	Senior Vice President, General Counsel & Secretary

ALLIED WORLD MERGER COMPANY

By	/s/ Scott A. Carmilani
Name:     Scott A. Carmilani

Title:	President

By	/s/ Wesley D. Dupont
Name:     Wesley D. Dupont

Title:	Secretary

DARWIN PROFESSIONAL UNDERWRITERS, INC.

By	/s/ Stephen J. Sills
Name:     Stephen J. Sills

Title:	President, Chairman & CEO

Annex B

June 27, 2008

The Special Committee of the Board of Directors and the Board of Directors
Darwin Professional Underwriters, Inc.
9 Farm Spring Road
Farmington, Connecticut 06032

Dear Members of the Special Committee and Members of the Board of Directors:

We understand that Darwin Professional Underwriters, Inc., a Delaware corporation (the “Company”), is considering a transaction whereby Allied World Assurance Company Holdings Ltd., a Bermuda limited company (“Parent”), will acquire the Company. Pursuant to the terms of an Agreement and Plan of Merger, draft dated June 26, 2008 (the “Agreement”), among the Company, Parent and Allied World Merger Company, a Delaware corporation and wholly owned subsidiary of Parent (“MergerCo”), MergerCo will merge with and into the Company, and the Company will become a wholly owned subsidiary of Parent (the “Transaction”). Pursuant to the terms of the Agreement, each of the issued and outstanding shares of the common stock, par value of $0.01 per share, of the Company (“Company Common Stock”), will be converted into the right to receive $32.00 (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than Alleghany Corporation, its subsidiary Alleghany Insurance Holdings LLC or any of their respective affiliates (collectively, “Alleghany”)) of the Consideration to be received by such holders in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company, Parent and Alleghany Corporation and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of UBS.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Agreement or any related documents or the form of the Transaction. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, (ii) Parent and the Company will comply with all material terms of the Agreement, and (iii) the Transaction will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were provided to us by the management of the Company and not publicly available, including financial forecasts and estimates prepared by the management of the

B-1

Company that you have directed us to utilize for purposes of our analysis; (iii) conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company; (iv) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (v) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vi) reviewed current and historical market prices of Company Common Stock; (vii) reviewed the Agreement; and (viii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate. At your request, we have contacted third parties to solicit indications of interest in a possible transaction with the Company and held discussions with certain of these parties prior to the date hereof.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock (other than Alleghany) in the Transaction is fair, from a financial point of view, to such holders.

This opinion is provided for the benefit of the Special Committee and the Board of Directors in connection with, and for the purpose of, their evaluation of the Transaction.

Very truly yours,

UBS SECURITIES LLC

B-2

Annex C

Delaware General Corporation Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16.)

Annex D

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) made and entered into as of June 27, 2008, by and among Allied World Assurance Company Holdings, Ltd, a Bermuda company (“Parent”), Allied World Merger Company, a Delaware corporation and a wholly owned subsidiary of Parent (“MergerCo”), and Alleghany Insurance Holdings, LLC (“Stockholder”), a Delaware limited liability company and wholly owned subsidiary of Alleghany Corporation, a Delaware corporation (“Stockholder Parent”).

WHEREAS, Darwin Professional Underwriters, Inc., a Delaware corporation (the “Company”), Parent and MergerCo are entering into an Agreement and Plan of Merger dated the date hereof (the “Merger Agreement”), providing for the merger of MergerCo with and into the Company, with the Company continuing as the surviving corporation (the “Merger”); and

WHEREAS, Stockholder owns approximately 9,371,096 shares (the “Shares”) of Common Stock, par value $0.01 per share of the Company (“Company Common Stock”).

NOW, THEREFORE, in consideration of the execution and delivery by Parent of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:

ARTICLE 1 — AGREEMENTS

1.01 Voting Agreements.

(A) During the Term (as defined below) at any meeting of stockholders of the Company or at any adjournment or postponement thereof at which a vote in favor of the Merger Agreement is sought, Stockholder shall vote (or cause to be voted) a number of shares of Company Common Stock equal to forty percent (40%) of the shares of Company Common Stock outstanding and entitled to vote as of the relevant meeting of stockholders in favor of the adoption of the Merger Agreement. On the date that is three (3) Business Days prior to the date of the applicable meeting of stockholders of the Company (or the applicable adjournment or postponement thereof), Stockholder shall deliver and grant a revocable proxy to the proxyholders named in the Company’s proxy card (the “Proxyholders”) granting the Proxyholders the power and authority to vote the number of Stockholder’s shares of Company Common Stock that is equal to forty percent (40%) of the shares of Company Common Stock outstanding and entitled to vote as of the relevant meeting of stockholders in favor of the adoption of the Merger Agreement as contemplated by this Section 1.01(A) and Stockholder shall not, during the Term, amend, withdraw, revoke, alter, modify or change such proxy at any time prior to the date of such meeting of stockholders of the Company (or such adjournment or postponement thereof); provided, however, that Stockholder may amend, withdraw, revoke, alter, modify or change such proxy if such meeting (or the applicable adjournment or postponement thereof) is postponed or adjourned for a date more than three (3) Business Days after such amendment, withdrawal, revocation, alteration, modification, or change; provided, further, however, that notwithstanding any such amendment, withdrawal, revocation, alteration, modification, or change, Stockholder’s obligations pursuant to this Section 1.01(A) (and the exceptions to those obligations) shall apply, during the Term, with respect to any meeting convened following such a postponement, or reconvened following such an adjournment, at which a vote in favor the Merger Agreement is sought.

(B) During the Term at any meeting of stockholders of the Company or at any adjournment or postponement thereof, in any action by written consent of the stockholders of the Company, or in any other circumstances upon which the vote, consent or other approval of the Stockholder is sought, Stockholder shall vote (or cause to be voted) the Shares (i) notwithstanding Section 1.03 of this Agreement, against any Company Acquisition Proposal; and (ii) against any other proposal or action that could reasonably be expected to impede, interfere with, delay or postpone the Merger or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company Charter or Company Bylaws).

1.02 Transfers. During the Term, Stockholder shall not (i) sell, transfer, pledge, assign, or otherwise dispose of (including by gift) (collectively, “Transfer”), or consent to any Transfer of, any Shares or any interest therein, except pursuant to the Merger, or (ii) except as does not prohibit compliance with this Agreement, grant any proxy, power-of-attorney or other voting authorization in or with respect to the Shares or deposit the Shares into a voting trust or enter into a voting agreement or voting arrangement with respect to the Shares.

1.03 No Solicitation. During the Term, Stockholder shall not take any action prohibited by Section 7.03(a) of the Merger Agreement that would be prohibited if it were a representative of the Company other than at a time that the Company has informed Stockholder that the Company or its representative or the Company Board is permitted to take such actions under Section 7.03(a). Notwithstanding any other provisions of this Agreement (including Section 1.02 and this Section 1.03), Stockholder may enter into any agreement with respect to a Company Acquisition Proposal concurrently with the Company entering into an agreement with respect to such Company Acquisition Proposal; provided, however, that the Company has deemed such Company Acquisition Proposal to be a Company Superior Proposal.

1.04 Ownership. Neither Parent, MergerCo, nor any of their respective subsidiaries was, prior to the execution hereof, or will become, nor will Parent or MergerCo, or any of their respective subsidiaries cause any of such entities’ respective “Affiliates” to become, prior to the Merger Effective Time, a “10% Stockholder” (as those terms are defined in Article EIGHTH of the Restated Certificate of Incorporation of Stockholder Parent (“Article EIGHTH”)). Neither Parent, MergerCo, nor any of their respective subsidiaries was, prior to the execution hereof, or will become, nor will Parent or MergerCo, or any of their respective subsidiaries cause any of such entities’ respective “affiliates” or “associates” to become, prior to the Merger Effective Time, an “interested stockholder” of Stockholder Parent (as those terms are defined in Section 203 of the DGCL (“Section 203”)). Parent and MergerCo acknowledge that if (i) Parent, MergerCo, any of their respective subsidiaries, or any of such entities’ Affiliates were, prior to the date hereof, or become a 10% Stockholder or (ii) Parent, MergerCo, any of their respective subsidiaries, or any of such entities’ affiliates or associates were, prior to the date hereof, or become an interested stockholder of Stockholder Parent, in each case prior to the Merger Effective Time, the restrictions contained in Article EIGHTH or Section 203, respectively, could come into effect such that the Stockholder Parent could not cause the Stockholder to take the actions contemplated by Section 1.01(A) without approval by the stockholders of Stockholder Parent, in which case it shall not be a breach of this Agreement if Stockholder does not take the actions contemplated by Section 1.01(A).

ARTICLE 2 — REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

2.01 Authority Relative to this Agreement. Stockholder has all necessary limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Stockholder have been duly and validly authorized by all necessary limited liability company action on the part of Stockholder, and no other limited liability company proceedings on the part of Stockholder are necessary to authorize this Agreement or to perform the obligations hereunder. This Agreement has been duly executed and delivered by, and (assuming the due authorization, execution and delivery by Parent and MergerCo) constitutes a legal, valid and binding Agreement of, Stockholder, enforceable against Stockholder in accordance with these terms, except as such enforcement may be subject to or limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or affecting creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) (collectively, the “Enforceability Exceptions”).

2.02 No Conflict. Assuming compliance with Section 1.04, neither the execution and delivery of this Agreement nor the performance by Stockholder of its obligations hereunder will result in a violation of, or a default under, or conflict with, (A) any provision of its certificate of incorporation, bylaws or limited liability company agreement or (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or bound or to which the Shares are subject, except, in the case of clause (B), as would not prevent, delay or otherwise materially impair such Stockholder’s ability to perform its obligations hereunder. Assuming compliance with Section 1.04, execution, delivery and performance of this Agreement by Stockholder will not violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Stockholder or the Shares, except (x) for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby or (y) as would not reasonably be expected to prevent, delay or otherwise materially impair Stockholder’s ability to perform its obligations hereunder.

2.03 Title to Shares. Stockholder is the beneficial owner and record owner of the Shares. Stockholder does not beneficially own any securities convertible into or exercisable for any shares of Company Common Stock or any other securities of the Company having voting rights other than the Shares. Stockholder has the sole right and power to vote such shares, and no other Person has the right and power to vote such shares on all matters submitted to holders of shares of Company Common Stock. The Shares are held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances or limitations of voting rights whatsoever, except for any such encumbrances arising hereunder or as would not reasonably be expected to prevent, delay or otherwise materially impair Stockholder’s ability to perform its obligations hereunder.

ARTICLE 3 — REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO

3.01 Authority Relevant to this Agreement. Each of Parent and MergerCo has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Parent and MergerCo have been duly and validly authorized by all necessary corporate action on the part of Parent and MergerCo, and no other corporate proceedings on the part of either of Parent or MergerCo are necessary to authorize this Agreement or to perform the obligations hereunder. This Agreement has been duly executed and delivered by, and (assuming the due authorization, execution and delivery by Stockholder) constitutes a legal, valid and binding Agreement of, Parent and MergerCo, enforceable against Parent and MergerCo in accordance with these terms, except as such enforcement may be subject to or limited by the Enforceability Exceptions.

3.02 No Conflict. Neither the execution and delivery of this Agreement nor the performance by Parent and MergerCo of their obligations hereunder will result in a violation of, or default under, or conflict with (A) any provision of either such parties’ memorandum of association, certificate of incorporation, bylaws or byelaws or (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Parent or MergerCo is a party or bound except, in the case of clause (B), as would not prevent, delay or otherwise materially impair the ability of Parent or MergerCo to perform its obligations hereunder. Execution, delivery and performance of this Agreement by Parent and MergerCo will not violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Parent or MergerCo except (x) for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby or (y) as would not reasonably be expected to prevent, delay or otherwise materially impair such party’s ability to perform its obligations hereunder.

ARTICLE 4 — MISCELLANEOUS

4.01 Capacity. Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of the Shares and nothing herein shall limit or affect any actions taken by Stockholder or any of its Affiliates or associates in the capacity of director or officer of the Company, and no such person who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such person’s capacity as a director or officer.

4.02 Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon (and shall only be effective from the date hereof until) the first to occur of (a) the Merger Effective Time, (b) the date upon which the Merger Agreement is terminated in accordance with its terms, (c) the date of an Adverse Recommendation Change, (d) unless consented to by Stockholder, the date of any amendment to the Merger Agreement that is materially adverse to the Company, its stockholders or Stockholder (including, without limitation, any decrease in or change in the form of the consideration to be paid to stockholders or the addition of any material obligation or liability on the part of the Company or its stockholders) (such period from the date hereof until such termination is referred to herein as the “Term”); provided, however, that notwithstanding the foregoing, this Article IV shall survive any termination of this Agreement.

4.03 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified by like notice):

if to Parent or MergerCo:
Allied World Assurance Company Holdings, Ltd
27 Richmond Road
Pembroke HM 08, Bermuda
Facsimile No.: 441-295-5117
Attention: Wesley D. Dupont, General Counsel

with a copy to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Facsimile No: 212-728-9763
Attention: Steven A. Seidman, Esq.

if to Stockholder:
Alleghany Insurance Holdings, LLC
7 Times Square Tower
New York, NY 10036
Facsimile No: 212-759-8149
Attention: Robert M. Hart, Senior Vice President, Secretary & General Counsel

with a copy to:
Morris, Nichols, Arsht & Tunnell LLP
1201 N. Market Street
P.O. Box 1347
Wilmington, DE 19899-1347
Facsimile No.: (302) 658-3989
Attention: Frederick H. Alexander, Esq.

4.04 Forum. Except as set out below, each of the Parent, MergerCo and Stockholder hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware or any court of the United States located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (ii) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (i) or (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

4.05 Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement.

4.06 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

4.07 Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

4.08 Governing Law. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

4.09 Amendment. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

4.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

4.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties. Any assignment in violation of the foregoing shall be void.

4.12 Further Assurances. Stockholder shall, without further consideration, and at its own expense, from time to time, perform such further acts and execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may request for the purpose of effectuating the matters covered by this Agreement or that are necessary to vest in Parent the power to carry out and give effect to the provisions of this Agreement; provided, however, that in no event shall the Stockholder be required to incur expenses in excess of $50,000 pursuant to this Section 4.12.

4.13 Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock or other voting securities of the Company, the number of Shares shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other securities of the Company issued to or acquired by Stockholder.

4.14 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

4.15 Specific Performance. The parties hereto agree that, in the event any provision of this Agreement is not performed in accordance with the terms hereof, (a) the non-breaching party will sustain irreparable damages for which there is not an adequate remedy at law for money damages and (b) the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity, including an injunction restraining such breach or threatened breach.

4.16 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

IN WITNESS WHEREOF, Parent, MergerCo and Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

By:	/s/ Scott A. Carmilani
Name: Scott A. Carmilani
Title: President and Chief Executive Officer

By:	/s/ Wesley D. Dupont
Name: Wesley D. Dupont
Title: Senior Vice President, General Counsel & Secretary

ALLIED WORLD MERGER COMPANY

By:	/s/ Scott A. Carmilani
Name: Scott A. Carmilani
Title: President

By:	/s/ Wesley D. Dupont
Name: Wesley D. Dupont
Title: Secretary

ALLEGHANY INSURANCE HOLDINGS, LLC

By:	/s/ Weston Hicks
Name: Weston Hicks
Title: Chief Executive Officer

Proxy — DARWIN PROFESSIONAL UNDERWRITERS, INC.

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS ON OCTOBER 15, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Stephen J. Sills, John L. Sennott, Jr. and Mark I. Rosen as proxies, each with the power to appoint his substitute and with authority in each to act in the absence of the other, to represent and to vote all shares of stock of Darwin Professional Underwriters, Inc. which the undersigned is entitled to vote at the special meeting of stockholders of Darwin Professional Underwriters, Inc. to be held at the Company’s principal corporate offices at 9 Farm Springs Road in Farmington, Connecticut, on October 15, 2008 at 10:00 a.m., local time, and any adjournment or postponement thereof, with all powers that the undersigned would have if personally present thereat:

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ADOPTION OF THE MERGER AGREEMENT AND FOR THE ADJOURNMENT PROPOSAL, IF NECESSARY OR APPROPRIATE. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be marked, dated and signed on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

Please mark your vote	☒
as indicated in this example

THE BOARD OF DIRECTORS, WHICH IS SOLICITING THIS PROXY, RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

1. Adoption of the Agreement and Plan of Merger, dated as of June 27, 2008, by and among Darwin Professional Underwriters, Inc., Allied World Assurance Company Holdings, Ltd and Allied World Merger Company.	2. Approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

FOR	AGAINST	ABSTAIN	FOR	AGAINST	ABSTAIN
☐	☐	☐	☐	☐	☐

The proxies named above, Stephen J. Sills, John L. Sennott, Jr. and Mark I. Rosen, are authorized to vote in their discretion upon such other matters as may properly come before the special meeting and any adjournment or postponement of the special meeting.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing on behalf of a corporation, please sign in full corporate name by the president or other authorized officer(s). If signing on behalf of a partnership, please sign in full partnership name by authorized person(s).

FOLD AND DETACH HERE
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the special meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
www.investorvote.com		1-800-652-8683
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.